Exhibit 10.9

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 15, 2008

among

TRANS-ALLEGHENY INTERSTATE LINE COMPANY,

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

CITIBANK, N.A.,

as Administrative Agent,

UNION BANK OF CALIFORNIA, N.A.,

as Collateral Agent,

BNP PARIBAS,

as Issuing Bank,

CITIGROUP GLOBAL MARKETS INC. and BNP PARIBAS SECURITIES CORP.,

as Joint Lead Arrangers and Joint Book Managers,

THE BANK OF NOVA SCOTIA,

as Syndication Agent,

and

BANK OF AMERICA, N.A.,

as Documentation Agent

Senior Secured Credit Facilities

$530,000,000 Construction Facility

$20,000,000 Revolving Facility

Exhibits, Schedules and Appendices

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Interest Election Request
Exhibit C	Form of Notice of L/C Activity
Exhibit D	Form of Subordination Terms
Exhibit E-1	Form of Construction Note
Exhibit E-2	Form of Revolving Note
Exhibit F	Form of Certificate of Non-U.S. Lender
Exhibit G	Form of Solvency Certificate
Exhibit H-1	Form of Insurance Consultant’s Certificate
Exhibit H-2	Form of Independent Engineer’s Certificate

Schedule 1.01(a)	Additional Facilities
Schedule 1.01(b)	Existing Indebtedness and Existing Liens
Schedule 1.01(c)	Knowledge
Schedule 1.01(d)	Allocated Loan Amounts
Schedule 2.01	Commitments
Schedule 3.07	Governmental Approvals
Schedule 3.15	Liens
Schedule 3.18	Environmental Matters
Schedule 5.03	Insurance
Schedule 9.01	Notice Addresses

Appendix I	Project Budget
Appendix II	Project Schedule
Appendix III	Base Case Projections

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 15, 2008 (this “Agreement”), among TRANS-ALLEGHENY INTERSTATE LINE COMPANY, a Maryland and Virginia corporation (the “Borrower”), the LENDERS party hereto from time to time, CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Section 8.06, the “Administrative Agent”), UNION BANK OF CALIFORNIA, N.A., as the collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Section 8.07, the “Collateral Agent”), BNP PARIBAS, as issuing bank (in such capacity, together with any successor issuing bank appointed pursuant to the provisions of Section 2.04(i), the “Issuing Bank”), CITIGROUP GLOBAL MARKETS INC. and BNP PARIBAS SECURITIES CORP., as joint lead arrangers and joint book managers (in such capacity, the “Arrangers”), THE BANK OF NOVA SCOTIA, as syndication agent (in such capacity, the “Syndication Agent”), and BANK OF AMERICA, N.A., as documentation agent (in such capacity, the “Documentation Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower desires to (i) develop, construct, acquire, maintain, own and operate an approximately 185 mile 500-kV transmission line (excluding an approximately one mile portion to be built and owned by Virginia Electric and Power Company (“Dominion”) on an existing right-of-way over the Appalachian National Scenic Trail (the “Appalachian Trail”)) from a new substation in western Pennsylvania to a point of interconnection with Dominion in Virginia (including transformers, substations, radial lines, and other equipment and facilities), (ii) own a 50% interest in the Jointly Owned Segment (as defined below) (collectively with the transmission line referred to in clause (i), the “TrAIL Transmission Line”) and (iii) develop, construct, acquire, maintain, own and operate certain other electric transmission projects (as more fully defined herein the “Additional Facilities,” and together with the TrAIL Transmission Line and the West Virginia Facility (as defined below), the “Project”);

WHEREAS, to finance certain costs related to the Project, the Borrower entered into a Promissory Note in the principal amount of $10,000,000 dated December 18, 2007 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) in favor of Citibank, N.A. as the lender thereunder (in such capacity, the “Existing Lender”);

WHEREAS, in order to continue to finance the development, construction, acquisition, maintenance, ownership and operation of the Project, the Borrower has requested the Lenders to extend, and the Lenders have agreed to extend, certain credit facilities to the Borrower in an aggregate amount not to exceed $550,000,000, consisting of (a) a construction loan facility in an aggregate principal amount of $530,000,000 and (b) a revolving loan facility with an aggregate stated amount of $20,000,000;

WHEREAS, Allegheny Energy Transmission, LLC, a Delaware limited liability company (the “Pledgor”), the owner of 100% of the Equity Interests in the Borrower, has agreed to secure all of the Borrower’s Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien on 100% of its Equity Interests in the Borrower;

WHEREAS, Allegheny Energy, Inc. a Maryland corporation and the indirect owner of 100% of the Equity Interests in the Borrower (the “Sponsor”), has agreed to contribute cash to the Borrower to fund a portion of the Project Costs pursuant to the Equity Commitment Agreement; and

WHEREAS, in connection with the further extensions of credit described above, it is the intent of the parties hereto that this Agreement amend and restate in its entirety the Existing Credit Agreement;

NOW, THEREFORE, the Lenders are willing to extend the credit described above to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

A G R E E M E N T:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Activities” means a wide range of financial services and businesses, including investment management, financing, securities trading, corporate and investment banking and research.

“Additional Equity Amount” has the meaning assigned to such term within the definition of “Separately Financed Facility.”

“Additional Facilities” means the electric transmission projects described on Schedule 1.01(a) and any Qualifying Additional Facilities.

“Adjusted LIBOR” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) LIBOR in effect for such Interest Period, divided by (b) one minus the LIBOR Reserve Percentage (expressed as a decimal) applicable to such Interest Period.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form provided by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fees” has the meaning assigned to such term in Section 2.11(e).

“Agent Parties” has the meaning assigned to such term in Section 9.18(b).

“Agents” means the Administrative Agent and the Collateral Agent.

“Agent’s Group” has the meaning assigned to such term in Section 8.02(b).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Allocated Jointly Owned Segment Loan Amount” means the amount of Loans identified as the “Allocated Jointly Owned Segment Loan Amount” on Schedule 1.01(d), which is the amount of Loans available to be applied for the development, construction and acquisition of the Jointly Owned Segment.

“Allocated Loan Amount” means the Allocated Prexy Loan Amount, the Allocated Mt. Storm Loan Amount, the Allocated Meadow Brook Loan Amount, the Allocated Virginia Loan Amount or the Allocated Jointly Owned Segment Loan Amount, as applicable.

“Allocated Meadow Brook Loan Amount” means the amount of Loans identified as the “Allocated Meadow Brook Loan Amount” on Schedule 1.01(d), which is the amount of Loans available to be applied for the development, construction and acquisition of the Meadow Brook Segment.

“Allocated Mt. Storm Loan Amount” means the amount of Loans identified as the “Allocated Mt. Storm Loan Amount” on Schedule 1.01(d), which is the amount of Loans available to be applied for the development, construction and acquisition of the Mt. Storm Segment.

“Allocated Prexy Loan Amount” means the amount of Loans identified as the “Allocated Prexy Loan Amount” on Schedule 1.01(d), which is the amount of Loans available to be applied for the development, construction and acquisition of the Prexy Segment.

“Allocated Virginia Loan Amount” means the amount of Loans identified as the “Allocated Virginia Loan Amount” on Schedule 1.01(d), which is the amount of Loans available to be applied for the development, construction and acquisition of the Virginia Segment.

“Alternate Virginia Segment” means the portion of the TrAIL Transmission Line located exclusively in Virginia that runs from, but excluding, the existing Meadow Brook Substation to a to-be-determined point of interconnection with Dominion.

“Appalachian Trail” has the meaning assigned to such term in the recitals to this Agreement.

“Applicable Margin” means:

(a) during the period beginning on the Closing Date until the fifth anniversary thereof, (i) with respect to any Eurodollar Loan, 1.875% per annum, and (ii) with respect to any Base Rate Loan, .875% per annum, and

(b) from and after the fifth anniversary of the Closing Date, (i) with respect to any Eurodollar Loan, 2.00% per annum, and (ii) with respect to any Base Rate Loan, 1.00% per annum.

“Applicable Permit” means at any time any Permit that is (a) necessary to be obtained by or on behalf of the Borrower at such time in light of the stage of development, construction or operation of the Project to enable the Borrower to construct, test, operate, maintain, repair, own its interest in, or use the Project as contemplated by the Transaction Documents, enter into any Transaction Document or consummate and/or perform any transaction or obligation contemplated hereby or thereby or (b) necessary so that none of the Lenders or any other Secured Party may be deemed by any Governmental Authority to be subject to regulation under the FPA or PUHCA 2005 or under any state laws or regulations respecting the rates of, or the financial or organizational regulation of, electric utilities solely as a result of the Borrower’s development, construction, ownership, operation or control of the Project.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide electronically to either Agent pursuant to any Financing Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Pledge Agreement and any other written agreement or instrument delivered or required to be delivered in respect of any Financing Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other informational material; provided that “Approved Electronic Communications” shall exclude (i) any notice delivered pursuant to Section 2.10 and any other notice relating to the payment of any principal or other amount due under any Financing Document prior to the scheduled date therefor and (ii) all notices of any Default or Event of Default.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.19(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jointly Owned Segment Limit” means the $0 of Loans available to be applied for the development, construction, and acquisition of the Jointly Owned Segment prior to receipt of Siting Approval for the Jointly Owned Segment.

“Approved Limit” means the Approved Prexy Limit, the Approved Mt. Storm Limit, the Approved Meadow Brook Limit, the Approved Virginia Limit or the Approved Jointly Owned Segment Limit, as applicable.

“Approved Meadow Brook Limit” means the $107,000,000 of Loans available to be applied for the development, construction, and acquisition of the Meadow Brook Segment prior to receipt of Siting Approval for the Meadow Brook Segment.

“Approved Mt. Storm Limit” means the $128,000,000 of Loans available to be applied for the development, construction, and acquisition of the Mt. Storm Segment prior to receipt of Siting Approval for the Mt. Storm Segment.

“Approved Prexy Limit” means the $110,000,000 of Loans available to be applied for the development, construction, and acquisition of the Prexy Segment prior to receipt of Siting Approval for the Prexy Segment.

“Approved Virginia Limit” means the $34,000,000 of Loans available to be applied for the development, construction, and acquisition of the Virginia Segment prior to receipt of Siting Approval for the Virginia Segment.

“Arrangers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“AT Section” means the transmission facilities to be owned by Dominion (or an Affiliate of Dominion) which will connect the Proposed Virginia Segment and the Jointly Owned Segment.

“Available Unused Commitment” means, with respect to:

(a) a Construction Lender, at any time of determination, an amount equal to the amount by which (i) the Construction Commitment of such Construction Lender at such time exceeds (ii) the aggregate principal amount of the Construction Loans funded by such Construction Lender at or prior to such time; and

(b) a Revolving Lender, at any time of determination, an amount equal to the amount by which (i) the Revolving Commitment of such Revolving Lender at such time exceeds (ii) the sum of (x) the aggregate principal amount of such Revolving Lender’s Revolving Loans outstanding, and (y) such Revolving Lender’s aggregate Facility Percentage of any L/C Exposure at such time.

“Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the rate of interest publicly announced from time to time by the Administrative Agent as its base rate and (b) 0.5% per annum above the Federal Funds Effective Rate in effect from time to time.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means any Loan (including Base Rate Revolving Loans) bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Base Rate Revolving Borrowing” means a Borrowing comprised of Base Rate Revolving Loans.

“Base Rate Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” means a group of Loans of a single Type under a single Credit Facility and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means with respect to any Construction Borrowing or Revolving Borrowing, $2,000,000.

“Borrowing Multiple” means with respect to any Construction Borrowing or Revolving Borrowing, $1,000,000.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender that funds or books its Loan hereunder or any Issuing Bank that issues a Letter of Credit hereunder or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date.

“Charges” has the meaning assigned to such term in Section 9.10.

“CIAC Affiliate” has the meaning assigned to such term in Section 6.01.

“Class of Lenders” means the Revolving Lenders, the Construction Lenders and the New Construction Lenders of each Series of New Construction Loans, each as a separate class of Lenders.

“Closing Date” means August 15, 2008, and “Closing” means the making of the initial Loans and any other applicable Credit Event on the Closing Date hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Pledge Agreement.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“Commitments” means (a) with respect to any Lender, such Lender’s Construction Commitment, New Construction Commitment or Revolving Commitment and (b) with respect to any Issuing Bank, its L/C Issuing Commitment.

“Communications” has the meaning assigned to such term in Section 9.18(a)(i).

“Completion” means the satisfaction of the conditions set forth in Section 4.03.

“Construction Availability Period” means the period from the Closing Date up to but excluding the earliest of (a) Maturity Date, (b) the date of termination of the Construction Commitments, and (c) 180 days following the date Completion is achieved.

“Construction Borrowing” means a Borrowing comprised of Construction Loans or New Construction Loans.

“Construction Commitment” means, with respect to each Lender, the commitment of such Lender to make Construction Loans pursuant to Section 2.01(a), expressed as a Dollar amount representing the maximum aggregate permitted amount of such Lender’s Construction Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial Dollar amount of each Lender’s Construction Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Construction Commitment, as applicable. The aggregate amount of the Construction Commitments on the date hereof is $530,000,000.

“Construction Contract” means the Alliance Agreement for Engineering, Construction and Project Management, dated as of February 28, 2007, between the Borrower and the Construction Contractor (as amended, supplemented or otherwise modified from time to time).

“Construction Contractor” means Kenny Construction Company.

“Construction Facility” means the Construction Commitments and the Construction Loans made hereunder.

“Construction Lender” means a Lender with a Construction Commitment or with outstanding Construction Loans.

“Construction Loan Class” means (i) when used in reference to Lenders, the Construction Lenders and the New Construction Lenders of each Series of New Construction Loans, as separate classes of Lenders, (ii) when used in reference to Commitments, the Construction Commitments and each Series of New Construction Commitments, as separate classes of Commitments, and (iii) when used in reference to Loans, the Construction Loans and each Series of New Construction Loans, as separate classes of Loans.

“Construction Loans” means the construction loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; the verb “Control” and the adjectives “Controlling” and “Controlled” shall have meanings correlative thereto.

“CPCN” means a Certificate of Public Convenience and Necessity issued by a Governmental Authority with jurisdiction over siting of a portion of the Project.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Credit Event Date” means the date of a Credit Event.

“Credit Facilities” means the Construction Facility, the New Construction Facility and the Revolving Facility.

“CWIP” means amounts expended or invested in connection with construction work in progress, i.e. amounts expended or invested in Project facilities that have not yet gone into service or become operational.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) the excess of all revenues received by the Borrower (for the avoidance of doubt, excluding any equity contributions received by the Borrower or any debt incurred by the Borrower) during such period over all operation and maintenance expenses (excluding depreciation) and capital expenditures paid by the Borrower during such period to (b) the sum of all scheduled interest, premium (if any), scheduled principal and fees payable during such period in respect of all Indebtedness of the Borrower.

“Debt to Equity Ratio” means, as of any date of determination, the ratio of (a) the aggregate outstanding principal amount of all Loans and, without duplication, other Indebtedness of the type described in clauses (a) and (b) of the definition of “Indebtedness” outstanding as of such date to (b) the sum of (i) all equity contributions theretofore made by the Sponsor or any of its Affiliates to the Borrower and retained by the Borrower or applied to the payment of Project Costs and (ii) all Project Receipt Payments retained by the Borrower or applied to the payment of Project Costs; provided that (A) $ 129,940,628 of equity contributions made to the Borrower prior to the Closing Date and used, or held by the Borrower and available, to develop the Project, which equity contributions are evidenced by documentation reasonably acceptable to the Arrangers, shall be included in the calculation of such ratio (provided that if any such contributed amounts are returned to the Sponsor or any Affiliate thereof at any time, such returned amounts shall be deducted from the amount of equity contributions used in such calculation pursuant to this clause (b)(ii)(A)), and (B) any equity contributed (or any Project Receipt Payments applied) in connection with any Separately Financed Facility or any Excluded Portion (from and after the date that such portion of the Project has been designated as an Excluded Portion) shall be excluded from the calculation of such ratio.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Distributions” means, with respect to any period (computed without duplication), any distributions, dividends, credits or transfers of any kind to the extent received or available to be received by the Pledgor, the Sponsor or any other Affiliate of Borrower, from the Borrower, other than payments pursuant to the Services Agreement or the Tax Allocation Agreement or in connection with any Permitted Affiliate Transaction.

“Documentation Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Dollars” or “$” means lawful money of the United States of America.

“Dominion” has the meaning assigned to such term in the recitals to this Agreement.

“Dominion Direct Agreement” has the meaning assigned to such term in Section 5.12(c).

“Dominion/TrAILCo Agreement” means the Memorandum of Understanding, effective as of May 15, 2007, between the Borrower and Dominion (as the same may be amended from time to time in accordance with this Agreement) and any subsequent definitive documentation between the Borrower and Dominion relating to the Jointly Owned Segment.

“Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender or (iii) any other Person approved as an “Eligible Assignee” by the Administrative Agent, the Borrower and, in the case of an assignee of any Revolving Loans or Revolving Commitments, the Issuing Bank (each such approval not to be unreasonably withheld, conditioned or delayed).

“Eminent Domain Proceeds” means all amounts and proceeds received by or on behalf of the Borrower or the Collateral Agent in respect of an Event of Eminent Domain.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Claim” means any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or the Release of, or human exposure to, any Hazardous Material.

“Environmental Law” means, collectively, all federal, state or local laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health (to the extent relating to exposure to Hazardous Materials or occupational safety), or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their state or local counterparts or equivalents.

“Equity Commitment” has the meaning assigned to such term in the Equity Commitment Agreement.

“Equity Commitment Agreement” means the Equity Commitment Agreement, dated as of the date hereof, between the Sponsor and the Collateral Agent.

“Equity Contributions” has the meaning assigned to such term in the Equity Commitment Agreement.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any capital stock (including preferred stock), any limited or general partnership interest and any limited liability company membership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower, the Sponsor, or any of the Sponsor’s subsidiaries, or under common control with the Borrower, the Sponsor, or any of the Sponsor’s subsidiaries, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b)

of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver in accordance with Section 412(c) of the Code with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Sponsor or any of its Subsidiaries or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower, the Sponsor or any of the Sponsor’s Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) a lien has been imposed under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan, provided, however, that the occurrence of the event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified the Borrower, the Sponsor, any Subsidiary of the Sponsor or any ERISA Affiliate that it intends to institute proceedings to terminate a Plan pursuant to such Section.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board, as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR in accordance with the provisions of Article II.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means a Loan (including Eurodollar Revolving Loans) bearing interest at a rate determined by reference to the Adjusted LIBOR in accordance with the provisions of Article II.

“Eurodollar Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR in accordance with the provisions of Article II.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Eminent Domain” means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material part of the Collateral or the Project by any Governmental Authority that is reasonably anticipated to last (or has lasted) for more than 150 consecutive days, unless such transfer or taking is being contested by the Borrower in good faith by appropriate proceedings.

“Excluded Portion” means all or any identified portion of the Prexy Segment, the Virginia Segment or the Jointly Owned Segment with respect to which the Borrower has certified, and the Independent Engineer has confirmed, (a) that the completion of such portion is not necessary to make any other portion of the Project (other than another Excluded Portion) Used and Useful; provided that, if the Borrower identifies the Jointly Owned Segment as an Excluded Portion, then the Virginia Segment shall not be subject to the requirement that it be Used and Useful, (b) that the failure by the Borrower to complete construction of such portion of the Project on or before the seventh anniversary of the Closing Date could not reasonably be expected to have a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and (c) as to (i) the aggregate amount of Loan proceeds that have been applied with respect to such Excluded Portion and (ii) if the Jointly Owned Segment is designated as an Excluded Portion, the aggregate amount of Loan proceeds that have been applied to any portion of the Proposed Virginia Segment (except to the extent such portion of the Proposed Virginia Segment is used as part of the Alternate Virginia Segment) (such amount, the “Excluded Portion Loan Amount”).

“Excluded Portion Loan Amount” has the meaning assigned to such term in the definition of “Excluded Portion.”

“Excluded Taxes” means, with respect to any Secured Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office (or other fixed place of business) is located or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) other than in the case of an assignee pursuant to a request by the Borrower under Section 2.18, any withholding tax that is in effect and would apply to amounts payable hereunder to such Secured Party at the time such Secured Party becomes a party hereto (or designates a new lending office), except to the extent that such Secured Party or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a) or Section 2.16(c), and (d) any withholding taxes attributable to such Secured Party’s or such other recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e) or Section 2.16(f); provided, however, that the term “Excluded Taxes” shall not include any taxes that are imposed or otherwise due as a result of any action undertaken by one or more of such Secured Parties to collect funds due hereunder or under any other Financing Document or enforce or exercise its rights or pursue any remedy provided hereunder or under any other Financing Document.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Indebtedness” means the Indebtedness outstanding on the Closing Date and described on Schedule 1.01(b).

“Existing Lender” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Liens” means the Liens outstanding on the Closing Date and described on Schedule 1.01(b).

“Facility Percentage” means at any time, (a) with respect to any Revolving Lender, the percentage of the total Revolving Commitments at such time represented by such Lender’s Revolving Commitment at such time, (b) with respect to any Construction Lender, the percentage of the total Construction Commitments represented by such Lender’s Construction Commitment at such time and (c) with respect to any New Construction Lender, the percentage of the total New Construction Commitments represented by such Lender’s New Construction Commitment at such time. If the relevant Commitments have terminated or expired, the Facility Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” means the Commitment Fee, the L/C Participation Fees, the Fronting Fees, the L/C Processing Fees and the Agent Fees.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Financial Model” means the financial model prepared by the Borrower and delivered to the Arrangers and the Lenders prior to the Closing Date, including the “Base Case Projections” included therein which projections are attached hereto as Appendix III.

“Financial Officer” of any Person means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financing Documents” means this Agreement, any Letters of Credit, the Pledge Agreement, the Kenny Direct Agreement, the ServiceCo Direct Agreement, the Dominion Direct Agreement (if any), any promissory note issued under Section 2.08(e), the Equity Commitment Agreement and the PJM Letter.

“FPA” means the Federal Power Act, as amended, including the implementing regulations thereunder.

“Fronting Fees” has the meaning assigned to such term in Section 2.11(d)(i).

“Funds Flow Memorandum” means the memorandum, dated August 14, 2008 delivered by the Borrower to the Arrangers (and acceptable to the Arrangers) with respect to the disbursement of Loan proceeds to be made on the Closing Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02(g).

“Governmental Authority” means any federal, state or local governmental agency, authority, instrumentality or regulatory or legislative body.

“Governmental Rule” means, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, or, to the extent having the force or effect of law, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Guarantee” of or by any Person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or contained in any Project Contract or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation by any Governmental Authority or which can give rise to liability under any Governmental Rule.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedging Indebtedness” of any Person means all payments that such Person would be required to make under outstanding Hedging Agreements in the event of an early termination thereof on the date the Indebtedness of such Person is being determined in respect of such Hedging Agreements (such payments in respect of any such Hedging Agreements with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedging Agreements).

“Increased Amount Date” has the meaning assigned to such term in Section 2.19(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all Hedging Indebtedness of such Person, and (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instruments in respect of which a back-to-back letter of credit has been issued under or as permitted by this Agreement) and (ii) in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.05(b).

“Independent Engineer” means R.W. Beck, Inc. or another nationally recognized engineering consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Independent Engineer’s Report” means the report entitled “Independent Engineer’s Report, TrAIL Transmission Line and Certain Other Facilities,” dated August 15, 2008, delivered by the Independent Engineer, including all exhibits, appendices and any other attachments thereto.

“Information” means all information received from the Borrower, the Pledgor or the Sponsor or any of their respective Subsidiaries relating to the Project, the Borrower, the Pledgor or the Sponsor or any of their respective Subsidiaries or any of their respective businesses, other than any such information that (a) is available to the Secured Parties on a nonconfidential basis prior to disclosure by the Borrower, the Pledgor or the Sponsor or any of their respective Subsidiaries, (b) has been independently developed by such Secured Party without violating Section 9.17 or (c) was available to such Secured Party from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Borrower, the Pledgor or the Sponsor.

“Information Memorandum” means the Confidential Information Memorandum, dated July 17, 2008, as modified or supplemented prior to the Closing Date.

“Insolvent” means, with respect to any Person:

(a) such Person (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) voluntarily commences any proceeding, files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) below, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes an assignment for the benefit of its creditors, (vi) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (vii) is adjudicated as insolvent or to be liquidated, or (viii) takes corporate action for the purpose of effecting any of the foregoing; or

(b) an involuntary proceeding has been commenced or an involuntary petition has been filed in a court of competent jurisdiction seeking (i) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of the property or assets of such Person or (iii) the winding-up or liquidation of such Person, and in each case such proceeding or petition shall continue undismissed or unstayed for a period of 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered and shall remain unvacated or unstayed for a period of 60 consecutive days.

“Insurance Consultant” means Moore-McNeil, LLC or another nationally recognized insurance consultant selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Insurance Consultant’s Report” means the report entitled “Insurance Report issued in connection with the TrAIL Transmission Line and Additional Facilities,” dated August 11, 2008, delivered by the Insurance Consultant, including all exhibits, appendices and any other attachments thereto.

“Insurance Proceeds” means all casualty insurance (excluding general liability, delayed completion or business interruption) proceeds received by or on behalf of the Borrower or the Collateral Agent in respect of an event which causes any material part of the Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type, and (b) with respect to any Base Rate Loan, the last Business Day of each calendar quarter.

“Interest Period” means, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurodollar Borrowing is converted to a Base Rate Borrowing in accordance with Section 2.06 or repaid or prepaid in accordance with Sections 2.08, 2.09 or 2.10; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Equity Contribution” has the meaning assigned to such term in the Equity Commitment Agreement.

“Issuing Bank” has the meaning assigned to such term in the introductory paragraph of this Agreement and each other Lender hereafter designated as an Issuing Bank.

“Jointly Owned Segment” means the portion of the TrAIL Transmission Line located exclusively in Virginia that runs for approximately 30 miles from the southeastern boundary of the Appalachian Trail and ends at a point of interconnection with Dominion, which portion shall be 50% owned by TrAILCo and 50% owned by Dominion.

“Kenny Direct Agreement” means the Direct Agreement, dated as of the Closing Date, among Construction Contractor, the Collateral Agent and the Borrower.

“Knowledge” means, with respect to any Person, the actual knowledge of officers of such Person listed on Schedule 1.01(c) or any of their successors.

“L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.

“L/C Exposure” means at any time (a) the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (ii) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed (including by way of a Revolving Borrowing) at such time less (b) any cash collateral posted by the Borrower pursuant to Section 2.04(j). The L/C Exposure of any Revolving Lender at any time shall mean its Facility Percentage of the aggregate L/C Exposure at such time.

“L/C Issuing Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.04, expressed as a Dollar amount, as such commitment may be (a) ratably reduced from time to time upon any reduction in the Revolving Commitments pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Issuing Bank under Section 9.04. The amount of each Issuing Bank’s L/C Issuing Commitment as of the Closing Date is set forth in Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Issuing Bank shall have assumed its L/C Issuing Commitment, as applicable. The aggregate amount of L/C Issuing Commitments on the Closing Date is $20,000,000.

“L/C Participation Fee” has the meaning assigned such term in Section 2.11(c).

“L/C Processing Fees” has the meaning assigned to such term in Section 2.11(d)(ii).

“L/C Reimbursement Obligation” means the Borrower’s obligation to repay L/C Disbursements as provided in Sections 2.04(e) and (f).

“Legal Requirements” means, as to any Person, any requirement under a Permit, and any Governmental Rules, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

“Lender” means each financial institution listed on Schedule 2.01 and any other Person that becomes a “Lender” hereunder pursuant to Section 2.19 or Section 9.04.

“Lender Default” means (a) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Letter of Credit pursuant to Section 2.04(d) or to fund its portion of any unreimbursed payment under Section 2.04(e), or (b) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04 or 2.05.

“Lender Party” means each Lender and each Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.04.

“LIBOR” means in relation to any Eurodollar Borrowing:

(a) the applicable Screen Rate; or

(b) if no Screen Rate is available for the Interest Period of that Eurodollar Borrowing, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by Citicorp North America,

Inc. to leading banks in the London interbank market, as of 11:00 a.m. London time, on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Eurodollar Borrowing.

“LIBOR Reserve Percentage” for any Interest Period for all Eurodollar Borrowings comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Borrowings is determined) having a term equal to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the Construction Loans, the New Construction Loans and the Revolving Loans.

“Loan Party” means any of the Borrower, the Pledgor or the Sponsor.

“Loss Proceeds” means any Insurance Proceeds and Eminent Domain Proceeds.

“Major Project Contracts” means (a) the Construction Contract, (b) the Transmission Owners Agreement, (c) the Service Agreement, (d) the Dominion/TrAILCo Agreement and (e) any other contract or agreement relating to the TrAIL Transmission Line that provides for payments to be made (or is reasonably expected to result in payments to be made) by or to the Borrower in the aggregate in excess of $3,000,000 in any year or $5,000,000 within any 3 year period; provided, in the case of this clause (e), that such contracts or agreements shall not constitute Major Project Contracts to the extent that such contracts or agreements relate to (i) real property transactions (i.e. easements and real property acquisitions) or (ii) Owner Procured Materials (as defined in the Construction Contract).

“Major Project Participants” means each of the counterparties to the Major Project Contracts; provided that no party to the Transmission Owners Agreement other than PJM shall be a Major Project Participant.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, properties, assets or condition (financial or otherwise) of the Borrower, (b) the validity or priority of the liens on the Collateral, (c) the ability of the Borrower to perform its material obligations under the Financing Documents to which it is a party, including the

Borrower’s ability to achieve Completion of the Project other than any Excluded Portion prior to the seventh anniversary of the Closing Date, (d) the material rights or remedies of the Lenders under any of the Financing Documents or (e) the validity or enforceability of any of the Financing Documents.

“Materiality Threshold” has the meaning assigned to such term in Section 7.01(g).

“Maturity Date” means the seventh anniversary of the Closing Date.

“Maximum Debt to Equity Ratio” means (a) prior to Completion, a maximum Debt to Equity Ratio of the Borrower of 2:1 and (b) from and after Completion, a maximum Debt to Equity Ratio of the Borrower of 1:1.

“Maximum Rate” has the meaning assigned to such term in Section 9.10.

“Meadow Brook Segment” means the portion of the TrAIL Transmission Line located in West Virginia and Virginia that runs from, but excluding, the existing Mt. Storm Substation to and including the existing Meadow Brook Substation.

“Meadow Brook Substation” means the existing electrical substation owned by The Potomac Edison Company, an Affiliate of the Borrower, forming a part of the Meadow Brook Segment and located approximately seven miles south of Winchester, Virginia.

“Moody’s” means Moody’s Investors Service, Inc.

“Mt. Storm Segment” means the portion of the TrAIL Transmission Line located in Pennsylvania and West Virginia that runs from and including the new 502 Junction Substation (as described in the Independent Engineer’s Report), including a new 502 Junction Tap (as described in the Independent Engineer’s Report), to and including the existing Mt. Storm Substation.

“Mt. Storm Substation” means the existing electrical substation owned by Dominion forming a part of the Mt. Storm Segment and located approximately 13 miles northeast of Thomas, West Virginia.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, the Sponsor, any of the Sponsor’s Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, the Sponsor, any of the Sponsor’s Subsidiaries or any ERISA Affiliate and at least one Person other than the Borrower, the Sponsor, any of the Sponsor’s Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, the Sponsor, any of the Sponsor’s Subsidiaries or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Available Amount” means, with respect to any Loss Proceeds, such proceeds net of the related reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including legal and accounting fees and expenses, and taxes paid or payable as a result thereof), incurred by the Borrower in connection with the collection, enforcement, negotiation, consummation, settlement, administration or other activity related to the receipt or collection of Loss Proceeds.

“New Construction Facility” means the New Construction Commitments and the New Construction Loans made hereunder, if any.

“New Construction Loan” has the meaning assigned to such term in Section 2.19(c).

“New Construction Commitments” has the meaning assigned to such term in Section 2.19(a).

“New Construction Lender” has the meaning assigned to such term in Section 2.19(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.08(d).

“Non-U.S. Lender” has the meaning assigned to such term in Section 2.16(e).

“Notice of L/C Activity” means a request by the Borrower in accordance with the terms of Section 2.04 and substantially in the form of Exhibit C.

“Obligations” means obligations of the Borrower from time to time arising in respect of the payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including L/C Reimbursement Obligations, fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Secured Parties, or that are otherwise payable to any Secured Party, in each case under this Agreement or any other Financing Document.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Financing Documents.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor) referred to and defined in ERISA.

“Permits” means any and all franchises (if any), licenses, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications and other rights, privileges and approvals required under any Governmental Rule.

“Permitted Affiliate Transaction” has the meaning assigned to such term in Section 6.01.

“Permitted Debt” means:

(a) Indebtedness incurred under the Financing Documents, as in effect on the Closing Date or as amended in accordance with the terms thereof;

(b) Indebtedness that is pari passu with (or junior to) the Indebtedness under the Financing Documents and is incurred to finance capital expenditures required by any applicable Legal Requirement;

(c) Indebtedness incurred in connection with the acquisition by the Borrower in the ordinary course of business of property or equipment which Indebtedness is solely for the purpose of financing such acquisition, construction or improvement of any such property or equipment (and which may include extensions, renewals or replacement of any of the foregoing for the same or a lesser amount) provided that such Indebtedness is unsecured or is secured solely by Liens permitted pursuant to clause (g) of the definition of Permitted Liens, in an aggregate amount not in excess of $10,000,000 at any one time outstanding;

(d) trade accounts payable or other similar Indebtedness arising or incurred in the ordinary course of business (but not for borrowed money) and

(i) not more than 90 days past due, or

(ii) being contested in good faith and by appropriate proceedings;

(e) Indebtedness permitted in connection with any Permitted Refinancing;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; provided such Indebtedness shall not exceed $10,000,000 in the aggregate at any time;

(g) Indebtedness in respect of Hedging Indebtedness; provided that such Hedging Indebtedness shall not exceed (i) $75,000,000 in the aggregate at any time plus (ii) an additional amount of Hedge Indebtedness, on an unsecured basis, if a Governmental Authority requires the Borrower to incur such additional amount, so long as such additional amount does not exceed $75,000,000 in the aggregate at any time;

(h) unsecured intercompany Indebtedness; provided that (i) such Indebtedness shall not exceed $25,000,000 in the aggregate at any time and (ii) such Indebtedness is subordinated to all Indebtedness arising under the Financing Documents pursuant to the terms set forth in Exhibit D; and

(i) additional unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding.

“Permitted Investments” means:

(a) direct obligations of (or obligations guaranteed by) the United States of America or any agency or instrumentality thereof maturing within one year from the date of acquisition;

(b) commercial paper maturing within 270 days from the date of acquisition and rated at least “P-1” (or the equivalent grade) by Moody’s or at least “A-1” (or the equivalent grade) by S&P;

(c) certificates of deposit, demand deposits, eurodollar deposits, bankers’ acceptances and time deposits maturing within one year from the acquisition thereof issued or guaranteed by or placed with any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) and entered into with a financial institution satisfying the criteria described in clause (c); and

(e) mutual funds or trust funds that invest solely in securities described in clauses (a) through (d) above (provided such securities may have remaining maturities of up to 13 months while being held by the applicable mutual fund).

“Permitted Liens” means:

(a) the rights and interests of the Secured Parties as provided in the Financing Documents and the Security Documents;

(b) Liens for Taxes not yet due and payable or that are being contested and reserved against as provided under Section 5.05;

(c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the construction of the Project or any Separately Financed Facility, which Liens (i) do not materially detract from the value of the Project or any Separately Financed Facility, as applicable, or materially impair the use, development, construction, acquisition, maintenance, ownership or operation thereof, (ii) are for amounts not yet due or (iii) are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP;

(d) Liens arising out of judgments or awards so long as (i) an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security reasonably acceptable to the Administrative Agent have been provided or are fully covered by insurance (subject to customary deductibles or self-insurance) or (ii) such judgment or award has not otherwise resulted in an Event of Default pursuant to Section 7.01(i);

(e) Liens securing Indebtedness incurred in connection with any Permitted Refinancing (which Liens shall only apply to the Equity Interests of the Borrower held by the Pledgor, shall be pari passu with the Liens granted to the Secured Parties under the Financing Documents and shall otherwise be subject to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent);

(f) easements, rights-of-way, restrictions (including zoning restrictions), trackage rights, minor defects or irregularities in title, restrictions on use of Real Property and other similar encumbrances or Liens that, in the aggregate, do not interfere in any material respect with the value of, or the Borrower’s ability to develop, construct, acquire, maintain, own or operate the Project or any Separately Financed Facility;

(g) purchase money Liens upon or in real property or equipment acquired or held by the Borrower in the ordinary course of business securing the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacement of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided, further, that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause (g) shall not exceed $10,000,000 at any time outstanding;

(h) Liens, deposits or pledges to secure statutory obligations or for purposes of like general nature in the ordinary course of its business, not to exceed $10,000,000 in the aggregate at any time, and with any such Lien to be released within 270 days of its attachment;

(i) Liens related to land restoration or replanting not to exceed $500,000 at any time;

(j) Liens granted to counterparties under Hedging Agreements to secure Hedging Indebtedness, provided that the amount secured shall not exceed $75,000,000, so long as (i) each such counterparty is a Lender at the time the applicable Lien is granted to it, which Lien shall be permitted to remain in effect for so long as such counterparty remains a Lender, and (ii) such Liens shall be pari passu with the Liens granted to the

Secured Parties under the Financing Documents and shall otherwise be subject to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; and

(k) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $7,500,000 at any time.

“Permitted Pre-Construction Expenditures” means equity funds received by the Borrower from the Sponsor and spent by the Borrower on design, engineering, permitting and similar pre-construction development costs for any project or facility not constituting a part of the Project and on which construction has not commenced, which expenditures shall not at any time exceed, in the aggregate, the lesser of (a) the unused contingency in the Project Budget at such time and (b) $50,000,000 at any time outstanding of expenditures. To the extent that any such expenditures were made with respect to a project that subsequently qualifies as a Separately Financed Facility and such expenditures are included in the Additional Equity Amount with respect to such Separately Financed Facility, such expenditures shall no longer be counted as Permitted Pre-Construction Expenditures.

“Permitted Refinancing” means the long-term refinancing of all or any portion of the Loans; provided that (a) the amount of Indebtedness incurred in connection with such refinancing does not exceed the lesser of (i) the principal amount being refinanced (plus any outstanding interest, reasonable fees, brokerage costs, and other costs and expenses incurred in connection with such refinancing) and (ii) the maximum amount that would permit the Borrower to comply with the Maximum Debt to Equity Ratio; (b) the scheduled maturity date of such refinancing Indebtedness shall be no earlier than the Maturity Date; (c) the guarantees and security, if any, for such Indebtedness shall not be greater than that for the Credit Facilities and Indebtedness incurred in connection with such refinancing ranks, as to security and payment, pari passu with or junior to the Credit Facilities; (d) no mandatory prepayment, covenant and default provision applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable to the Revolving Facility, the Construction Facility or the New Construction Facility; (e) after giving effect to the incurrence of such refinancing Indebtedness, such refinancing Indebtedness could not reasonably be expected to have a Material Adverse Effect; (f) after giving effect to the incurrence of such refinancing Indebtedness, no Default or Event of Default shall have occurred and be continuing; (g) a Responsible Officer of the Borrower shall have certified to the Lenders its compliance with the foregoing; and (h) the Administrative Agent shall have received a true and correct copy of all documents evidencing such refinancing Indebtedness on the date of the incurrence thereof; provided that none of clauses (a) through (h) shall apply if such Permitted Refinancing refinances all of the Loans and simultaneously with the closing of such Permitted Refinancing all of the Loans are repaid, all of the Commitments are terminated and all outstanding Letters of Credit are either returned to the Issuing Bank or are cancelled.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or Governmental Authority.

“PJM” means PJM Interconnection, L.L.C.

“PJM Letter” means that certain Letter, dated August 15, 2008, from the Borrower to PJM and the Collateral Agent, Re: Transmission Owners Agreement.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, between the Pledgor and the Collateral Agent.

“Pledgor” has the meaning assigned to such term in the recitals to this Agreement.

“Prexy Segment” means the portion of the TrAIL Transmission Line located exclusively in Pennsylvania that runs from and including the new Prexy Substation (as described in the Independent Engineer’s Report) to, but excluding, the new 502 Junction Substation (as described in the Independent Engineer’s Report), including approximately 15 miles of new 138 kV radial transmission lines.

“Professional Services Agreement” means the Professional Services Agreement, dated as of July 11, 2007, between the Borrower and the Independent Engineer.

“Project” has the meaning assigned to such term in the recitals to this Agreement.

“Project Budget” means a budget setting forth all reasonably expected Project Costs through Completion, which budget is attached hereto as Appendix I.

“Project Contracts” means the Major Project Contracts and each other contract or agreement related to the development, construction, acquisition, maintenance, ownership or operation of the Project, between the Borrower and any other Person.

“Project Costs” means, collectively, (a) development, construction, acquisition, maintenance, operation and other costs in connection with the TrAIL Transmission Line, (b) development, construction, acquisition, maintenance, operation and other costs in connection with the Additional Facilities of not more than $220,000,000 (to be allocated among Additional Facilities generally as set forth on Schedule 1.01(a) hereto), (c) costs incurred in connection with implementing the West Virginia Settlement, (d) costs incurred in connection with the issuance of, or compliance with, any CPCN, including costs incurred in connection with any modification of the West Virginia Settlement after the Closing Date, if and to the extent the West Virginia Settlement or any such modification is approved by the West Virginia PSC, or in connection with implementing the terms of any settlements with interested parties in respect of legal actions taken or threatened by such parties relating to any CPCN, provided that, in the case of clause (d), (i) such costs are not material, (ii) the incurrence of such costs will not materially adversely affect the Borrower or the Project and (iii) the Borrower reasonably expects that such costs will be recoverable under its FERC-approved tariff and (e) fees and expenses incurred, and interest accrued, in connection with the Credit Facilities (to the extent not included in clauses (a), (b), (c) or (d) above).

“Project Equity Commitment” has the meaning assigned to such term in the Equity Commitment Agreement.

“Project Receipt Payments” means any revenues or other amounts (including any payments reflecting a return on CWIP) the Borrower receives in cash less any operating costs incurred in connection therewith.

“Project Schedule” means a schedule setting forth the expected schedule and milestones for construction of the Project through Completion, which schedule is attached hereto as Appendix II.

“Projections” means the projections of the Borrower included in the Information Memorandum and any other financial projections, estimates, opinions, evaluations, forecasts or other forward-looking statements (including the Financial Model) furnished to the Lenders and Agents by, or as directed by, the Borrower prior to the Closing Date.

“Proposed Virginia Segment” means the portion of the TrAIL Transmission Line located exclusively in Virginia that runs from, but excluding, the existing Meadow Brook Substation to a point approximately 300 feet from the western boundary of the Appalachian Trail.

“Prudent Utility Practice” means, as to the Project or any Separately Financed Facility, those practices, methods and standards that, in the exercise of reasonable and prudent judgment by an electric utility company designing, installing, constructing and operating high-voltage, interstate electric transmission lines and related facilities in the United States, based on the facts known or which reasonably should have been known at the time a decision was made, would have been expected to efficiently accomplish the desired result in a manner that: (a) is consistent with Legal Requirements and standards generally utilized in projects similar to the Project or any Separately Financed Facility, as applicable, without requiring a level of care higher than that necessary to efficiently accomplish the desired result, even if some in the industry employ a higher standard; (b) makes due consideration for reliability, safety and protection of equipment; and (c) is consistent with manufacturers’ recommendations and warranties.

“PUHCA 2005” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

“Qualifying Additional Facilities” means equipment and facilities which meet the following criteria:

(a) the development and construction of such equipment or facility is a PJM directed, approved or authorized project;

(b) the costs associated with such equipment or facilities are recoverable by the Borrower under a FERC-approved tariff;

(c) the Borrower (i) has obtained all approvals, including any CPCN, that individually or in the aggregate are material for the then current stage of construction of such equipment or facilities and all such approvals are final and binding and in full force and effect and (ii) reasonably expects to obtain all other approvals that will be required in connection with the development, construction, acquisition, maintenance, ownership or operation of the equipment or facilities on or prior to the date on which such approvals will be required in connection therewith;

(d) prior to spending any funds, or committing to spend any funds, on such equipment and facilities, the Borrower has certified that such equipment and facilities are technologically feasible and can be completed for the amount budgeted therefor, which amount includes a reasonable contingency and, when aggregated with all amounts budgeted for other Qualifying Additional Facilities, does not exceed $48,000,000;

(e) the Independent Engineer has verified the items certified by the Borrower as described in the preceding clause (d); and

(f) the Sponsor has made an equity contribution to the Borrower in an amount equal to 50% of the costs of such equipment and facilities.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of such period.

“Real Property” means all right, title and interest of the Borrower in and to any and all parcels of real property owned, leased or operated by the Borrower together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Register” has the meaning assigned to such term in Section 2.08(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Required Class Lenders” means (i) with respect to the Revolving Facility, at any time, Revolving Lenders having Revolving Loans outstanding and Available Unused Commitments that taken together represent more than 50% of the sum of all Revolving Loans outstanding and the total Available Unused Commitments of all Revolving Lenders at such time and (ii) the Required Construction Class Lenders.

“Required Construction Class Lenders” means (i) with respect to the Construction Facility, at any time, Construction Lenders having Construction Loans outstanding and Available

Unused Commitments that taken together represent more than 50% of the sum of all Construction Loans outstanding and the total Available Unused Commitments of all Construction Lenders at such time and (ii) with respect to the New Construction Facility, at any time, New Construction Lenders having a Series of New Construction Loans outstanding that together represent more than 50% of the sum of all New Construction Loans of that Series.

“Required Lenders” means, at any time, Lenders having Loans outstanding, L/C Exposures (if applicable), and Available Unused Commitments that taken together represent more than 50% of the sum of all Loans outstanding, L/C Exposures (if applicable), and the total Available Unused Commitments at such time. The Loans, L/C Exposures (if applicable) and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricting Information” has the meaning assigned to such term in Section 9.17(b).

“Revolving Availability Period” means the period from the Closing Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01(b), expressed as a Dollar amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial Dollar amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Revolving Commitments on the date hereof is $20,000,000.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, and (b) the L/C Exposure at such time. The Revolving Facility Exposure of any Revolving Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Lender’s Revolving Loans outstanding at such time and (b) such Revolving Lender’s Facility Percentage of the L/C Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or with outstanding Revolving Loans.

“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

“Screen Rate” means, in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for the relevant Interest Period, displayed on Page 3750 on the Dow Jones Markets Service. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Secured Parties” means, collectively, the Lenders, any Issuing Bank, the Administrative Agent and the Collateral Agent.

“Secured Party Appointment Period” has the meaning assigned to such term in Section 8.06.

“Security Documents” means the Pledge Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to the Pledge Agreement or Section 5.12.

“Segments” means the Prexy Segment, the Mt. Storm Segment, the Meadow Brook Segment, the Virginia Segment, the Jointly Owned Segment and the Additional Facilities.

“Separately Financed Facility” means an electric transmission project not constituting part of the Project that meets the following criteria:

(a) the development and construction of such project is a PJM directed, approved or authorized project;

(b) the costs associated with such project are recoverable by the Borrower under a FERC-approved tariff;

(c) either the Sponsor is obligated to make Equity Contributions to the Borrower in an amount equal to the Additional Equity Amount pursuant to the Equity Commitment Agreement or the Sponsor has entered into a supplement to the Equity Commitment Agreement obligating the Sponsor to make Equity Contributions to the Borrower in an amount equal to the Additional Equity Amount;

(d) subject to clause (c) above, the Borrower (i) has obtained all Permits, including any CPCN, that individually or in the aggregate are material for the then current stage of construction of such project and all such approvals are final and binding and in full force and effect and (ii) reasonably expects to obtain all other approvals that will be required in connection with the development, construction, acquisition, maintenance, ownership or operation of the project on or prior to the date on which such approvals will be required in connection therewith;

(e) the Borrower has certified, prior to the commencement of construction with respect to such project, that such project is technologically feasible and can be completed for the amount budgeted therefor, which amount includes a reasonable contingency (such amount, including such contingency, the “Additional Equity Amount” with respect to such project, and all Additional Equity Amounts together, the “Total Additional Equity Amount”); provided that, in calculating the “Additional Equity Amount” for such project, if any project has previously been designated as a Separately Financed Facility and the development and construction of such Separately Financed Facility has been completed at a cost less than the Additional Equity Amount attributed to such Separately Financed Facility, the amount of such difference (or a portion thereof), if verified by the Independent Engineer, may be subtracted (no more than once in the case of any subtracted amount) from the amount of budgeted costs for such project in such calculation; provided further that in the event the development and construction costs of such project reach the Additional Equity Amount attributed to such project, the Borrower may effect an increase to such Additional Equity Amount by (i) following the certification procedures set forth in this paragraph (e) and the following paragraph (f) in respect of the additional costs (including reasonable contingency) budgeted for completing the construction of such project, (ii) demonstrating that such project, taking into account such additional costs, continues to meet the criteria for a “Separately Financed Facility” set forth in paragraphs (a), (b), (d), (g) and (h) of this definition and (iii) procuring an Equity Contribution from the Sponsor to the Borrower in an amount equal to such additional costs in accordance with paragraph (c) of this definition;

(f) the Independent Engineer has verified the items certified by the Borrower as described in the preceding clause (e);

(g) all costs and expenses relating to the development, construction and acquisition of such project are paid with equity contributions made to the Borrower by the Sponsor or its Affiliates; and

(h) after giving effect to such project being a Separately Financed Facility, and after giving effect to any increase to an Additional Equity Amount pursuant to the foregoing paragraph (e), the Total Additional Equity Amount does not exceed $250,000,000.

“Series” has the meaning assigned to such term in Section 2.19(c).

“Service Agreement” means the Service Agreement, dated as of October 31, 2006, between ServiceCo and the Borrower as the same may be amended from time to time in accordance with this Agreement.

“ServiceCo” means Allegheny Energy Service Corporation, a Maryland corporation.

“ServiceCo Direct Agreement” means the Direct Agreement, dated as of the Closing Date, between ServiceCo and the Collateral Agent.

“SFF Equity Commitment” has the meaning assigned to such term in the Equity Commitment Agreement.

“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, the Sponsor, any of the Sponsor’s Subsidiaries or any ERISA Affiliate and no Person other than the Borrower, the Sponsor, any of the Sponsor’s Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, the Sponsor, any of the Sponsor’s Subsidiaries or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Siting Approval” means that:

(a) with respect to any Segment (excluding the Additional Facilities), either (i) the state public utility commission of each state in which such Segment is located has issued a final and binding order, which order is not subject to any restraining order or stay, approving the siting and construction of such portion of the TrAIL Transmission Line subject to its jurisdiction (through a CPCN or other similar applicable state public utility commission authorization) on terms and conditions reasonably acceptable to the Administrative Agent or (ii) FERC has issued an order issuing a construction permit pursuant to Section 216(b) (or other applicable section) of the FPA providing for siting and construction of such Segment in any state in which such Segment is located for which a state siting order has not been obtained; and

(b) with respect to the Proposed Virginia Segment and the Jointly Owned Segment, (i) the Virginia SCC has issued a final and binding order, which order is not subject to any restraining order or stay, approving the siting and construction of the AT Section (through a CPCN or other similar applicable state public utility commission authorization) on terms and conditions reasonably acceptable to the Administrative Agent or (ii) FERC has issued an order issuing a construction permit pursuant to Section 216(b) (or other applicable section) of the FPA providing for siting and construction of the AT Section, provided that if the Virginia SCC approves the Alternate Virginia Segment as the Virginia Segment, then this clause (b) shall not be applicable.

“Sponsor” has the meaning assigned to such term in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Syndication Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of July 31, 2003, by and between Allegheny Energy, Inc. and its Subsidiaries, as amended effective as of October 24, 2007, as the same may be further amended from time to time in accordance with this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties (including stamp duties), assessments, deductions, withholdings or other similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all liabilities (including fines, interest , penalties or additions to tax) related thereto.

“Termination Event” means an event described in Section 4042(a) of ERISA.

“Total Additional Equity Amount” has the meaning assigned to such term within the definition of “Separately Financed Facility.”

“TrAIL Transmission Line” has the meaning assigned to such term in the recitals to this Agreement.

“TrAILCo Accounts” means (a) (i) the demand deposit account owned by and in the name of the Borrower maintained by PNC Bank N.A., account number 1019793316 (the “TrAILCo Operating Account”), (ii) the demand deposit account owned by and in the name of the Borrower maintained by PNC Bank, N.A., account number 1019802331, (iii) the demand deposit account owned by and in the name of the Borrower maintained by PNC Bank, N.A., account number 1019802323 and (iv) the demand deposit account owned by and in the name of the Borrower maintained by PNC Bank, N.A., account number 1019802315; and (b) any of up to three additional bank accounts to be owned by the Borrower and maintained by a Lender (provided that the Borrower shall provide the account number of each such account and the name of the Lender where such account is maintained to the Collateral Agent and the Administrative Agent prior to depositing any funds in such account).

“TrAILCo Operating Account” has the meaning assigned to such term in the definition of “TrAILCo Accounts.”

“Transaction Documents” means the Financing Documents and the Major Project Contracts.

“Transactions” means, collectively, (a) the development, construction, acquisition, maintenance, operation and ownership of the Project as contemplated by the Transaction Documents, (b) the execution, delivery and performance by the Borrower of the Financing Documents to which it is a party, (c) the Borrowings hereunder, the issuance of the Letters of Credit and the use of proceeds of each of the foregoing, (d) the execution, delivery and performance of the Equity Commitment Agreement by the Sponsor, and (e) the granting of the Liens pursuant to the Security Documents.

“Transmission Owners Agreement” means the Consolidated Transmission Owners Agreement, dated as of December 15, 2005, among PJM, the Borrower and the other transmission owner participants of PJM, as the same may be amended from time to time in accordance with its terms.

“Type,” when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBOR and the Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“U.S. Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S.A. Patriot Act” means, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“Used and Useful” means, with respect to a given facility, portion of the Project or Segment, that such facility, portion of the Project or Segment has gone, or upon Completion will go, into commercial operation and is providing, or upon Completion will provide, necessary services to the Borrower’s transmission customers, or is otherwise providing, or upon Completion will provide, necessary reliability support for the interconnected transmission grid.

“Virginia SCC” means the Commonwealth of Virginia State Corporation Commission.

“Virginia Segment” means either the Proposed Virginia Segment or the Alternate Virginia Segment, whichever is selected by the Virginia SCC.

“West Virginia Facility” means the facility to be constructed and owned by the Borrower in West Virginia, as more fully described in paragraph 6.d. of the West Virginia Settlement, if and to the extent such settlement is approved by the West Virginia PSC.

“West Virginia PSC” means the Public Service Commission of West Virginia.

“West Virginia Settlement” means that certain Joint Stipulation and Agreement for Settlement, dated April 15, 2008, among the Borrower, the Consumer Advocate Division of the West Virginia PSC, the Staff of the West Virginia PSC and the West Virginia Energy Users Group, as such settlement is in effect on the date of this Agreement.

“Withdrawal Liability” has the meaning assigned to such term in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require;

(e) except as otherwise expressly provided herein, any reference in this Agreement to any Financing Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time;

(f) a reference to any statute or regulation shall be deemed to include all statutes or regulations amending, supplementing or replacing the same from time to time, and a reference to a statute shall be deemed to include all regulations issued or otherwise applicable under such statute; and

(g) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03 Interrelationship with Existing Credit Agreement.

(a) As stated in the preamble and the recitals hereof, this Agreement is intended to amend and restate the provisions of the Existing Credit Agreement and (x) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the date of this Agreement, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to the Administrative Agent or the Existing Lender (or its assignees or replacements), and (y) the obligations under the Existing Credit Agreement shall from and after the date hereof continue to be owing in accordance with, and subject to, the terms of this Agreement. As to all periods occurring on or after the date of this Agreement, all of the terms and conditions set forth in the Existing Credit Agreement shall be of no further force and effect, it being understood that all obligations of the Borrower under the Existing Credit Agreement shall be governed by this Agreement from and after the date hereof.

(b) The parties hereto acknowledge and agree that all Existing Indebtedness, including principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Existing Credit Agreement which remain unpaid and outstanding as of the date hereof shall be deemed to be outstanding and payable as an Obligation under this Agreement.

ARTICLE II.

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Construction Lender agrees to make Construction Loans to the Borrower, in each case from time to time during the Construction Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Construction Loans exceeding such Lender’s Construction Commitment or (ii) the aggregate amount of all Construction Loans exceeding the total Construction Commitments of all Lenders. Immediately prior to the effectiveness of this Agreement, the Borrower owed to the Existing Lender, under the Existing Credit Agreement, an aggregate amount equal to $10,059,689.48 (including accrued and unpaid interest), which amount is hereby deemed to be a Construction Loan made by Citibank, N.A. hereunder in its capacity as a Lender.

(b) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower, in each case from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Facility Exposure of all Lenders exceeding the total Revolving Commitments of all Lenders.

(c) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolving Loans. Amounts repaid or prepaid in respect of Construction Loans may not be re-borrowed.

Section 2.02 Loans and Borrowings Generally.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Credit Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Credit Facility; provided, however, that (i) Revolving Loans shall be made by the Revolving Lenders ratably in accordance with their respective Facility Percentages on the date such Loans are made hereunder, (ii) Construction Loans shall be made by the Construction Lenders ratably in accordance with their respective Facility Percentages on the date such Loans are made hereunder, and (iii) the New Construction Loans shall be made by the New Construction Lenders ratably in accordance with their respective Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum; provided that a Eurodollar Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.04(e). At the time of each Base Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum; provided that a Base

Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and under more than one Credit Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) ten Eurodollar Borrowings outstanding under the Construction Facility and the New Construction Facility, collectively, and (ii) five Eurodollar Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings.

To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing (including a Base Rate Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.04(e)), not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is a Revolving Borrowing or a Construction Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the date that is five Business Days prior to the Maturity Date. Letters of Credit may be issued solely for the purposes set forth in Section 5.10. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by other electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (one Business Day in advance of the requested date of issuance, amendment, renewal or extension) a Notice of L/C Activity requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a Letter of Credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the total Revolving Facility Exposure of all Lenders shall not exceed the total Revolving Commitments of all Lenders and (ii) the aggregate available amount of all Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s L/C Issuing Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)).

(d) Lender Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Lender’s Facility Percentage of each L/C Disbursement made by such Issuing Bank not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever (other than circumstances arising from the gross negligence or willful misconduct of the applicable Issuing Bank), including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuation of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement of L/C Disbursements. If the applicable Issuing Bank shall make any L/C Disbursement, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s L/C Reimbursement Obligation shall be discharged and replaced by the resulting Revolving Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower and, in the case of a Revolving Lender, such Lender’s Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars, its Facility Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars, the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of a Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its L/C Reimbursement Obligation with respect to such L/C Disbursement.

(f) Reimbursement Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (iv) any amendment or waiver of or any consent to departure from all or any terms of any of the Transaction Documents, (v) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the beneficiary of such Letter of Credit (or any Persons for whom such beneficiary may be acting), the applicable Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, by any other Transaction Document or by any unrelated transaction, (vi) any breach of contract or dispute among or between the Borrower, the applicable Issuing Bank, the Administrative Agent, any Lender or any other Person, (vii) any non-application or misapplication by the beneficiary of the Letter of Credit of the proceeds of any L/C Disbursement or any other act or omission of such beneficiary in connection with such Letter of Credit, (viii) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Financing Documents, (ix) the failure of any Revolving Lender to make a Revolving Loan as contemplated by Section 2.04(e) or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, in each case, payment by the applicable Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, except in the case of the applicable Issuing Bank and its Related Parties, to the extent resulting from the gross negligence or willful misconduct of such Person. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement (including by the making of a Revolving Borrowing) in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement at the rate per annum then applicable to Base Rate Revolving Loans or Eurodollar Revolving Loans, at the election of the Borrower; provided that if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h), on the Business Day, or (ii) in the case of any other Event of Default, on the third Business Day, in each case following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to the total L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h), the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.10(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.10(b) and no Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to two Revolving Lenders (in addition to BNP Paribas) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement in such capacity upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.04(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (who shall in turn promptly provide notice of same to all Lenders in accordance with Section 9.18(b)) (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including prompt verification of such information as may be requested by the Administrative Agent.

Section 2.05 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, in Dollars, by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the TrAILCo Operating Account; provided that Revolving Borrowings made to finance the reimbursement of L/C Disbursements as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans under the applicable Credit Facility. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect, in the case of a Borrowing, to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit B-2.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have converted such Borrowing to a one-month Interest Period Eurodollar Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.07 Termination and Reduction of Commitments; Excluded Portions.

(a) Unless previously terminated in accordance with the terms of this Agreement, each of the Revolving Commitments and the Construction Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under the Revolving Credit Facility and the Construction Facility; provided that (i) each reduction of the Commitments under any such Credit Facility shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 (or, if less, the remaining amount of the applicable Commitments), (ii) (A) the Borrower shall not terminate or reduce the

Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans in accordance with Section 2.10, the Revolving Facility Exposure of all Lenders would exceed the total Revolving Commitments of all Lenders and (B) the Borrower shall not terminate or reduce the Construction Commitments if, after giving effect to any concurrent prepayment of Construction Loans in accordance with Section 2.10, the aggregate principal amount of Construction Loans of all Lenders outstanding would exceed the total Construction Commitments of all Lenders and (iii) the Borrower shall not terminate or reduce any Commitment in respect of any such Credit Facility if, after giving effect thereto, the funds available thereunder, together with the remaining available amount of the Project Equity Commitment (excluding the Total Additional Equity Amount), would not reasonably be expected to be sufficient to fund all remaining Project Costs through Completion.

(c) At its option, the Borrower may designate all or any portion of any of the Prexy Segment, the Virginia Segment and the Jointly Owned Segment to be an Excluded Portion; provided that the Borrower may not designate any portion of the Project as an Excluded Portion if the Borrower borrowed Loans in an amount exceeding the Approved Limit for any Segment within which such portion of the Project is located. If the Borrower so designates all or any portion of the Prexy Segment, the Virginia Segment or the Jointly Owned Segment as an Excluded Portion, then the aggregate Construction Commitments for all Lenders shall be reduced by an amount equal to the Allocated Loan Amount for such Segment less the Excluded Portion Loan Amount; provided that if less than all of any Segment is designated as an Excluded Portion, then such reduction shall be made in proportion to the amount budgeted for such Excluded Portion relative to the Allocated Loan Amount for such Segment (as certified by the Borrower and confirmed by the Independent Engineer).

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments under paragraph (b) of this Section or any reduction required pursuant to paragraph (c) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this paragraph (d) shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of Commitments under the Revolving Facility or the Construction Facility shall be made ratably among the Lenders holding such Commitments in accordance with their respective Facility Percentage of such Commitments.

Section 2.08 Repayment of Loans Generally; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent for the account of each Construction Lender, the then unpaid principal amount of each Construction Loan on the Maturity Date, and (iii) to the Administrative Agent for the account of each New Construction Lender, the then unpaid principal amount of each New Construction Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain a register (the “Register”) in which it shall record (i) the names and addresses of the Lenders and the Commitments of each Lender, (ii) the amount of each Loan made hereunder, the Credit Facility and Type thereof and the Interest Period (if any) applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit E-1 or Exhibit E-2, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and in the applicable form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.

Section 2.09 Repayment of Construction Loans and Revolving Loans.

(a) All Loans shall be due and payable on the Maturity Date.

(b) Mandatory prepayments of Loans made pursuant to Section 2.10(b) shall be applied (i) first, on a pro rata basis, to any outstanding Construction Loans and New Construction Loans, and the Construction Commitments and New Construction Commitments shall be reduced in an amount corresponding to such mandatory prepayment and (ii) second, on a pro rata basis, other than mandatory prepayments made pursuant to Section 2.10(b)(i), to any outstanding Revolving Loans, and the Revolving Commitments shall be reduced in an amount corresponding to such mandatory prepayment. Loans required to be prepaid pursuant to Section 2.10(b) may not be re-borrowed.

(c) Voluntary prepayments of Loans made pursuant to Section 2.10(a) shall be applied as directed by the Borrower.

(d) Prior to any repayment of any Borrowing under any Credit Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Credit Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., New York City time, (i) in the case of a Base Rate Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each Lender receives its Facility Percentage of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.10 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.15), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.09(d).

(b) Mandatory Prepayments. The Borrower shall make the following mandatory prepayments:

(i) If at any time prior to the Maturity Date the Debt to Equity Ratio exceeds the Maximum Debt to Equity Ratio, then the Borrower shall have seven Business Days either (x) to obtain an Equity Contribution in an amount sufficient to cause the Debt to Equity Ratio to be equal to or less than the Maximum Debt to Equity Ratio or (y) to prepay Loans in accordance with Section 2.09(b) in an amount required to cause the Debt to Equity Ratio to be equal to or less than the Maximum Debt to Equity Ratio.

(ii) If the Borrower is required to prepay Loans pursuant to Section 5.20 in connection with its receipt of any Loss Proceeds, then the Borrower shall apply such amount to the prepayment of Loans in accordance with Section 2.09(b).

(iii) In the event of any termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and terminate all its outstanding Letters of Credit or cash collateralize such Letters of Credit in accordance with Section 2.04(j). If as a result of any partial reduction of the Revolving Commitments, the aggregate Revolving Facility Exposure would exceed the aggregate Revolving Commitments of all Revolving Lenders after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Loans and/or cash collateralize Letters of Credit in an amount sufficient to eliminate such excess.

(iv) In the event of any termination of all the Construction Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Construction Loans. If as a result of any partial reduction of the

Construction Commitments, the aggregate amount of all Construction Loans outstanding would exceed the aggregate Construction Commitments of all Construction Lenders after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Construction Loans in an amount sufficient to eliminate such excess.

(v) The Borrower shall, on the date of receipt of any proceeds of any Permitted Refinancing, repay the Loans with all of such proceeds (net of the portion of such proceeds used to pay fees and other transaction costs), and if all the Loans have been repaid, cash collateralize outstanding Letter of Credit Obligations, if any, with such net proceeds.

Section 2.11 Fees.

(a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, in arrears on the last Business Day of each calendar quarter in each year, and on the Maturity Date, a commitment fee (the “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during such quarter (or other period commencing with the Closing Date or ending with the Maturity Date) at the rate of (i) prior to such time as the Borrower has used 50% of the available Commitments to draw loans under the Credit Facilities, .50% per annum and (ii) thereafter, .375% per annum.

(b) The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(c) The Borrower agrees to pay to each Revolving Lender (other than any Defaulting Lender), through the Administrative Agent, in arrears on the last Business Day of each calendar quarter in each year, and on the date on which the Revolving Commitments of all the Lenders shall be terminated as provided herein, a fee (a “L/C Participation Fee”) on such Lender’s Facility Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during such quarter (or shorter period commencing with the Closing Date or ending with the date on which the last of the Revolving Commitments shall be terminated) at a rate per annum equal to the Applicable Margin for Eurodollar Revolving Loans effective for each day in such period. All L/C Participation Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees and other amounts:

(i) a fronting fee in an amount separately agreed upon by the Borrower and such Issuing Bank (each a “Fronting Fee”); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of Letters of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be (collectively, the “L/C Processing Fees”).

(e) The Borrower agrees to pay to each Agent, for the account of such Agent, the fees set forth in any fee letter between such Agent and the Borrower (the “Agent Fees”) and to pay to the Arrangers the other fees set forth therein.

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Fronting Fees and L/C Processing Fees shall be paid directly to the applicable Issuing Banks and the Agent Fees shall be paid directly to the applicable Agent. Once paid none of the Fees shall be refundable under any circumstances.

Section 2.12 Interest.

(a) The Borrower shall pay interest on the unpaid principal amount of each Base Rate Loan made to the Borrower at the Base Rate plus the Applicable Margin.

(b) The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower at the Adjusted LIBOR for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall be subject to Section 9.10.

(d) Accrued interest on each Loan shall be payable by the Borrower in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Loans, upon termination of all Revolving Commitments and on the Maturity Date, (iii) in the case of Construction Loans, upon the termination of all Construction Commitments and on the Maturity Date and (iv) in the case of New Construction Loans, on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the “Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR or LIBOR, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders under the applicable Credit Facility that the Adjusted LIBOR or LIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to a Base Rate Borrowing on the last day of the Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

Section 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve or other requirement reflected in the Adjusted LIBOR) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (except, in each case, for Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) (except, in each case, for Taxes), then the Borrower shall pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such

Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than (i) on the last day of the Interest Period applicable thereto or (ii) pursuant to Section 2.21, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, except any such notice deemed ineffective pursuant to Section 2.13, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market. Any Lender claiming break funding costs shall deliver a certificate to the Borrower setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and such amount or amounts shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Financing Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes (including Other Taxes); provided that if by law any Indemnified Taxes (including Other Taxes) are required to be deducted or withheld from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to Indemnified Taxes (including Other Taxes) payable under this Section) any Secured Party receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes (including Other Taxes) been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay or cause to be paid any Other Taxes payable on account of any obligation of the Borrower and upon the execution, delivery or enforcement of, or otherwise with respect to, the Financing Documents, to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify or cause to be indemnified each Secured Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Other Taxes) paid by such Secured Party on or with respect to any payment by or on account of any obligation of the Borrower under any Financing Document (including Indemnified Taxes (including Other Taxes) imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error of any such Lender or the Issuing Bank, the Administrative Agent or such other Agent. Notwithstanding anything herein to the contrary, no Secured Party shall be indemnified for any Indemnified Taxes (including Other Taxes) incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of its liability for such Indemnified Taxes (including Other Taxes).

(d) As soon as practicable after any payment of Indemnified Taxes (including Other Taxes) and in any event within 30 days of such payment being due by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender, Agent or Issuing Bank that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver (to the extent such Lender, Agent or Issuing Bank is legally able to do so) to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-8BEN (claiming benefits under an applicable treaty), Form W-8ECI or Form W-8IMY, as applicable (together with any necessary attachments), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and any other Financing Document. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender (to the extent it is legally able to do so).

(f) Each Lender, Agent or Issuing Bank that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code agrees to complete and deliver to the Borrower and the Administrative Agent a duly completed and executed copy of U.S. Internal Revenue Service Form W-9 (or any successor form) establishing that such Lender, Agent or Issuing Bank is not subject to U.S. backup withholding tax.

(g) If any Secured Party determines, in good faith and in its sole discretion, that it has received a refund of any Taxes in respect of or calculated with reference to Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Secured Party (including any Taxes imposed with respect to such refund) as determined by such Secured Party in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Secured Party, agrees to repay as soon as reasonably practicable (not to exceed 30 days) the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Secured Party in the event such Secured Party is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Secured Party to make available its tax returns (or any other information relating to its Taxes which it deems confidential or burdensome to disclose) to the Borrower or any other Person.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and any such payments not so distributed by the Administrative Agent within one Business Day of receipt thereof shall bear interest, payable by the Administrative Agent and not the Borrower, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan, (ii) L/C Reimbursement Obligations with respect to any Letter of Credit or (iii) any other amount due hereunder or under any other Financing Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and Fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph (c) shall apply).

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower shall not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.05 or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations.

(a) If any Lender or Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or issuing its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future and (b) would not subject such Lender or Issuing Bank to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender or Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or any Issuing Bank defaults in its obligation to issue Letters of Credit hereunder, then, so long as no Event of Default has occurred and is continuing, the Borrower may, at its sole expense and effort, elect to replace such Lender or Issuing Bank as a Lender or Issuing Bank party to this Agreement upon notice to such Lender or such Issuing Bank, as applicable, and the Administrative Agent; provided that, concurrently with such replacement, (i) an Eligible Assignee shall agree, as of such date, to purchase for cash, at 100% of the principal amount thereof, the Loans and other Obligations due to the Lender or Issuing Bank being replaced pursuant to an Assignment and Acceptance (or other assignment documentation acceptable to the Administrative Agent, in the case of a replacement Issuing Bank), and to become a Lender or Issuing Bank for all purposes under this Agreement and to assume all obligations of the Lender or Issuing Bank being replaced that are to be terminated as of such date, (ii) in the case of an assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, and (iii) the Borrower or the Eligible Assignee shall pay to such Lender or Issuing Bank being replaced on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Lender or Issuing Bank, including payments due to such Lender or Issuing Bank under Sections 2.14, 2.15 and 2.16, as applicable.

Section 2.19 Incremental Facilities.

(a) On or before the sixth anniversary of the Closing Date, the Borrower may, by written notice to the Administrative Agent, elect to request the establishment of one or more New Construction Commitments (the “New Construction Commitments”), in an amount not in excess of $150,000,000 in the aggregate. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Construction Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Construction Lender”) to which the Borrower proposes to allocate any portion of such New Construction Commitments and the amounts of such allocations. Any Lender offered or approached to provide all or a portion of the New Construction Commitments may elect or decline, in its sole discretion, to provide a New Construction Commitment.

(b) Each New Construction Commitment shall become effective as of the Increased Amount Date applicable to it so long as each of the following conditions are satisfied:

(i) Both before and immediately after giving effect to such New Construction Commitment, each of the conditions set forth in Sections 4.02(b), 4.02(c), 4.02(d), 4.02(e) and 4.02(f) shall be satisfied (except that the condition set forth in clause (i) of Section 4.02(f) does not need to be satisfied so long as such condition is satisfied after giving such effect).

(ii) Such New Construction Commitment shall be established in an amount not less than $50,000,000 and the New Construction Commitments, in total, including such New Construction Commitment, will not be established more than three times.

(iii) Concurrently with such New Construction Commitment becoming effective, the Borrower shall procure an Equity Contribution from the Sponsor that satisfies the requirements of Section 2.04 of the Equity Commitment Agreement.

(iv) The Borrower shall provide to the Administrative Agent an updated Project Budget and, if requested by the Administrative Agent, an updated Project

Schedule, in each case reasonably satisfactory to the Administrative Agent in consultation with the Independent Engineer, reflecting the use of proceeds of New Construction Loans, either prior to or within 30 days (or such longer period as the Administrative Agent may consent to) following the Increased Amount Date for such New Construction Commitment.

(v) The interest rate margins applicable to the New Construction Loans made under such New Construction Commitment will not be more than 0.25% higher than the corresponding interest rate margins for the existing Construction Loans. All other terms of the New Construction Loans made under such New Construction Commitment shall be identical to the terms of the existing Construction Loans, except for any different terms as the Administrative Agent and the Borrower may agree to, which terms will be set forth in the applicable supplement to this Agreement entered into pursuant to this Section 2.19.

(c) On any Increased Amount Date on which New Construction Commitments are effective, subject to the satisfaction of the conditions set forth in Section 2.19(b), each New Construction Lender shall make a Loan to the Borrower (a “New Construction Loan”) in an amount equal to its New Construction Commitment. The New Construction Loans made by the New Construction Lenders on such Increased Amount Date shall be designated as a series (a “Series”) of New Construction Loans for all purposes of this Agreement. Each New Construction Lender of a Series shall become a Lender hereunder with respect to the New Construction Commitment of such Series and the New Construction Loans of such Series made pursuant thereto.

(d) The New Construction Commitments shall be effected pursuant to one or more supplements to this Agreement executed and delivered by the New Construction Lenders and the Administrative Agent, each of which shall be recorded in the Register and each New Construction Lender shall be subject to the requirements set forth in Section 2.16(e).

(e) In addition to the requirements set forth in Section 5.10, the Borrower may only apply the proceeds of the New Construction Loans to pay Project Costs relating to portions of the Project (other than any Excluded Portion) in respect of which the Borrower will earn a return under its FERC-approved tariff. The Borrower may not apply proceeds of the New Construction Loans to the Jointly Owned Segment unless the conditions set forth in Section 4.02(g) are satisfied.

(f) Each supplement entered into pursuant to this Section 2.19 may, without the consent of any Lenders (other than the New Construction Lender under such supplement), effect such amendments to this Agreement and the other Financing Documents as may be necessary or appropriate, as determined by the Administrative Agent, to implement the provisions of this Section 2.19.

Section 2.20 Siting Approval. If at any time the Borrower has not obtained Siting Approval for any Segment for which there is an Allocated Loan Amount, then the Borrower shall not apply Loan proceeds with respect to such Segment, or request that any Letters of Credit be issued in connection with such Segment, such that the aggregate amount of Loan proceeds applied with respect to such Segment together with the L/C Exposure of any such Letters of Credit issued in connection with such Segment exceeds the Approved Limit for such Segment.

Section 2.21 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert Base Rate Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to Base Rate Borrowings, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The affected Lender agrees to use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment would allow it to lawfully make or maintain such Eurodollar Loans and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties to and in favor of the Secured Parties as of the Closing Date, to the extent set forth in Section 4.01(l)(i), and as of each other Credit Event Date, to the extent set forth in Section 4.02(c).

Section 3.01 Organization; Power and Authority. The Borrower:

(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by law, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect;

(c) has the corporate power and authority to own or lease its properties and conduct its business; and

(d) has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the provisions thereof, including to own its property and assets and to carry on its business as now conducted and as contemplated by the Transaction Documents.

Section 3.02 Authorization.

(a) The execution, delivery and performance of the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action on the part of the Borrower, and each such Transaction Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) To the Knowledge of the Borrower, each Major Project Contract has been validly executed and delivered by each of the other parties thereto and that, as of the Closing Date, each Major Project Contract is in full force and effect.

Section 3.03 Disclosure and Projections.

(a) The Information Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Borrower; the documents, certificates or other writings delivered to the Arrangers and Lenders by or on behalf of the Borrower, including the Information Memorandum (excluding (i) the term sheets included therein and (ii) the Projections), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein (taken as a whole) not materially misleading in light of the circumstances under which they were made.

(b) The pro forma financial statements included in the Information Memorandum and any Projections delivered to the Arrangers and Lenders by or on behalf of the Borrower have been prepared based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made (it being acknowledged that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered may differ from the projected results and such differences may be material).

(c) Since December 31, 2007, there has been no change in the financial condition, operations, business or properties of the Borrower except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, there is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been set forth in the Information Memorandum, the Financing Documents or in the other documents, certificates and other writings delivered by or on behalf of the Borrower to the Arrangers.

Section 3.04 Subsidiaries. The Borrower has no Subsidiaries.

Section 3.05 Financial Statements. The financial statements (including in each case the related schedules and notes) delivered to the Administrative Agent pursuant to Section 4.01(i) fairly present in all material respects the financial position of the Borrower, in each case, as of their respective dates and the results of operations and cash flows for the respective periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes).

Section 3.06 No Conflict. The execution, delivery and performance by the Borrower of each of the Financing Documents to which it is a party will not:

(a) except as could not reasonably be expected to result in a Material Adverse Effect, contravene, result in any breach of, or constitute a default under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Borrower is bound or by which the Borrower or any of its respective properties may be bound or affected;

(b) result in the creation of any Lien in respect of any property of the Borrower (other than Permitted Liens);

(c) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or other Governmental Authority applicable to the Borrower; or

(d) except as could not reasonably be expected to result in a Material Adverse Effect, violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Borrower.

Section 3.07 Governmental Approvals. Except as set forth in Schedule 3.07, no consent, approval or authorization of, or registration, filing or declaration with, notice to, or any other action by, any Governmental Authority is required in connection with:

(a) the execution, delivery or performance by the Borrower of the Financing Documents to which it is a party; or

(b) the consummation of the transactions contemplated under the Financing Documents.

Section 3.08 Litigation; Compliance with Laws.

(a) There are no actions (including regulatory actions), suits or proceedings pending or, to the Knowledge of the Borrower, threatened against the Borrower or any property of the Borrower in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or other Governmental Authority nor is in violation of any Legal Requirement (including any state and federal energy laws and regulations) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor, to the Knowledge of the Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the U.S.A. Patriot Act.

Section 3.09 Taxes. The Borrower has filed, or caused to be filed (pursuant to the Tax Allocation Agreement), all tax returns that are required to have been filed in respect of the Borrower, its income or its trade or business in any jurisdiction, and has paid, or caused to be paid (pursuant to the Tax Allocation Agreement), all taxes shown to be due and payable on such tax returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises (if any), to the extent such taxes and assessments have become due and payable and before they have become delinquent, except: (a) for any taxes and assessments (i) the amount of which is not individually or in the aggregate material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower has established adequate reserves in accordance with GAAP, or (b) where the failure to file such tax returns or pay such taxes or assessments could not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Title to Properties; Possession Under Leases. The Borrower has good and sufficient interests in all its properties that individually or in the aggregate are material for the construction, ownership and operation of the Project (other than any Excluded Portion) and that either are (a) reflected in its most recent audited balance sheet or (b) purported to have been acquired by the Borrower after said date (except as sold or otherwise disposed of as permitted under the Financing Documents), in each case free and clear of any Liens other than the Permitted Liens, except for any such properties material for the construction, ownership and operation of the Jointly Owned Segment that are owned by Dominion in accordance with the Dominion/TrAILCo Agreement.

Section 3.11 Permits: Intellectual Property.

(a) The Borrower holds or possesses all licenses, permits, franchises (if any), authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material for the then current stage of construction of the Project (other than the Jointly Owned Segment), without known conflict with the rights of others.

(b) The Borrower or Dominion, as applicable (and, in the case of Dominion, subject to the Knowledge of the Borrower), holds or possesses all licenses, permits, franchises (if any), authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material for the then current stage of construction of the Jointly Owned Segment, without known conflict with the rights of others.

(c) To the Knowledge of the Borrower, there is no material violation by any Person of any right of the Borrower with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower.

Section 3.12 Siting of Additional Facilities. No CPCN or other order or authorization from any state public utility commission, or any order issuing a construction permit or similar siting or construction order from FERC is required in connection with any of the Additional Facilities (other than any Qualifying Additional Facilities).

Section 3.13 ERISA.

(a) No ERISA Event has occurred with respect to any Plan that has resulted in a material liability which could reasonably be expected to have a Material Adverse Effect.

(b) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan filed with the Internal Revenue Service is complete and accurate, and since the date of such Schedule B there has been no material adverse change which could reasonably be expected to have a material adverse effect on such funding status.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate (i) has incurred any Withdrawal Liability to any Multiemployer Plan, or (ii) has been notified by the sponsor of any Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA.

Section 3.14 Use of Proceeds. The Borrower has applied the proceeds of the Loans solely as set forth in, and as permitted under, Section 5.10; no part of the proceeds from the Loans will be used, directly or indirectly, (a) for the purpose of buying or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (b) for any purpose otherwise in violation of, or inconsistent with, Regulation U or Regulation X.

Section 3.15 Liens. Except as set forth on Schedule 3.15, the Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than a Permitted Lien.

Section 3.16 Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation as an “investment company” under, the Investment Company Act of 1940, as amended.

Section 3.17 FPA. The Borrower is subject to FPA jurisdiction as a public utility. FERC has exclusive jurisdiction over the rates, terms and conditions of service for transmission services provided by the Borrower, and the Borrower is not subject to rate regulation by any state utility commission or similar state regulatory agency.

Section 3.18 Environmental Matters; Hazardous Materials. The Borrower has no Knowledge of any Environmental Claim or investigation nor has it received any written notice of any Environmental Claim or investigation, and no proceeding has been instituted raising any Environmental Claim or initiating any investigation against the Borrower or otherwise related to any Real Property or, to the Knowledge of the Borrower, any real property formerly owned, leased or operated by it, alleging any damage to the Environment or violation of any

Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.18 or as could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect,

(a) the Borrower has no Knowledge of any facts that would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws or damage to the Environment emanating from, occurring on or in any way related to Real Property or, to the Knowledge of the Borrower, any other real property formerly owned, leased or operated by it;

(b) the Borrower has not (i) treated, stored or disposed of any Hazardous Materials on any Real Property or any other real property formerly owned, leased or operated by it and (ii) disposed of any Hazardous Materials at any other property except in compliance with Environmental Law;

(c) the Borrower is not conducting or funding any investigation, remediation, remedial action or cleanup of any Hazardous Materials that may be present in the Environment on any Real Property or any other real property; and

(d) The Borrower (i) is in compliance with applicable Environmental Laws and (ii) has obtained all Permits required under Environmental Laws for the current stage of construction or operation of the Project and the Separately Financed Facilities.

The representations and warranties set forth in this Section 3.18 shall constitute the sole and exclusive representations and warranties in this Agreement that address matters related to or arising under Environmental Laws.

Section 3.19 Senior Debt. All liabilities of the Borrower under the Credit Facilities constitute direct, unconditional and general obligations of the Borrower and rank in right of payment either pari passu or senior to all other Indebtedness of the Borrower.

Section 3.20 Solvency. Immediately after giving effect to the transactions to occur on the Closing Date and immediately following the occurrence of each other Credit Event:

(a) the fair value of the assets of the Borrower, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower;

(b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of the Borrower on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted at such time and is proposed to be conducted in the future.

Section 3.21 Employee Matters.

(a) There are no strikes, work stoppages, or other labor disputes (including any complaints before the National Labor Relations Board and any grievance or arbitration proceedings arising out of or under any collective bargaining agreement) pending against the Borrower or, to the Knowledge of the Borrower, threatened against the Borrower that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower is not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.

(c) To the Borrower’s Knowledge, no union representation question exists with respect to its employees and no union organization activity is taking place with respect to its employees that could reasonably be expected to have a Material Adverse Effect.

Section 3.22 Collateral. The provisions of the Pledge Agreement are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary and appropriate recordings and filings have been made in all necessary and appropriate public offices, and all other necessary and appropriate action has been taken, so that the Pledge Agreement creates a perfected Lien on and security interest in all right, title, estate and interest of the Pledgor in the Collateral secured thereby, prior and superior to all other liens other than Permitted Liens.

Section 3.23 Single Purpose Entity; Separateness.

(a) The Borrower has not engaged in any activity other than the development, construction, acquisition, maintenance, ownership and operation of the Project and any Separately Financed Facilities and reasonably related activities, including activities required to comply with any CPCN.

(b) The Borrower has no outstanding Indebtedness other than the Existing Indebtedness which will be repaid in full on the Closing Date (excluding the Existing Indebtedness under the Existing Credit Agreement which shall remain in effect and be deemed to be a Construction Loan made hereunder) and Permitted Debt, and is not a party to or bound by any material contract other than the Transaction Documents and the Project Contracts to which it is a party.

(c) The Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture, except as permitted under Section 6.05.

(d) The Borrower maintains separate bank accounts and separate books of account from the Pledgor, the Sponsor and all other Persons. The separate liabilities of the Borrower are readily distinguishable from the liabilities of the Pledgor, the Sponsor and all other Persons.

(e) The Borrower conducts its own business, in all material respects, in its own name in a manner not misleading to other Persons as to its identity.

(f) None of the Pledgor, the Sponsor, or any other Affiliate of the Borrower guarantees any of the obligations of the Borrower.

Section 3.24 Major Project Contracts; No Default.

(a) Copies of all Major Project Contracts, in each case as currently in effect, have been delivered to the Administrative Agent by the Borrower. Except as has been previously disclosed in writing to the Administrative Agent, as of the Closing Date, none of the Major Project Contracts have been amended, modified or terminated (provided that with respect to the Transmission Owners Agreement, this representation is made to the Borrower’s Knowledge only).

(b) There has been no default by the Borrower or, to the Knowledge of the Borrower, any other Major Project Participant under the Major Project Contracts (other than any such default that could not reasonably be expected to have a Material Adverse Effect).

(c) To the Knowledge of the Borrower, all representations and warranties made by each Major Project Participant in the Major Project Contracts were true and correct when made, except for any incorrect representation or warranty that could not reasonably be expected to have a Material Adverse Effect.

Section 3.25 Broker’s Fees. The Borrower is not required to pay and has not paid any finders or broker’s fees with respect to the Loans, the Letters of Credit or any other extension of credit under the Financing Documents.

Section 3.26 Ownership of Equity Interests. The Equity Interests in the Borrower have been duly authorized and validly issued and are fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which the Borrower is a party requiring, and there is no Equity Interest in the Borrower outstanding which upon conversion or exchange would require, the issuance by the Borrower of any additional Equity Interests in the Borrower or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in the Borrower. 100% of the Equity Interests in the Borrower are owned by the Pledgor.

ARTICLE IV.

CONDITIONS PRECEDENT TO CERTAIN EVENTS

Section 4.01 Closing Date. The effectiveness of this Agreement and the obligations of any Lender to make any initial Loans or of any Issuing Bank to issue any Letter of Credit hereunder are subject to the satisfaction on the Closing Date of each of the following conditions:

(a) Governing Documents. The Borrower shall have delivered, or caused to be delivered to the Administrative Agent:

(i) good standing certificates of the Borrower, the Pledgor and the Sponsor as of a recent date from the Secretary of State of the state (or states) of such Person’s incorporation or organization;

(ii) a true and correct copy of any third party approvals or consents and any Permits, if any, necessary for each of the Borrower, the Pledgor and the Sponsor to execute and deliver the Financing Documents to which it a party and perform its obligations thereunder;

(iii) a certificate of a Secretary or Assistant Secretary of each of the Borrower, the Pledgor and the Sponsor dated the Closing Date and certifying (A) that attached thereto is a true and correct copy of the articles of incorporation, by-laws, limited liability company operating agreement or partnership agreement of such Person (which shall be in form and substance reasonably satisfactory to the Arrangers), as in effect on the Closing Date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and correct copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Transaction Documents to which such Person is a party and, if applicable, the Borrowings hereunder and the granting of the Liens contemplated to be granted by the Pledgor under the Pledge Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation, certificate of formation or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Financing Document and (E) as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Secretary or Assistant Secretary, threatening the existence of such Person; and

(iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate delivered pursuant to clause (iii) above.

(b) Financing Documents. The Administrative Agent shall have received duly authorized and executed originals by the Borrower, the Pledgor and the Sponsor of (i) all of the Financing Documents to which such Loan Party is a party and (ii) if requested by any Lender pursuant to Section 2.08(e), a promissory note or notes conforming to the requirements of such Section.

(c) Major Project Contracts. The Administrative Agent shall have received fully executed and certified copies of each Major Project Contract in effect on the Closing Date, each of which shall be in full force and effect and enforceable against each party thereto as of the Closing Date.

(d) Project Schedule; Project Budget. The current Project Schedule and Project Budget shall have been approved by the Arrangers (it being agreed that the Project Schedule and Project Budget delivered to the Arrangers on July 31, 2008 are acceptable to the Arrangers) and the Completion Bonus Date (as defined in the Construction Contract) shall be no later than June 1, 2011;

(e) Collateral; Filings and Recordings.

(i) The Collateral shall have been duly and validly pledged under the Pledge Agreement to the Collateral Agent, for the benefit of the Secured Parties, and certificates representing the Collateral, accompanied by instruments of transfer endorsed in blank, shall have been delivered to the Collateral Agent.

(ii) All UCC filings and other actions necessary or advisable to provide the Collateral Agent, for the benefit of the Secured Parties, with a valid perfected security interest in the Collateral shall have been completed; and

(iii) The Administrative Agent shall have received:

(A) certified copies of requests for information or copies (Form UCC-11), or equivalent reports, including reports of tax lien and judgment lien searches, listing all effective financing statements and lien notices that name the Borrower or the Pledgor as debtor and that are filed in the jurisdictions of formation or organization of the Borrower and the Pledgor and any state in which the Project or any Separately Financed Facility is located, together with copies of such financing statements and lien notices, if any (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or Existing Liens); and

(B) evidence that all other actions necessary to perfect and protect the security interests purported to be created by the Security Documents have been taken.

(f) Closing Certificates. The Administrative Agent shall have received (i) officers’ closing certificates for the Borrower, the Pledgor and the Sponsor, dated the Closing Date and signed by a Responsible Officer of such Person, confirming compliance with the conditions precedent set forth in Section 4.01(l), and (ii) a solvency certificate in the form of Exhibit G, dated the Closing Date and signed by a Financial Officer of the Borrower.

(g) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the other Secured Parties, delivery of written legal opinions from each counsel to the Borrower, the Pledgor, the Sponsor, ServiceCo and, to the extent obtainable by the Borrower using commercially reasonable efforts, the Construction Contractor, which legal opinions shall in each case be (i) in form and substance reasonably satisfactory to the Arrangers and their counsel, (ii) dated the Closing Date, (iii) addressed to the Secured Parties and (iv) covering such matters relating to the Transaction Documents and the Transactions as the Arrangers shall reasonably request and which are customary for transactions of the type contemplated by the Transaction Documents.

(h) Financial Model. The Administrative Agent shall have received the Financial Model which includes “Base Case Projections” demonstrating a minimum Debt Service Coverage Ratio of 2.0x for the Borrower.

(i) Financial Statements. The Administrative Agent shall have received copies of (i) the most recent available audited annual and unaudited quarterly financial statements of the Borrower, the Sponsor and the Construction Contractor, in each case including a balance sheet and related statements of income and cash flows, (ii) the pro forma balance sheet of the Borrower as of June 30, 2008, prepared giving effect to the Transactions to occur on the Closing Date as if the Transactions had occurred on June 30, 2008 and (iii) a sources and uses of funds demonstrating that the Credit Facilities and Project Equity Commitment is sufficient to fund all Project Costs; each certified as complete and accurate in all material respects by a Responsible Officer of the Borrower.

(j) Payments; Repayments of Existing Indebtedness and Release of Existing Liens. The Borrower shall pay all closing costs and fees due on the Closing Date (including all amounts payable under any fee letter between the Borrower and any Agent or Arranger) and shall have provided for arrangements pursuant to which all Existing Indebtedness shall be paid off (excluding the Existing Indebtedness under the Existing Credit Agreement which shall remain in effect and be deemed to be a Construction Loan made hereunder) and all Existing Liens (other than Permitted Liens) shall be released, in each case concurrently with the initial Credit Event occurring on the Closing Date.

(k) No Default or Event of Default. At the time of and immediately after giving effect to the Transaction occurring on the Closing Date, no Event of Default or Default shall have occurred and be continuing, as certified by a Responsible Officer of the Borrower.

(l) Representations and Warranties. (i) All representations and warranties made by the Borrower in Article III hereof shall be true and correct in all material respects on and as of the Closing Date, (ii) all representations and warranties made by the Pledgor in the Pledge Agreement shall be true and correct in all material respects on and as of the Closing Date, and (iii) all representations and warranties made by the Sponsor in the Equity Commitment Agreement shall be true and correct in all material respects on and as of the Closing Date, in each case as certified by a Responsible Officer of the Borrower, the Pledgor or the Sponsor, as applicable.

(m) Independent Consultants’ Reports. The Administrative Agent shall have received (i) the Independent Engineer’s Report, together with a certificate of the Independent Engineer in the form of Exhibit H-2 and (ii) the Insurance Consultant’s Report, together with a certificate of the Insurance Consultant in the form of Exhibit H-1.

(n) Insurance. (i) The Administrative Agent shall have received a binder or certificates of insurance evidencing the existence of all insurance required to be maintained as of the Closing Date by the Borrower or its Affiliate(s) for the benefit of the Borrower pursuant to Schedule 5.03 and (ii) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Closing Date, stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

(o) FERC. FERC shall have issued a final and binding order pursuant to Section 204 of the FPA, authorizing the Borrower to issue securities and assume obligations and liabilities as necessary to enter into this Agreement and borrow the aggregate amount available under the Credit Facilities.

(p) Applicable Permits. The Borrower shall have duly obtained or been assigned and there shall be in full force and effect in the name of the Borrower, and not subject to any current legal proceeding (including any Environmental Claim), waiting period or appeal or to any unsatisfied condition that would reasonably be expected to allow material modification, expiration or revocation of, and all applicable appeal periods shall have expired with respect to, all material Applicable Permits required under applicable law to be obtained by the Borrower as of the Closing Date for the then-current stage of development of the Project, except for any Permit the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. Such Applicable Permits shall not be subject to any restriction, condition, limitation or other provision that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to any of the Permits not yet obtained, no facts or circumstances exist, in the reasonable judgment of the Borrower, which indicate that any such Permit will not be obtainable prior to the time that such Permit becomes an Applicable Permit.

(q) Real Property.

(i) The Borrower shall have obtained all real property rights that are material for the then current stage of construction of the Project as contemplated by the Project Schedule as of the Closing Date.

(ii) The Administrative Agent shall have received maps reasonably acceptable to the Arrangers of the planned route of the TrAIL Transmission Line, including the route of each of the Proposed Virginia Segment, the Alternate Virginia Segment and the Jointly Owned Segment, and the planned locations of the Additional Facilities.

(r) U.S.A. Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(s) No Material Adverse Effect. Since December 31, 2007, (i) there has been no event or occurrence which has resulted in, individually or in the aggregate, any Material Adverse Effect, and (ii) there has been no material adverse effect upon (A) the business, operations, properties, assets or condition (financial or otherwise) of the Sponsor or (B) the ability of the Sponsor to perform its material obligations under the Equity Commitment Agreement.

(t) West Virginia CPCN. The West Virginia PSC shall have issued a CPCN containing terms and conditions reasonably satisfactory to the Arrangers.

Section 4.02 Conditions Precedent to Each Credit Event. The obligations of any Lender to make Loans or any Issuing Bank to issue or extend any Letter of Credit or increase the stated amount of any Letter of Credit hereunder, including with respect to any Loans made or Letters of Credit issued on the Closing Date (each, a “Credit Event”), are subject to the satisfaction on the date of such Credit Event of each of the following conditions, in each case as applicable:

(a) Borrowing Request; Notice of L/C Activity. ((i) If such Credit Event is a Borrowing, the Administrative Agent shall have received a Borrowing Request as and when required by Section 2.03, from the Borrower or (ii) if such Credit Event is the issuance of, extension of, or increase in the stated amount of, a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Notice of L/C Activity as and when required by Section 2.04.

(b) No Default or Event of Default. At the time of and immediately after giving effect to such Credit Event, no Event of Default or Default shall have occurred and be continuing.

(c) Representations and Warranties. All representations and warranties of the Borrower set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(d) No Material Adverse Effect. At the time of and immediately after giving effect to such Credit Event, no Material Adverse Effect shall have occurred and be continuing.

(e) FERC. (i) FERC shall have issued an order pursuant to Section 205 of the FPA authorizing the recovery by the Borrower of 100% of all itemized pre-construction and construction costs and further authorizing the Borrower to include 100% of payments for CWIP for the TrAIL Transmission Line in the Borrower’s rate base and collect a return thereon pursuant to the Borrower’s tariff (other than, in each case, to the extent such return on CWIP is to be paid to Dominion in proportion to Dominion’s ownership of the Jointly Owned Segment), as and when such costs are incurred, subject only to annual updates and true-ups or as otherwise required by FERC, which order shall remain valid and binding and shall not have been overturned on rehearing or appeal or through subsequent FERC action; and (ii) FERC shall not have made a final determination that any material expenditure by the Borrower was not prudent and therefore cannot be recovered in the Borrower’s transmission rate.

(f) Expected Completion. The Borrower shall certify that (i) it has access to sufficient funds to complete the Project (other than any Excluded Portion and the portion of the Jointly Owned Segment to be financed by Dominion) and any Separately Financed Facility with respect to which it has commenced construction and (ii) it reasonably expects to achieve Completion of the Project (other than any Excluded Portion) prior to the seventh anniversary of the Closing Date.

(g) Loans applied to Jointly Owned Segment. If any portion of the advance of Loans requested in connection with such Credit Event is to be applied to the Jointly Owned Segment, then, on or prior to the date of such advance, (i) Dominion shall have certified to the Borrower or the Lenders that Dominion has access to sufficient funds to finance its obligations under the Dominion/TrAILCo Agreement in connection with the Jointly Owned Segment or (ii) the Borrower shall have certified that, after making a diligent inquiry into the financial status of Dominion, the Borrower has determined that Dominion has access to sufficient funds to finance Dominion’s obligations under the Dominion/TrAILCo Agreement in connection with the Jointly Owned Segment.

Section 4.03 Conditions Precedent to Completion. The Borrower shall be deemed to have achieved “Completion” of the Project when each of the following conditions have been satisfied or waived:

(a) Completion. All work (excluding punchlist items and work in respect of non-material facilities identified by the Borrower for exclusion, subject to confirmation by the Independent Engineer that such facilities are not material to the Project and that the Independent Engineer is satisfied with such exclusion) on the Project (other than any Excluded Portion), shall be complete and paid for (except to the extent of punchlist items and any unresolved disputes that could not reasonably be expected to have a Material Adverse Effect) as certified to the Administrative Agent by each of the Independent Engineer and a Responsible Officer of the Borrower, it being agreed that the Borrower shall, at least 45 days prior to the date targeted by the Borrower as the date of Completion, provide the Independent Engineer with all relevant documentation requested by the Independent Engineer in connection with the Independent Engineer’s preparations for making the foregoing certification.

(b) Equity Commitments. All Equity Contributions required to be made by the Sponsor shall have been made in accordance with the Equity Commitment Agreement as certified to the Administrative Agent by a Responsible Officer of the Borrower.

(c) Debt to Equity Ratio. The Debt to Equity Ratio shall not be in excess of 1:1 as of the date of Completion as certified to the Administrative Agent by a Responsible Officer of the Borrower.

(d) Lien Releases. The Administrative Agent shall have received a duly executed acknowledgement of payment and release of mechanics’ and materialmen’s liens, in form and substance reasonably acceptable to the Administrative Agent, from the Construction Contractor and any other Person providing design, engineering or construction services pursuant to any Major Project Contract to which such Person is a party for all work, services and materials provided by the Construction Contractor or such other Person for which the disbursement of funds has been requested; provided, however, that such release may be conditioned upon receipt of payment with respect to the work, services and materials to be paid for with the requested funds.

ARTICLE V.

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Secured Party that so long as this Agreement shall remain in effect and until the Commitments have been terminated, the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Financing Document shall have been paid in full and no Letter of Credit remains outstanding, the Borrower shall abide by the following affirmative covenants; provided that any such covenants that would require action by Dominion with respect to the Jointly Owned Segment shall be satisfied if the Borrower uses its commercially reasonable efforts to enforce its rights with respect to such actions under the Dominion/TrAILCo Agreement.

Section 5.01 Information Delivery. The Borrower shall deliver to the Lenders:

(a) beginning with the fiscal quarter ending September 30, 2008, within 60 days after the end of each of the Borrower’s first three fiscal quarters, unaudited quarterly financial statements, including a balance sheet and related statements of income and cash flows, showing the financial position of Borrower as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(b) within 120 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2008, audited annual financial statements, including a balance sheet, (including owners’ equity) and related statements of income and cash flows, showing the financial position of the Borrower as of the close of such fiscal year and the results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by PricewaterhouseCoopers or Deloitte Touche Tohmatsu or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower in accordance with GAAP;

(c) together with each delivery of financial statements, a certificate of a Financial Officer of the Borrower certifying (i) that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) prior to Completion, as to the Debt to Equity Ratio in effect as of the date of such financial statements and (iii) after Completion, the Debt Service Coverage Ratio for the 12 months (or, until there have been 12 full months of operations, such shorter period of operation) ending on the last day of the immediately preceding fiscal quarter, with such certificate containing the calculations relating to the certification made under this clause (iii);

(d) promptly, and in any event within five Business Days after obtaining Knowledge thereof, notice of any Default or Event of Default;

(e) promptly, and in any event within five Business Days after obtaining Knowledge thereof, notice of any ERISA Events;

(f) promptly, and in any event within five Business Days of entering into a Major Project Contract, a fully executed copy of such Major Project Contract entered into after the Closing Date;

(g) promptly, and in any event within 30 days of receipt thereof, copies of any written notice to the Borrower from any Governmental Authority relating to any Governmental Rule that could reasonably be expected to have a Material Adverse Effect;

(h) not later than 30 days prior to the first day of each fiscal year, a budget for such fiscal year (which shall be consistent in all material respects with the form of the then current Project Budget and each budget for any Separately Financed Facility);

(i) promptly, information with respect to any litigation or proceeding filed against the Borrower in which the amount involved is greater than $15,000,000 or injunctive or similar relief is sought (except (i) to the extent such litigation or proceeding is with respect to the determination of compensation due by the Borrower in connection with condemnation or eminent domain proceedings and could not reasonably be expected to result in a Material Adverse Effect, or (ii) to the extent such injunctive or similar relief could not reasonably be expected to result in a Material Adverse Effect);

(j) promptly following the end of each calendar quarter, a report detailing the status of construction of the Project, including the projected date of Completion, details as to sources and uses of funds for the Project and Separately Financed Facilities, and the total amount of Loan proceeds applied to each Segment;

(k) promptly, and in any event within 30 days of receipt thereof, copies of each ongoing construction monitoring report delivered by the Independent Engineer (to be delivered by the Independent Engineer approximately every six months pursuant to the Professional Services Agreement);

(l) promptly, and in any event within 15 days of receipt thereof, written notice from any Major Project Participant of a default under any Major Project Contract;

(m) promptly and in any event within five Business Days of obtaining Knowledge thereof, any casualty, damage or loss to the Project, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of the Borrower, its employees, agents, contractors, consultants or representatives, or of any other Person, if such casualty, damage or loss is in excess of $5,000,000 for any one such event or in the aggregate in any calendar year;

(n) promptly and in any event within five Business Days of obtaining Knowledge thereof, any early cancellation or material change in the terms, coverage or amounts of any insurance required under Section 5.03;

(o) promptly and in any event within five Business Days of obtaining Knowledge thereof, any termination or material amendment of any Major Project Contract, including any material change order or request for any material change order under the Construction Contract;

(p) promptly and in any event within five Business Days of obtaining Knowledge thereof, any material event of force majeure asserted under any Major Project Contract;

(q) promptly and in any event within five Business Days of obtaining Knowledge thereof, any (i) fact, circumstance, condition or occurrence at, on or arising from any real property being used by the Borrower in connection with the Project or any Separately Financed Facility that results in any material noncompliance with any Environmental Law or any Release of Hazardous Materials on or from any real property being used by the Borrower in connection with the Project or any Separately Financed Facility that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (ii) pending or, to the Borrower’s Knowledge, threatened, Environmental Claim against the Borrower arising in connection with its occupying or conducting operations on or at any real property being used by the Borrower in connection with the Project or any Separately Financed Facility, in each case which could, individually or in the aggregate, reasonably be expected to impose liability on any Secured Party or have a Material Adverse Effect; and

(r) with reasonable promptness, such other data and information in the possession of or readily obtainable by the Borrower relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or relating to the ability of the Borrower to perform its obligations under the Financing Documents as from time to time may be reasonably requested by the Administrative Agent.

Section 5.02 Compliance with Laws; Applicable Permits. The Borrower shall comply, and shall take commercially reasonable steps to cause the Project to be constructed, operated and maintained in compliance, in all material respects, with Governmental Rules to which it is subject, including state and federal energy laws and regulations, and will obtain and maintain in effect all Permits necessary for the then-current stage of construction of the Project, the ownership and control of, and transmission of electric energy over, its properties or to the conduct of its businesses (including all reporting and compliance requirements to FERC pursuant to the FPA and PUHCA), in each case to the extent necessary to ensure that non-compliance with such Governmental Rules or failure to obtain or maintain in effect such Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that in certain cases with respect to the Jointly Owned Segment and where appropriate in accordance with Governmental Rules, Dominion instead of TrAILCo may obtain and maintain such Permits.

Section 5.03 Maintenance of Insurance.

(a) The Borrower shall, without cost to the Lenders, maintain, or cause to be maintained, with financially sound and reputable insurers, insurance required pursuant to Schedule 5.03, in the amounts and on the terms and conditions specified therein. If the Borrower fails to take out or maintain (or cause to be taken out or maintained) the full insurance coverage required by this Section, the Administrative Agent, upon 10 Business Days’ prior notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event notice shall not be required) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become Obligations and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the rate specified in Section 2.12(c).

(b) The Borrower shall, within 20 days following each annual policy renewal date, deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower, certifying that (i) the insurance requirements of this Section 5.03 have been implemented and are being complied with in all material respects, (ii) the Borrower has paid all insurance premiums then due and payable, and (iii) the Borrower is in compliance in all material respects with the insurance policies required to be maintained pursuant to this Section 5.03.

Section 5.04 Operation of the Project. The Borrower shall maintain and keep, or cause to be maintained and kept, the Project, any Separately Financed Facilities and its other properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, and consistent in all material respects with all Applicable Permits, this Agreement, the material provisions of the Major Project Contracts and Prudent Utility Practice.

Section 5.05 Taxes. The Borrower shall file, or cause to be filed, all tax returns required to be filed in any jurisdiction in respect of the Borrower, its income or its trade or business, and shall pay and discharge, or cause to be paid and discharged, all Taxes shown to be due and payable on such returns, and all other Taxes imposed on it or any of its properties, assets, income or franchises (if any), to the extent such Taxes have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien (other than a Permitted Lien) on properties or assets of the Borrower; provided that (a) the Borrower need not pay any such Tax if the amount, applicability or validity thereof is contested by the Borrower on a timely basis in good faith and in appropriate proceedings, and so long as (i) the Borrower has established or caused to be established adequate reserves therefor in accordance with GAAP on its books and (ii) any Tax determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such contest, and (b) the Borrower’s failure to file, or cause to be filed, such tax returns or to pay any such Tax shall not constitute an Event of Default if the failure to file, or cause to be filed, or make payment of such Taxes in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Maintenance of Existence. The Borrower shall at all times preserve and keep in full force and effect its corporate existence, and the Borrower shall at all times preserve and keep in full force and effect all rights and franchises (if any) of the Borrower unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.07 Senior Debt. The Borrower shall ensure that, at all times, all liabilities of the Borrower under the Financing Documents will rank in right of payment either pari passu or senior to all other Indebtedness of the Borrower.

Section 5.08 Environmental Law. To the extent required by applicable Environmental Laws, the Borrower shall conduct and complete any investigation, study, sampling and testing and undertake any cleanup, removal, remediation or other response necessary to remove and clean up all Hazardous Materials, except to the extent that any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except, in each case, to the extent that the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties and facilities to (i) comply with all applicable Environmental Laws; (ii) obtain and renew, in a timely manner, all Permits required under Environmental Laws for the then-current stage of construction or operation of the Project and the Separately Financed Facilities; (iii) complete any investigation, study, sampling and testing and undertake any clean up, removal, remediation or other response necessary to remove and clean up Hazardous Materials, to the extent such actions are required under any applicable Environmental Laws; and (iv) respond to any Environmental Claim involving or affecting the Project or the Separately Financed Facilities.

The covenants set forth in this Section 5.08 shall constitute the sole and exclusive covenants in Article V of this Agreement that address matters related to or arising under Environmental Laws, except as may be set forth in Section 5.01(q).

Section 5.09 Maintenance of Records. The Borrower shall keep proper books of record and accounts in which full, true and correct entries will be made of its business transactions in accordance with and to the extent required by GAAP.

Section 5.10 Use of Proceeds and Project Revenues.

(a) The Borrower shall apply the proceeds of each Loan solely (i) to pay costs and expenses on the Closing Date in accordance with the Funds Flow Memorandum (including a Distribution permitted by Section 6.08(a)), (ii) to pay Project Costs (other than with respect to any Excluded Portion) in accordance with the Project Budget or (iii) to make Distributions permitted by Section 6.08(c).

(b) With respect to any Segment for which there is an Allocated Loan Amount, the Borrower shall not apply Loan proceeds in excess of the Allocated Loan Amount for such Segment; provided that the Borrower may apply the Allocated Loan Amount for any Segment (other than an Excluded Portion) that has obtained, or is not required to obtain, Siting Approval to another Segment (other than an Excluded Portion) that has obtained, or is not required to obtain, Siting Approval but may not apply such Allocated Loan Amount to any Segment for which an Approved Limit remains in effect due to such Segment not receiving Siting Approval.

(c) The Borrower shall not apply any Loan proceeds to any costs related to any Excluded Portion from and after the date that such portion of the Project has been designated as an Excluded Portion.

(d) The Borrower shall use Letters of Credit solely (i) to support the Borrower’s obligations under any Project Contract (other than with respect to any Excluded Portion), and (ii) for other purposes in connection with the construction and operation of the Project (other than any Excluded Portion).

(e) The Borrower shall apply the proceeds of cash Equity Contributions made to satisfy the Sponsor’s Project Equity Commitment solely to pay Project Costs.

(f) The Borrower shall not apply Loan proceeds in excess of $147,000,000 to the Additional Facilities.

Section 5.11 Site Visits; Access to Property.

(a) The Borrower shall permit the representatives of any Lender (including the Administrative Agent, the Collateral Agent and the Independent Engineer) (i) if no Default or Event of Default then exists, at the expense of such Lender and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld and provided the Borrower has been given the opportunity to participate in such discussions) its independent public accountants, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower, during normal business hours as may be requested in writing (provided that such visits shall be limited to once per year); and (ii) if a Default or Event of Default then exists, at the expense of the Borrower and, upon reasonable prior notice to the Borrower to visit and inspect any of the offices or properties of the Borrower, to examine its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with the Borrower’s officers and independent public accountants (provided the Borrower has been given the opportunity to participate in such discussions), all at such times and as often as may be requested.

(b) In addition to the visitation rights granted pursuant to Section 5.11(a) above, the Borrower shall permit the Independent Engineer such access to the Project as may be reasonably requested by the Independent Engineer in its efforts to fulfill its obligations under the Professional Services Agreement and shall reasonably cooperate with the Independent Engineer in all material respects in connection with the Independent Engineer’s performance of its regular duties under such agreement.

Section 5.12 Preservation of Rights; Further Assurances.

(a) The Borrower shall (i) perform and observe all of its covenants and obligations contained in each Major Project Contract to which it is a party, and (ii) enforce against each party to each Major Project Contract each material covenant or obligation in such Major Project Contract in accordance with its terms, except where the failure to perform, observe or take action or enforce could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower shall (i) do, execute, acknowledge and deliver all such other acts, agreements, instruments and assurances as the Collateral Agent, the Administrative Agent or any Lender may reasonably require (including the execution of additional security instruments or documents to further perfect the Collateral Agent’s lien on the Collateral) and (ii) take such other steps as may be reasonably necessary or that the Administrative Agent may reasonably require to render fully valid and enforceable under all applicable laws the rights, liens and priorities of the Secured Parties with respect to all Collateral (including any cash collateral provided pursuant to Section 2.04(j)) or intended to be so furnished, in each case in such form and at such times as shall be reasonably satisfactory to the Administrative Agent, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section.

(c) In connection with the entering into the definitive documentation relating to the development and construction of the Jointly Owned Segment (if any), the Borrower will make commercially reasonable efforts to obtain from Dominion a direct agreement (any such agreement, the “Dominion Direct Agreement”) among Dominion, the Borrower and the Collateral Agent which relates to the Collateral Agent’s right to foreclose on the equity interests in the Borrower and to cure defaults under the Dominion/TrAILCo Agreement and provides adequate arrangements to facilitate the uninterrupted operation of the Borrower following any such foreclosure.

(d) If the Jointly Owned Segment will be constructed, the Borrower shall take commercially reasonable efforts to cause the definitive documentation relating to the development and construction of the Jointly Owned Segment to include contractual provisions that provide that the Borrower is authorized to take over Dominion’s obligations with respect to the design, engineering and construction of the Jointly Owned Segment if Dominion abandons, indefinitely defers or otherwise suspends for a material period the development and construction of the Jointly Owned Segment.

Section 5.13 Certain Regulatory Matters.

(a) The Borrower shall take all commercially reasonable actions necessary to obtain, prior to the in-service date for the TrAIL Transmission Line, final approval under Section 205 of the FPA of rates for the recovery of transmission costs consistent with the rate structure which FERC pre-approved in its prior orders (116 FERC ¶ 61,058 (2006) and 118 FERC ¶ 61,042 (2007)).

(b) The Borrower shall take all commercially reasonable actions necessary (i) to secure from each of the state public utility commissions of Pennsylvania, West Virginia and Virginia a final and binding order approving the siting and construction of the portion(s) of the TrAIL Transmission Line subject to its jurisdiction (through a CPCN or other similar applicable state public utility commission authorization) on terms and conditions reasonably acceptable to the Lenders and (ii) to defend and maintain each such order, unless, in either case, such order is required solely in respect of an Excluded Portion. To the extent that any state public utility commission has not issued an order approving the siting and construction of the TrAIL Transmission Line subject to that state public utility commission’s jurisdiction by April 5, 2009, the Borrower will take all commercially reasonable actions necessary to secure a FERC order issuing a construction permit pursuant to Section 216(b) (or other applicable section) of the FPA and FERC’s implementing regulations thereunder providing for siting and construction of the TrAIL Transmission Line (other than any Excluded Portion); provided that if the United States Department of Energy retracts, suspends or otherwise alters its determination of a national interest electric transmission corridor such as to exclude some or all of the counties through which the TrAIL Transmission Line is anticipated to run, then such April 5, 2009 deadline shall be extended (but not shortened) to the date that is 30 days following the first date on which the Borrower has the legal right to secure such an order from FERC.

Section 5.14 Separate Existence. The Borrower shall comply with its organizational documents, including the “separateness” provisions contained therein and shall (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of the Borrower, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of the Borrower and (c) cause the members of its board of directors or other analogous governing body to hold all appropriate meetings or to act through written consent or as otherwise permitted by applicable Governmental Rule to authorize and approve the Borrower’s actions, and to hold such meetings and/or take such other actions separate from those of the meetings or such other actions of other entities; provided that other than with respect to the separateness provisions mentioned above, any such compliance shall be qualified to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.15 FERC Filings. The Borrower shall submit an annual informational filing to FERC that will include annual updates providing a detailed accounting of transfers between CWIP and “Plant in Service” consistent with the electric plant accounts detailed in FERC’s Uniform System of Accounts, as required by paragraph 59 of the hearing order in Docket No. ER-07 562, 119 FERC ¶ 61,219 (2007), and will otherwise comply with any other requirements imposed by FERC in such order.

Section 5.16 Solvency of Construction Contractor. If the Construction Contractor becomes Insolvent, then the Borrower shall (a) until a replacement contractor reasonably satisfactory to the Administrative Agent is engaged, perform, or cause an Affiliate to perform, the functions of the Construction Contractor under the Construction Contract and (b) within 180 days of the occurrence of such Construction Contractor becoming Insolvent, enter into a replacement construction contract in form and substance reasonably satisfactory to the Administrative Agent and with a replacement contractor reasonably satisfactory to the Administrative Agent.

Section 5.17 Construction of the Project. The Borrower shall cause Completion to occur on or before the Maturity Date.

Section 5.18 Equity Commitments. The Borrower shall cause the Sponsor to fund its Equity Commitment as and to the extent required under the Equity Commitment Agreement.

Section 5.19 U.S.A. Patriot Act. The Borrower shall provide the Secured Parties with all information necessary for the Secured Parties to comply with the U.S.A. Patriot Act.

Section 5.20 Application of Loss Proceeds. If the Borrower receives any Loss Proceeds, then the Borrower shall cause the Net Available Amount of all such Loss Proceeds to be deposited into the TrAILCo Operating Account. If such Net Available Amount exceeds $5,000,000, then the Borrower shall (a) within 10 Business Days of receipt thereof, provide the Administrative Agent with written notice as to whether the Borrower elects to apply such proceeds to rebuild, restore or replace the portion of the Project affected by the event giving rise to such Loss Proceeds and (b) (i) if the Borrower has elected not to rebuild, restore or replace such portion of the Project, the Borrower shall, within 5 Business Days of making such election, apply such Net Available Amount to the prepayment of Loans in accordance with Section 2.09(b) or (ii) if the Borrower has elected to rebuild, restore or replace such portion of the Project, the Borrower shall commence applying such Net Available Amount to such restoration or rebuilding within 360 days of receipt of such funds.

ARTICLE VI.

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Secured Party that so long as this Agreement shall remain in effect and until the Commitments have been terminated, the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Financing Document shall have been paid in full and no Letter of Credit remains outstanding, the Borrower shall abide by the following negative covenants; provided that any such covenants that would require action or inaction by Dominion with respect to the Jointly Owned Segment shall be satisfied if the Borrower uses its commercially reasonable efforts to enforce its rights with respect to such actions or inactions under the Dominion/TrAILCo Agreement.

Section 6.01 Transactions with Affiliates. The Borrower shall not enter into, directly or indirectly, any transaction or material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate of the Borrower, except (a) in the ordinary course of the Borrower’s business and on fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower, except where FERC, any state public utility commission or any other Governmental Authority with jurisdiction over the Borrower, any Affiliate of the Borrower or the Project requires that such transaction be on different terms, (b) as may otherwise be required by any order, rule or regulation issued or promulgated by FERC, any state public utility commission or any other Governmental Authority with jurisdiction over the Borrower, any Affiliate of the Borrower or the Project, (c) in connection with providing funds to an Affiliate (for purposes of this Section 6.01(c), a “CIAC Affiliate”) to reconfigure or otherwise perform work to that CIAC Affiliate’s equipment or assets as necessary or advisable in connection with the Borrower’s construction of the Project, on fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower, (d) any tax indemnity agreement between the Borrower and a CIAC Affiliate pursuant to which the Borrower agrees to indemnify the CIAC Affiliate for any taxes, interest or penalties that the CIAC Affiliate incurs in connection with entering into a transaction with the Borrower of the type described in the foregoing clause (c) or (e) any lease of all or a portion of the West Virginia Facility to an Affiliate of the Borrower; provided that the amount of costs recovered by the Borrower in connection with the West Virginia Facility under its FERC-approved tariff plus the amount of lease payments it receives under such lease equals substantially the same recovery of costs the Borrower would have received under its FERC-approved tariff if such lease of the West Virginia Facility had not occurred (each such transaction permitted pursuant to clauses (a), (b). (c), (d) or (e), a “Permitted Affiliate Transaction”).

Section 6.02 No Liquidation, Merger or Consolidation. The Borrower shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person.

Section 6.03 Liens. The Borrower shall not create, assume, incur or suffer to exist any Lien upon or with respect to any property or asset of the Borrower, whether now owned or acquired after the Closing Date, except Permitted Liens.

Section 6.04 Indebtedness. The Borrower shall not create, assume, incur or suffer to exist any Indebtedness, except Permitted Debt.

Section 6.05 Business Activities. The Borrower shall not (a) enter into any business or activities other than the development, construction, operation, maintenance and ownership of the Project and, to the extent permitted pursuant to Section 6.19, any Separately Financed Facility and, in each case, activities reasonably related thereto, including activities required to comply with any CPCN, (b) create, acquire or suffer to exist any Subsidiary or (c) enter into any partnership or joint venture; provided that the Borrower may develop, construct, acquire, maintain, own and operate the Jointly-Owned Segment with Dominion or any Affiliate thereof and enter into a partnership or joint venture with Dominion or any Affiliate of Dominion in connection therewith.

Section 6.06 Sale of Assets. The Borrower shall not sell, transfer, lease (including in connection with any sale-leaseback arrangement) or otherwise dispose of any of its assets, except for (a) sales, transfers, leases or other disposals made in the ordinary course of business (including disposals of assets that are damaged, worn out, uneconomic, obsolete or no longer used or useful) and other sales, transfers, leases or disposals not to exceed $10,000,000 in any calendar year (but any such sale, transfer, lease or disposition shall exclude the Borrower’s allocation of transmission capacity in the Project), (b) sales, transfers, leases and other disposals made pursuant to the Dominion/TrAILCo Agreement and solely relating to the Jointly Owned Segment, (c) sales, transfers, leases or disposals of the type described in clause (b) of the definition of “Permitted Affiliate Transaction” or (d) leases of the type described in clause (e) of the definition of “Permitted Affiliate Transaction”; provided that, in the case of clause (c), the Borrower has certified that such asset disposition, when taken together with all other asset dispositions made pursuant to such clause, will not materially and adversely impact the Project Budget or Project Schedule (such certification to be subject to review by the Independent Engineer in connection with its construction monitoring).

Section 6.07 Reallocation of Assets. The Borrower shall not reallocate any resources from the Project to any Separately Financed Facility (or from any Separately Financed Facility to the Project), unless such reallocation would be permitted if such reallocation were a transaction between the Borrower and an Affiliate of the Borrower.

Section 6.08 Distributions. The Borrower shall not make any Distributions or other payments in respect of any Equity Interests in the Borrower, except that:

(a) on the Closing Date, the Borrower may make Distributions to reimburse costs and expenses incurred prior to the Closing Date provided that such Distributions do not cause the Borrower to exceed the Maximum Debt to Equity Ratio after giving effect thereto;

(b) from and after Completion, the Borrower may make Distributions if each of the following conditions is met: (i) such Distribution is made within 30 days after an Interest Payment Date (ii) no Default or Event of Default exists or would exist as a result of making the Distribution, (iii) the Debt Service Coverage Ratio at such time is equal to or greater than 3.0x for the previous 12 months (or, until there have been 12 full months of operations, such shorter period of operation), (iv) after giving effect to such Distribution, the Maximum Debt to Equity Ratio is satisfied, (v) PJM is not Insolvent and (vi) PJM has not defaulted with respect to any payment obligation to the Borrower under the Transmission Owners Agreement (or, if PJM has so defaulted, all amounts received by PJM and required to be distributed to the Borrower have been so distributed in a timely manner for a period of four months from the date of such default (or such earlier time as a court of competent jurisdiction has ordered all such payments to be made to the Borrower on a timely basis)); and

(c) if the Sponsor has made, or caused an Affiliate to make, Interim Equity Contributions to the Borrower pursuant to Section 2.01(d) of the Equity Commitment Agreement in connection with the expenditure of funds on any Segment for which the Borrower had not obtained Siting Approval, then, if the Borrower subsequently obtains Siting Approval, the Borrower may make Distributions to the Sponsor (via the Pledgor) in an amount not to exceed the lesser of (i)  2/3 of the amount of such Interim Equity Contributions and (ii) the maximum amount that if paid to the Sponsor would not result in the Borrower exceeding the Maximum Debt to Equity Ratio following the making of any such Distributions.

Section 6.09 Contingent Liabilities. The Borrower shall not create, incur, assume or suffer to exist any Guarantee of obligations of any third party.

Section 6.10 Investments. The Borrower shall not make or permit to remain outstanding any investments except Permitted Investments. For the avoidance of doubt, neither the Separately Financed Facilities nor any Excluded Portion shall be deemed to be “investments” for the purposes of the Financing Documents.

Section 6.11 Fiscal Year, Name, Location and EIN. The Borrower shall not permit its fiscal year to end on a day other than December 31, and shall not, without the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), change its name, the location of its principal place of business or its federal employer identification number.

Section 6.12 Other Agreements. The Borrower shall not enter into any agreement with any Person (other than (a) the Secured Parties pursuant to the Financing Documents and (b) providers of Permitted Refinancing Debt) which agreement prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether owned on the Closing Date or acquired after the Closing Date.

Section 6.13 Amendments to Major Project Contracts and Certain Other Agreements.

(a) Without the consent of the Required Lenders, the Borrower shall not (i) cancel or terminate any Major Project Contract to which it is a party or consent to or accept any cancellation or termination thereof (other than upon expiration in accordance with the terms thereof), (ii) sell, assign or otherwise dispose of any part of its interest in a Major Project Contract, or (iii) amend, supplement or modify, or waive or fail to enforce any of its rights under, any Major Project Contract unless, in the case of any of clauses (i) through (iii), such cancellation, termination, sale, assignment, disposition, amendment, supplement, modification, waiver or failure, as applicable, could not reasonably be expected to have a Material Adverse Effect or unless, in the case of any amendment, supplement or modification of the Transmission Owners Agreement, any of the Borrower’s counterparties under such agreement cause such amendment, supplement or modification to take effect in accordance with the terms of such agreement.

(b) Without the consent of the Required Lenders, the Borrower shall not amend, supplement or otherwise modify any provision of the Tax Allocation Agreement or the Service Agreement (or any related formula or agreement, including the “applicable approved allocation factor” under the Service Agreement) in any manner that would result in an increase in the amount owed by the Borrower to the Sponsor or ServiceCo, as applicable, other than as could not reasonably be expected to result in a Material Adverse Effect.

Section 6.14 ERISA. The Borrower shall not (a) terminate, or permit any of its ERISA Affiliates to terminate, any Plan so as to result in any liability to it or any ERISA Affiliate, which could reasonably be expected to have a Material Adverse Effect, or (b) permit to exist any Termination Event with respect to a Plan which could reasonably be expected to have a Material Adverse Effect to the extent such Termination Event is within the control of the Borrower or the Sponsor.

Section 6.15 Regulations. The Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder to the buying or carrying of any Margin Stock.

Section 6.16 Amendments to Project Budget; Project Schedule.

(a) The Borrower shall not amend the Project Budget such that the Borrower would not have sufficient funds to achieve Completion of the Project.

(b) The Borrower shall not amend the Project Schedule such that Completion cannot reasonably be expected to occur on or before the Maturity Date.

Section 6.17 Accounts. The Borrower shall not maintain any accounts other than the TrAILCo Accounts. If, at any time, any Person maintaining any TrAILCo Account ceases to be a Lender, then TrAILCo shall cause another Lender to maintain such TrAILCo Account.

Section 6.18 Hazardous Materials. The Borrower shall not use or Release, or permit the use or Release of, any Hazardous Materials other than in compliance with all applicable Environmental Laws or Applicable Permits, except for any use, Release or non-compliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.19 Other Expenditures; Separately Financed Facilities. The Borrower shall not spend any funds to develop, construct, acquire, maintain, own or operate any electric transmission project not constituting part of the Project except that:

(a) the Borrower may expend Permitted Pre-Construction Expenditures on any electric transmission project that the Borrower reasonably expects may qualify as an “Separately Financed Facility”; and

(b) the Borrower may expend funds on Separately Financed Facilities, up to the maximum aggregate amount of $250,000,000, so long as the aggregate amount of such expenditures with respect to all Separately Financed Facilities at any time does not exceed the Total Additional Equity Amount at such time.

Section 6.20 Organizational Documents. The Borrower shall not amend its organizational documents in any manner that could reasonably be expected to have a Material Adverse Effect and shall not amend the “separateness” provisions contained in any of its organizational documents.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a) Principal Payment Default. The Borrower defaults in the payment of any principal of any Loan or L/C Reimbursement Obligation when and as the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise.

(b) Interest Payment Default. The Borrower defaults in the payment of any interest on any Loan or L/C Reimbursement Obligation or in the payment of any Fee due under any Financing Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days.

(c) Other Financing Document Payment Default. The Borrower defaults in the payment of any amount (other than an amount referred to in paragraphs (a) or (b) above) due under any Financing Document for more than 30 days after the same becomes due and payable.

(d) Immediate Covenant Default. The Borrower defaults in the performance of or compliance with any covenant, condition or agreement contained in Section 5.01(d), 5.03, 6.01, 6.02, 6.03 (other than non-consensual Liens with respect to which the cure period set forth in Section 7.01(e) shall apply), 6.04, 6.05, 6.06, 6.07, 6.08, 6.10 or 6.13.

(e) Defaults with Cure. The Borrower defaults in the performance of or compliance with any other covenant, condition or agreement contained in the Financing Documents (other than those referred to in the foregoing paragraphs (a), (b), (c) or (d)) and such default is not remedied within 30 days after a Responsible Officer of the Borrower has Knowledge thereof or the Borrower has received notice thereof from the Administrative Agent; provided that if the Borrower commences and diligently pursues efforts to cure such default within such 30 day period, and such default is capable of being cured, the Borrower may continue to effect such cure and such default will not be deemed to be an Event of Default for an additional 60 days so long as the Borrower is diligently pursuing such cure.

(f) Misrepresentations. Any representation or warranty made in writing by or on behalf of the Borrower or by any officer of the Borrower in the Financing Documents or in any writing furnished in connection with the transactions contemplated by the Financing Documents proves to have been false or incorrect in any material respect on the date as of which made (other than any false or incorrect information contained within a writing delivered prior to the Closing Date and subsequently corrected in another writing delivered prior to the Closing Date) and such misrepresentation has not been cured within 30 days after a Responsible Officer of the Borrower has Knowledge thereof or the Borrower has received notice thereof from the Administrative Agent; provided that if such misrepresentation is capable of being cured and the Borrower is diligently pursuing such cure, such cure period shall be extended for an additional 60 days.

(g) Non-Payment; Cross-Acceleration. The Borrower or, prior to the termination of the Equity Commitment Agreement in accordance with its terms, the Sponsor (i) is in default whether as principal or as guarantor or other surety, in the payment of any principal of, or premium or make-whole amount or interest on, any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 in the case of the Borrower and $25,000,000 in the case of the Sponsor (in each case, the “Materiality Threshold”) beyond any grace period provided with respect thereto or (ii) is in default in the performance of or compliance with any term of any agreement or other evidence of any Indebtedness in an aggregate outstanding principal amount at least equal to the applicable Materiality Threshold or any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment.

(h) Bankruptcy. The Borrower or the Sponsor is Insolvent; provided that this paragraph (h) shall not apply to the Sponsor after the termination of the Equity Commitment Agreement in accordance with its terms.

(i) Judgments. A final judgment or judgments for the payment of money aggregating in excess of $5,000,000 is rendered against the Borrower that is not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or is not discharged within 60 days after the expiration of such stay or is not otherwise covered by insurance.

(j) ERISA.

(i) As a result of, or in connection with, any ERISA Event that shall have occurred with respect to a Plan, the Borrower or any ERISA Affiliate has incurred or is reasonably expected to incur liability in an amount exceeding, in the aggregate with any amounts applicable under clauses (ii) and (iii) of this Section 7.01(j), $25,000,000;

(ii) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and any ERISA Affiliates as Withdrawal Liability, exceeds, in the aggregate with any amounts applicable under clauses (i) and (iii) of this Section 7.01(j), $25,000,000 or requires payments exceeding $25,000,000 per annum; or

(iii) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and any ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding, in the aggregate with any amounts applicable under clauses (i) and (ii) of this Section 7.01(j), $25,000,000.

(k) Major Project Participants. Any Major Project Participant defaults in the performance of its obligations under the Major Project Contracts to which it is a party and such default continues for 30 days after the occurrence of such default if such default could reasonably be expected to result in a Material Adverse Effect; provided that (i) if such Major Project Participant commences and diligently pursues efforts to cure such default within such 30 day period, and such default is capable of being cured, such Major Project Participant may continue to effect such cure and such default will not be deemed to be an Event of Default for an additional 90 days so long as such Major Project Participant is diligently pursuing such cure or (ii) if such Major Project Participant shall have been replaced (in accordance with the terms hereof) within a reasonable period of time (not to exceed 90 days) after such default, such default will not be deemed to be an Event of Default.

(l) Applicable Permits. The Borrower fails to obtain, renew, maintain or comply with any Applicable Permit, or any Applicable Permit is impaired or ceases to be in full force and effect, and such failure, impairment or cessation could reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall result from the Borrower’s failure to obtain Siting Approval (but an Event of Default may result from any failure to renew or maintain such Siting Approval once obtained).

(m) Abandonment of Project. Construction of all or any material portion of the Project (other than an Excluded Portion) or, from and after Completion, operation of the TrAIL Transmission Line (other than an Excluded Portion) is (a) following commencement of construction on such portion of the Project, suspended for more than 270 consecutive days, as such period shall be extended on a day-for-day basis as a result of an event of force majeure, (b) abandoned or (c) indefinitely deferred (or the Borrower or PJM announces in writing a decision to so suspend, abandon or indefinitely defer the construction of the Project (other than an Excluded Portion).

(n) Affiliates. (i) The Borrower ceases to be (A) a direct, wholly-owned Subsidiary of the Pledgor and (B) an indirect, wholly owned Subsidiary of the Sponsor or (ii) an Affiliate of the Sponsor ceases to be the provider of management services to the Borrower, unless replaced within 90 days by another qualified management services provider reasonably acceptable to the Required Lenders.

(o) Equity Commitments. The Sponsor defaults in the payment of any required Equity Contribution pursuant to the Equity Commitment Agreement when the same becomes due and payable.

(p) Liens. The failure of the Liens created by, or purported to be created by, the Pledge Agreement to be valid and perfected liens on the Collateral, free and clear of all other Liens (other than Permitted Liens).

(q) Major Project Contracts. (i) Any provision of any Major Project Contract ceases to be valid and binding or in full force and effect, or the validity or enforceability of any Major Project Contract is contested by any Major Project Participant, or any Major Project Participant shall deny that it has further liability or obligation under any Major Project Contract, and in each such case, such cessation, contest or denial could reasonably be expected to have a Material Adverse Effect and (ii) the Borrower shall have failed to replace such Major Project Contract within 90 days with a replacement agreement that (A) provides substantially the same goods or services as were provided under the relevant Major Project Contract, excluding any goods or services that are no longer required for the Project, (B) is on terms fair and reasonable to the Borrower, and (C) is in form and substance reasonably satisfactory to the Administrative Agent and (x) after giving effect to such replacement agreement, no Material Adverse Effect could reasonably be expected to occur as a result of the cessation of the relevant Major Project Contract and (y) a Responsible Officer of the Borrower has certified that the conditions in the preceding clauses (A) and (B) have been met.

(r) Financing Documentation. Any material provision of any Financing Document ceases to be valid and binding and in full force and effect (except in accordance with its terms), or the validity or enforceability of any Financing Document is contested in writing by any Loan Party party thereto or any Loan Party party thereto shall deny in writing that it has further liability or obligation under any Financing Document.

Section 7.02 Remedies. Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default with respect to the Borrower described in paragraph (h) of Section 7.01), and at any time thereafter during the continuation of such Event of Default, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Financing Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Financing Document to the contrary notwithstanding, (iii) demand cash collateral pursuant to Section 2.04(j), and (iv) direct the Collateral Agent to exercise the rights and remedies available under the Security Documents, and in the case of any event with respect to the Borrower described in paragraph (h) of Section 7.01, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Financing Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.04(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Financing Document to the contrary notwithstanding.

ARTICLE VIII.

THE AGENTS

Section 8.01 Appointment and Authority.

Each Secured Party hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent and appoints Union Bank of California, N.A. to act on its behalf as the Collateral Agent hereunder and under the other Financing Documents and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent (or any successor to the Administrative Agent pursuant to Section 8.06), the Collateral Agent (or any successor to the Collateral Agent pursuant to Section 8.07) and the Secured Parties, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions.

Section 8.02 Each Agent in its Individual Capacity.

(a) Each Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Secured Party as any other Secured Party and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Secured Party” or “Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or Collateral Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.

(b) Each Secured Party understands that the Person serving as Administrative Agent or Collateral Agent, acting in its individual capacity, and its Affiliates (each, collectively, an “Agent’s Group”) are engaged in a wide range of Activities and may engage in the Activities with or on behalf of the Borrower or its Affiliates. Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower or its Affiliates. Each Secured Party understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower or its Affiliates to perform its or their Obligations hereunder and under the other Financing Documents) which information may not be available to any of the Secured Parties that are not members of such Agent’s Group. None of the Administrative Agent, Collateral Agent nor any member of such Agent’s Group shall have any duty to disclose to any Secured Party or use on behalf of the Secured Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent and Collateral Agent shall deliver or otherwise make available to each Secured Party such documents as are expressly required by any Financing Document to be transmitted by the Administrative Agent or Collateral Agent, respectively, to the Secured Parties.

(c) Each Secured Party further understands that there may be situations where members of an Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Secured Parties (including the interests of the Secured Parties hereunder and under the other Financing Documents). Each Secured Party agrees that no member of an Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent or Collateral Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Secured Party. None of (i) this Agreement nor any other Financing Document, (ii) the receipt by an Agent’s Group of information (including Information) concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower or its Affiliates to perform its or their Obligations hereunder and under the other Financing Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by the Administrative Agent, Collateral Agent or any member of an Agent’s Group to any Secured Party including any such duty that would prevent or restrict such Agent’s Group from acting on behalf of customers (including the Obligors or their Affiliates) or for its own account.

Section 8.03 Duties of Agents; Exculpatory Provisions.

(a) Duties of the Administrative Agent and Collateral Agent hereunder and under the other Financing Documents are solely ministerial and administrative in nature and neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents), and the Collateral Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Administrative Agent (at the written direction of the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents, if such direction is required hereunder or under the other Financing Documents) or the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents) and shall have no duty to take actions or exercise powers hereunder or under the other Financing Documents other than as set forth in any such written direction; provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent, the Collateral Agent or any of their respective Affiliates to liability or that is contrary to any Financing Document or applicable law or if either such Agent receives conflicting directions from any Persons that have the authority to direct it hereunder or under the other Financing Documents. The Collateral Agent shall promptly provide to the Administrative Agent a copy of any written communication or documentation it receives in its capacity as the Collateral Agent hereunder or under the other Financing Documents but shall not be required to provide copies of any such materials to any Lenders.

(b) Each of the Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.02 or 9.10) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Secured Party shall have given notice to such Agent describing such Default and such event or events.

(c) Neither the Administrative Agent, the Collateral Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Financing Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent and Collateral Agent.

Nothing in this Agreement or any other Financing Document shall require the Administrative Agent, the Collateral Agent or any of their Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Secured Party and each Secured Party confirms to the Administrative Agent and Collateral Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent, the Collateral Agent or any of their Related Parties.

Section 8.04 Reliance by Agents.

(a) The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.

(b) In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Secured Party, the Administrative Agent may presume that such condition is satisfactory to such Secured Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Secured Party prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Secured Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

(c) The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower or any other Secured Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of such Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Section 8.05 and Section 9.06 (as though such sub-agents were the “Administrative Agent” or the “Collateral Agent,” as applicable, under the Financing Documents) as if set forth in full herein with respect thereto.

Section 8.06 Resignation of Administrative Agent. The Administrative Agent or any successor Administrative Agent may at any time give notice of its resignation to the Secured Parties and the Borrower, such resignation to be effective upon the appointment of a successor

Administrative Agent as provided in this Section 8.06. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the City and State of New York, or an Affiliate of any such bank with an office in the City and State of New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the departing Administrative Agent gives notice of its resignation (such 30-day period, the “Secured Party Appointment Period”), then on behalf of the Secured Parties, the departing Administrative Agent may appoint a successor Administrative Agent, meeting the qualifications set forth above. In addition and without any obligation on the part of the departing Administrative Agent on behalf of the Lender Parties such departing Administrative Agent may at any time upon or after the end of the Secured Party Appointment Period notify the Borrower and the Secured Parties that no qualifying Person has accepted appointment as its successor and the effective date of such departing Administrative Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the departing Administrative Agent’s resignation shall nonetheless become effective and (i) the departing Administrative Agent shall be discharged from its respective duties and obligations as Administrative Agent, as applicable, hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Secured Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the departing (or departed) Administrative Agent and the departing Administrative Agent shall be discharged from all of its respective duties and obligations as Administrative Agent hereunder or under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the departing Administrative Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 9.06 shall continue in effect for the benefit of such departing Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the departing Administrative Agent was acting as Administrative Agent.

Section 8.07 Resignation of Collateral Agent. The Collateral Agent or any successor Collateral Agent may at any time give notice of its resignation to the Secured Parties and the Borrower, such resignation to be effective upon the appointment of a successor Collateral Agent as provided in this Section 8.07. The Secured Parties may at any time remove the Collateral Agent for or without cause at any time by giving written notice to the Collateral Agent. Upon receipt of any such notice of resignation or removal, or in case the office of the Collateral Agent shall become vacant for any reason, the Secured Parties shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the City and State of New York, or an Affiliate of any such bank with an office in the City and State of New York. If no such successor shall have been so appointed by the Secured Parties and shall have accepted such appointment within 30 days after the departing Collateral Agent gives notice of its resignation, then on behalf of the Secured Parties, the departing Collateral Agent may appoint an interim successor Collateral Agent meeting the qualifications set forth above. Upon the resignation effective date established in such notice, so long as either (x) a successor Collateral Agent has been appointed and accepted such appointment or (y) the Collateral Agent has appointed an interim Collateral Agent, then, in either case, (i) the departing Collateral Agent’s resignation shall become effective, (ii) the departing Collateral Agent shall be discharged from its respective duties and obligations as Collateral Agent, as applicable, hereunder and under the other Financing Documents, subject to the departing Collateral Agent’s compliance and the successor Collateral Agent’s compliance with the requirements below regarding transfer of the Collateral, and (iii) the successor Collateral Agent or (until the Secured Parties appoint a successor, the interim Collateral Agent) shall assume the responsibilities of the Collateral Agent hereunder. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor or interim Collateral Agent shall immediately and without further act succeed to and become vested with all the rights, powers, privileges, duties and obligations of the departing (or departed) Collateral Agent hereunder and under the Financing Documents as if originally named herein and therein and the departing Collateral Agent shall duly assign, transfer and deliver to such successor or interim Collateral Agent all the rights, property, assets and moneys at the time held by the departing Collateral Agent hereunder and under the Financing Documents and shall execute and deliver such proper instruments as may be reasonably necessary or requested to evidence such assignment, transfer and delivery, and the departing Collateral Agent shall be discharged from all of its respective duties and obligations as Collateral Agent hereunder or under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the departing Collateral Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 9.06 shall continue in effect for the benefit of such departing Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the departing Collateral Agent was acting as Collateral Agent.

Section 8.08 Non-Reliance on Administrative Agent, Collateral Agent and Other Lender Parties.

(a) Each Secured Party confirms to the Administrative Agent, the Collateral Agent, each other Secured Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, the Collateral Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Financing Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Financing Documents is suitable and appropriate for it.

(b) Each Secured Party acknowledges that it (i) is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Financing Documents, (ii) has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Financing Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Financing Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, the Collateral Agent any other Secured Party or by any of their respective Related Parties under or in connection with this Agreement or any other Financing Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document.

Section 8.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as book managers, Arrangers, the Syndication Agent or the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, Issuing Bank or as a Lender Party hereunder.

Section 8.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any withholding Tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expense) incurred.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

(a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified at the applicable address set forth in Schedule 9.01, or at such other address as shall be notified in writing (i) in the case of the Borrower, the Administrative Agent and the Required Lenders, to the other parties hereto and (ii) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mail, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02 to be delivered thereunder), when such notice, demand, request, consent or other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Financing Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent at the email address referenced on Schedule 9.01 or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Secured Party to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower in this Agreement and the other Financing Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the Lenders and each Issuing Bank. Such agreements, representations and warranties shall survive the making by the Lenders of the Loans, the execution and delivery of the Financing Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Financing Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, the indemnification and expense reimbursement obligations contained herein (including pursuant to Sections 2.18, 2.20 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the parties hereto and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Secured Party and their respective successors and permitted assigns.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Financing Document without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans and L/C Disbursements at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required:

(1)	for any assignment of a Loan or Commitment to an assignee that is, immediately prior to giving effect to such assignment, (x) a Lender, (y) an Affiliate of a Lender, or (z) an Approved Fund with respect to a Lender (provided that any liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.14 or 2.16 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment); or

(2)	if an Event of Default has occurred and is continuing, for any assignment; and

(B) the Administrative Agent and, in the case of any Revolving Commitment, the Issuing Bank; provided that no consent of the Administrative Agent or the Issuing Bank, as applicable, shall be required:

(1)	for any assignment of a Construction Loan, New Construction Loan, Construction Commitment or New Construction Commitment to an assignee that is, immediately prior to giving effect to such assignment, (x) a Lender, (y) an Affiliate of a Lender, or (z) an Approved Fund with respect to a Lender; or

(2)	for any assignment of a Revolving Loan or Revolving Commitment to an assignee that is, immediately prior to giving effect to such assignment, (x) a Revolving Lender, (y) an Affiliate of a Revolving Lender, or (z) an Approved Fund with respect to a Revolving Lender; and

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least $5,000,000 in the aggregate, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and related Approved Funds shall be aggregated for purposes of determining compliance with such minimum assignment amounts;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the relevant Credit Facility or Credit Facilities;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans and L/C Disbursements at the time owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and the Secured Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this

Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Financing Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v), (vi) or (vii) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Financing Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement and the other Financing Documents (including reasonable and documented out-of-pocket expenses incurred in connection with any action taken by any Agent to render fully valid and enforceable under any applicable laws, rights, liens and priorities of the Secured Parties with respect to Collateral), or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the any Secured Party in connection with the enforcement or protection of their rights in connection with this Agreement and the other Financing Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable and documented fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Arrangers, New York counsel for the Collateral Agent, and any local counsel for the Arrangers that have been approved by the Borrower, if applicable, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of any other counsel for the Arrangers or any Secured Party (but no more than one such counsel for all Secured Parties).

(b) The Borrower agrees to indemnify the Arrangers, each Secured Party and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented outside counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Financing Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any Environmental Claim to the extent related in any way to the Borrower, or (v) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of the Borrower, or, to the extent related in any way to the Borrower, any property at which the Borrower has sent Hazardous Materials for treatment, storage or disposal; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Financing Document, or any investigation made by or on behalf of any Secured Party. All amounts due under this Section shall be payable within 30 days following written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Without limiting or reducing the Borrower’s Obligations, each Lender agrees (i) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder, or if its Commitments shall have expired or been terminated, based on the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower, and (ii) to indemnify and hold harmless each Agent and any of its Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Financing Document or any action taken or omitted by it or any of them under this Agreement or any other Financing Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Agent or any of its Related Parties.

(d) No Indemnitee shall be liable for, and the Borrower hereby agrees not to assert any claim against any Indemnitee, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Financing Documents, the Transactions, any of the transactions contemplated in the Financing Documents or the actual or proposed use of the proceeds of the Loans and the L/C Disbursements.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower, against any and all obligations of the Borrower, now or hereafter existing under this Agreement or any other Financing Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Financing Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have under applicable law and, in the case of rights and remedies relating to the Letters of Credit, applicable rules pertaining to such Letters of Credit.

Section 9.07 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER FINANCING DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of any Secured Party in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Financing Document or consent to any departure by the Borrower, the Pledgor or the Sponsor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower, the Pledgor or the Sponsor in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Financing Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (y) in the case of any other Financing Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or L/C Disbursement without the prior written consent of each Lender directly affected thereby;

(ii) increase or extend any Commitment of any Lender or decrease the Fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii) extend or waive any date for payment of principal of any Loan or reduce the amount due on any such date or extend any date on which payment of interest on any Loan, L/C Disbursement, or any Fee is due, without the prior written consent of each Lender adversely affected thereby;

(iv) amend or modify the provisions of Sections 2.17(b) or 2.17(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v) amend or modify the provisions of this Section or the definitions of the terms “Required Lenders”, “Required Class Lenders” or “Required Construction Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;

(vi) extend the stated expiration date of any Letter of Credit beyond the Maturity Date without the prior written consent of each Lender directly affected thereby;

(vii) release all or substantially all the Collateral without the consent of each Lender;

(viii) amend, modify or waive any provision hereof if such amendment, modification or waiver would by its terms affect the rights or obligations of any Construction Loan Class in a manner different than the other Construction Loan Classes without the prior written consent of the Required Construction Class Lenders of each affected Construction Loan Class; or

(ix) amend, modify or waive any provision hereof if such amendment, modification or waiver would by its terms affect the rights of any Class of Lenders to receive payments hereunder in a manner different than any other Class of Lenders without the prior written consent of the Required Class Lenders of each such affected Class of Lenders;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of such Lender.

(c) Without the consent of any Lender, each of the Borrower, the Pledgor, the Sponsor and the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion) enter into any amendment, modification or waiver of any Financing Document, or enter into any new agreement or instrument, in each case to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to or protect any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law.

(d) If, in connection with any proposed amendment or waiver pursuant to Section 9.08 requiring the consent of “the Required Lenders,” “each Lender,” “such Lender,” “each Lender directly affected thereby” or “each Lender adversely affected thereby,” a Lender does not approve such amendment or waiver pursuant to Section 9.08 and such amendment or waiver would otherwise have been approved but for such Lender’s non-approval (such Lender, a “Non-Consenting Lender”), together with the failure of any other Lender to approve such proposed amendment or waiver under Section 9.08, then the Borrower may elect to replace such Non-Consenting Lender(s) as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) an Eligible Assignee shall agree, as of such date, to purchase for cash, at 100% of the principal amount thereof, the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment or waiver and (iii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including payments due to such Non-Consenting Lender under Sections 2.14, 2.15 and 2.16.

Section 9.09 Dominion Joint Venture. For purposes of determining whether the Borrower is in compliance with representations and warranties, covenants and other provisions hereunder, any properties constituting the Jointly Owned Segment (including properties in which each of the Borrower and Dominion has a joint and undivided interest) will be regarded as if such properties are wholly-owned by the Borrower.

Section 9.10 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such

Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.11 Entire Agreement. This Agreement, the other Financing Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents. Notwithstanding the foregoing, any fee letter between the Borrower and any Agent or Arranger shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Financing Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Financing Documents.

Section 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Financing Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 9.15 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.16 Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Financing Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such federal court. Each of the parties hereto further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to any other party at the address specified for such party on Schedule 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Financing Documents in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents in any New York State or federal court of the United States of America sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.17 Confidentiality; Treatment of Information.

(a) Each of the Secured Parties agrees to maintain the confidentiality of the Information except that Information may be disclosed (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by, as part of normal reporting or review procedures to, any Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to its parent companies, Affiliates or auditors and to any other party hereto (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section), (v) in connection with the exercise of any remedies hereunder or under any other Financing Document, any action or proceeding relating to this Agreement or any other Financing Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which such Secured Party or any of its respective Affiliates may be a party, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (2) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this

Agreement or payments hereunder, (3) to any rating agency, or (4) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrower or (viii) to the extent such Information becomes publicly available other than as a result of a breach of this Section.

(b) Certain of the Secured Parties may enter into this Agreement and take or not take action hereunder or under the other Financing Documents on the basis of information that does not contain material non-public information with respect to any of the Borrower, the Pledgor, the Sponsor or their Subsidiaries (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the Financing Documents on the basis of information that may contain Restricting Information. Each Secured Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Secured Party, by participating in any conversations or other interactions with a Secured Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Secured Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Secured Party has or has not limited its access to Restricting Information, such Secured Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Secured Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to the Borrower, the Pledgor, the Sponsor or a Secured Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Secured Party.

(c) The Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Secured Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Secured Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.17) with respect to the Borrower and its affiliates or their securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Secured Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrower or any Affiliate regarding whether a Communication contains or does not contain material non-public information with respect to any of the Borrower, the Pledgor, or the Sponsor or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to the Borrower, the Pledgor, the Sponsor, any Secured Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Secured Party that may decide not to access Restricting Information. Nothing in this Section 9.17 shall modify or limit a Secured Party’s obligations under Section 9.18 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d) Each Secured Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Secured Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Secured Party’s Administrative Questionnaire. Each Secured Party agrees to notify the Administrative Agent from time to time of such Secured Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e) Each Secured Party acknowledges that Communications delivered hereunder and under the other Financing Documents may contain Restricting Information and that such Communications are available to all Secured Parties generally. Each Secured Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Secured Parties may have access to Restricting Information that is not available to such electing Secured Party. None of the Administrative Agent nor any Secured Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Secured Party or to use such Restricting Information on behalf of such electing Secured Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f) The provisions of the foregoing clauses of this Section 9.17 are designed to assist the Administrative Agent, the Secured Parties and the Borrower in complying with their respective contractual obligations and applicable law in circumstances where certain Secured Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Financing Documents or other information provided to the Secured Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s and its Affiliates’ or Secured Party’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or Secured Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Secured Parties and the Borrower assumes the risks associated therewith.

Section 9.18 Communications.

(a) Delivery.

(i) The Borrower hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Financing Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced on Schedule 9.01. Nothing in this Section shall prejudice the right of the Arrangers, any Secured Party or the Borrower to give any notice or other communication pursuant to this Agreement or any other Financing Document in any other manner specified in this Agreement or any other Financing Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the email address referenced in Schedule 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.

(b) The Approved Electronic Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Approved Electronic Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Approved Electronic Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.19 Posting of Communication.

(a) Each of the Secured Parties and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Secured Parties by posting such Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Secured Parties and the Borrower and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Secured Parties and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Secured Parties and the Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 9.20 Release of Liens. The Administrative Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Financing Documents when all the Obligations (excluding any contingent obligations) are paid in full and all Letters of Credit and Commitments are terminated.

Section 9.21 U.S.A. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the U.S.A. Patriot Act.

Section 9.22 Limitation of Recourse. There shall be full recourse to the Borrower and to all of its assets for the liabilities of the Borrower under this Agreement and the other Financing Documents, but in no event shall the Sponsor or the Pledgor, or any officer, director or holder of any equity interest in a Loan Party be personally liable or obligated for such liabilities and Obligations of the Borrower, except as may be expressly provided in any Financing Document to which the Sponsor or the Pledgor is a party.

Section 9.23 Separateness of the Borrower from Sponsor and its Subsidiaries. Each Lender Party acknowledges and affirms that (i) it has advanced funds to or extended credit on behalf of the Borrower in reliance upon the separateness of the Borrower from the Sponsor and its Subsidiaries (other than the Borrower) and any other Persons and (ii) the Borrower has assets and liabilities that are separate from those of the Sponsor and its Subsidiaries (other than the Borrower) and any other Persons.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

[Signature pages will be circulated separately]

TRANS-ALLEGHENY INTERSTATE LINE COMPANY,
as the Borrower

By:	/s/ Barry E. Pakenham
	Name:	Barry E. Pakenham
	Title	Treasurer

CITIBANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ A. Licata
Name:	A. Licata
Title:	Director

UNION BANK OF CALIFORNIA, N.A.,
as Collateral Agent

By:	/s/ Luis Perez
Name:	Luis Perez
Title:	Vice President

BNP PARIBAS,
as Issuing Bank

By:	/s/ Andrew Platt
Name:	Andrew Platt
Title:	Managing Director

By:	/s/ Timothy Chin
Name:	Timothy Chin
Title:	Director

BNP PARIBAS SECURITIES CORP.,
as Joint Lead Arranger

By:	/s/ Aashish Mohan
Name:	Aashish Mohan
Title:	Director

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger

By:	/s/ A. Licata
Name:	A. Licata
Title:	Director

BANK OF AMERICA, N.A.,
as Documentation Agent and as a Lender

By:	/s/ Jacob Dowden
Name:	Jacob Dowden
Title:	Vice President

THE BANK OF NOVA SCOTIA,
as Syndication Agent and as a Lender

By:	/s/ Thane Rattew
Name:	Thane Rattew
Title:	Managing Director

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Nicholas Bell
Name:	Nicholas Bell
Title:	Director

BNP PARIBAS,
as a Lender

By:	/s/ Timothy Chin
Name:	Timothy Chin
Title:	Director

By:	/s/ Andrew Platt
Name:	Andrew Platt
Title:	Managing Director

COBANK, ACB
as a Lender

By:	/s/ Brett A. Challenger
Name:	Brett A. Challenger
Title:	Vice President

COMMERZBANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Hans J. Scholz
Name:	Hans J. Scholz
Title:	Vice President

By:	/s/ Eli Davis
Name:	Eli Davis
Title:	Assistant Treasurer

Credit Suisse, Cayman Islands Branch,
as a Lender

By:	/s/ Rianka Mohan
Name:	Rianka Mohan
Title:	Vice President

By:	/s/ Christopher Reo Day
Name:	Christopher Reo Day
Title:	Associate

DZ BANK AG DEUTSCHE ZENTRAL-
GENOSSENSCHAFTSBANK, FRANKFURT AM
MAIN, NEW YORK BRANCH, as a Lender

By:	/s/ Steven L. Bissonnette
Name:	Steven L. Bissonnette
Title	First Vice President

By:	/s/ Judson M. Horn
Name:	Judson M. Horn
Title:	Assistant Treasurer

HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ W. Christopher Kohler
Name:	W. Christopher Kohler
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Juan Javallana
Name:	Juan Javallana
Title:	Vice President

MORGAN STANLEY BANK,
as a Lender

By:	/s/ Elizabeth Hendricks
Name:	Elizabeth Hendricks
Title:	Authorized Signatory

NATIONAL CITY BANK
as a Lender

By:	/s/ Susan J. Dimmick
Name:	Susan J. Dimmick
Title:	Senior Vice President

NATIXIS, NEW YORK BRANCH,
as a Lender

By:	/s/ Richard Garcia
Name:	Richard Garcia
Title:	Senior Managing Director

By:	/s/ Anthony Perna
Name:	Anthony Perna
Title:	Director

PNC BANK, N.A.,
as a Lender

By:	/s/ Tracy J. DeCoch
Name:	Tracy, J. DeCoch
Title:	Vice President

UNION BANK OF CALIFORNIA, N.A.,
as a Lender

By:	/s/ John Guilds
Name:	John Guilds
Title:	Vice President

US BANK, N.A.,
as a Lender

By:	/s/ Felicia La Forgia
Name:	Felicia La Forgia
Title:	Senior Vice President

SCHEDULE 1.01(a)

ADDITIONAL FACILITIES

Transmission Project	Description of Additional Facility	Publicly Announced Anticipated or Actual In-Service Date	Estimated or Actual Cost (in millions)
Black Oak Dynamic Response Device (SVC)	This project consists of the installation of a dynamic reactive device at Black Oak Substation.	December 5, 2007	$48.0	[1]
Wylie Ridge Transformers	This project consists of installation of two additional 500/345 kV transformers.	September 9, 2007; December 20, 2007	$14.0	[2]
Meadow Brook Transformer	This project consists of installation of a fourth 500/138kV transformer at Meadow Brook Substation.	May 30, 2008	$8.0
Bedington Transformer	This project consists of installation of a fourth 500/138kV transformer at Bedington Substation.	May 2009	$9.0
Doubs #2, #3, #4 Transformers & Bus upgrades	This project consists of replacing three 500/230 kV transformers at Doubs Substation with larger transformers and upgrading the 230 kV bus.	June 2011	$17.0
North Shenandoah 138/115kV Transformer	This project consists of replacing the existing 138/115 kV transformer with a larger transformer at the North Shenandoah Substation.	May 23, 2008	$2.0
Kammer Transformers	This project consists of the installation of three single phase 750 MVA 765/500 kV autotransformers at the Kammer Substation.	November 2009	$54.0
Qualifying Additional Facilities		TBD	$48.0

The aggregate amount of Additional Facilities costs that constitute Project Costs is $220.0 million, as set forth in the definition of “Project Costs.” Such $220.0 million amount includes $20.0 million of contingency. The amounts allocated to the Additional Facilities set forth in this Schedule I may be increased by allocating any portion of such contingency to those Additional Facilities so long as the Additional Facilities costs do not exceed $220.0 million in the aggregate.

[1]	$44.0 million spent in 2007; the remaining $4.0 million to be incurred in 2008.
[2]	$13.0 million spent in 2007; the remaining $1.0 million to be incurred in 2008.

SCHEDULE 1.01(b)

EXISTING INDEBTEDNESS AND EXISTING LIENS

Existing Indebtedness: Promissory Note dated December 18, 2007, in the amount of $10,000,000.00 from Trans-Allegheny Interstate Line Company, as borrower, to Citibank, N.A., maturing September 12, 2008.

Existing Liens: None.

SCHEDULE 1.01(c)

KNOWLEDGE

Name	Title	Person
Paul J. Evanson	Chairman and Chief Executive Officer	Borrower
Philip L. Goulding	Vice President	Borrower
David M. Feinberg	Vice President and Secretary	Borrower
Barry E. Pakenham	Vice President and Treasurer	Borrower

SCHEDULE 1.01(d)

ALLOCATED LOAN AMOUNTS

(1)	Allocated Prexy Loan Amount: $150,000,000

(2)	Allocated Meadow Brook Loan Amount: $159,000,000

(3)	Allocated Mt. Storm Loan Amount: $192,000,000

(4)	Allocated Virginia Loan Amount: $48,000,000

(5)	Allocated Jointly Owned Segment Loan Amount: $38,000,000

SCHEDULE 2.01

COMMITMENTS

Construction Commitments

Lender	Construction Commitment
Bank of America, N.A.	$35,000,000
The Bank of Nova Scotia	$35,000,000
Barclays Bank PLC	$27,500,000
BNP Paribas	$27,500,000
Citibank, N.A.	$27,500,000
CoBank, ACB	$87,500,000
Commerzbank AG, New York and Grand Cayman Branches	$35,000,000
Credit Suisse, Cayman Islands Branch	$17,500,000
DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, New York Branch	$45,000,000
The Huntington National Bank	$20,000,000
JPMorgan Chase Bank, N.A.	$35,000,000
Morgan Stanley Bank	$17,500,000
National City Bank	$17,500,000
Natixis, New York Branch	$30,000,000
PNC Bank, N.A.	$17,500,000
Union Bank of California, N.A.	$35,000,000
US Bank, N.A.	$20,000,000

Total	$530,000,000

Revolving Commitments

Lender	Revolving Commitment
BNP Paribas	$10,000,000
Citibank, N.A.	$10,000,000

Total	$20,000,000

L/C Issuing Commitments

Lender	L/C Issuing Commitment
BNP Paribas	$20,000,000

SCHEDULE 3.07

GOVERNMENTAL APPROVALS

Description	Agency/Dept.

Portion of TrAIL Transmission Line located in Pennsylvania

Certificate of Public Convenience	Pennsylvania Public Utility Commission

Description	Agency/Dept.

Portion of TrAIL Transmission Line located in West Virginia

Certificate of Public Convenience and Necessity	Public Service Commission of West Virginia

Description	Agency/Dept.

Portion of TrAIL Transmission Line located in Virginia

Certificate of Public Convenience and Necessity	Virginia State Corporate Commission

Description	Agency/Dept.

TrAIL Transmission Line

FERC order pursuant to FPA Section 204	FERC
FERC order pursuant to FPA Section 205	FERC

Description	Agency/Dept.

Mt. Storm Substation to Meadow Brook Substation (Hardy and Hampshire Counties, West Virginia)

Federal Section 10 Permit (should be able to use NWP 12)	U.S. Army Corps of Engineers, Pittsburgh District

Federal Section 404 Permit (should be able to use NWP 12)	U.S. Army Corps of Engineers, Pittsburgh District

FAA Notice of Proposed Construction	Federal Aviation Administration, Eastern Region Office

Approval for Transportation and Utility Systems and Facilities on Federal Lands	Department of the Interior/ Bureau of Land Management/ National Park Service/ Department of Agriculture/US Fish and Wildlife Service/Federal Aviation Administration

Spill Prevention, Control, and Countermeasure (SPCC) Plan	EPA Region III (no submittal required)

Section 401 State Water Quality Certification (may not be req. for NWP 12 or if no discharges)	WVDEP’s Env. Quality Board, U.S. Army Corps of Engineers-

General NPDES Stormwater, Water Pollution Control Permit	West Virginia Department of Environmental Protection “DEP”

Erosion and Sediment Control Plan	Potomac Valley, Monongahela, and Tygart Valley Soil Conservation Districts

State Highway Access Permit	West Virginia Dept. of Transportation, Districts 4, 5, and 8

Public Land Corporation Stream Activity Application	West Virginia Department of Natural Resources

Wire and Cable Installation Permit	CSX Transportation, Inc.

Right-of-Entry for Access to CSX Property	CSX Transportation, Inc.

Hardy County Improvement Location Permit	County Commission of Hardy County

Hampshire Flood Plain Management Permit	Division of Homeland Security and Emergency Mgt

Description	Agency/Dept.

502 Junction Substation to Mt. Storm Substation (Green County, Pennsylvania)

Water Obstruction and Encroachment Permit	PADEP-SW Regional Office, Greene County Conservation Districts, Pennsylvania Fish and Boat Commission, U.S. Army Corps of Engineers

PASPGP-1 or 2	PADEP-SW Regional Office, Greene County Conservation Districts

Submerged Lands License	PADEP-SW Regional Office, Soils and Waterway Section

Section 401 Water Quality Certification	PADEP-SW Regional Office, U.S. Army Corps of Engineers

NPDES Stormwater Permit (PAG-2 or GP-3)	PADEP-SW Regional Office, Greene County Conservation District (also municipal SW permits perhaps)

Erosion and Sediment Control Plan	Greene County Conservation District, PADEP

Section 10 Permit	U.S. Army Corps of Engineers, Pittsburgh District

Section 404 Permit	U.S. Army Corps of Engineers, Pittsburgh District

FAA Notice of Proposed Construction	Federal Aviation Administration

Acts 67 and 68	Affected municipalities and PADEP-SW Regional Office

Pennsylvania Agricultural Land Preservation	PADEP, Greene County Conservation District

State Highway Access Permit	Pennsylvania Dept. of Transportation
502 Junction Substation to Mt. Storm Substation (Monongalia, Preston, Tucker, and Grant Counties, West Virginia)

Federal Section 10 Permit (should be able to use NWP 12)	U.S. Army Corps of Engineers, Pittsburgh District

Federal Section 404 Permit (should be able to use NWP 12)	U.S. Army Corps of Engineers, Pittsburgh District

FAA Notice of Proposed Construction	Federal Aviation Administration, Eastern Region Office

Approval for Transportation and Utility Systems and Facilities on Federal Lands	Department of the Interior/ Bureau of Land Management/ National Park Service/ Department of Agriculture/US Fish and Wildlife Service/Federal Aviation Administration

Spill Prevention, Control, and Countermeasure (SPCC) Plan	EPA Region III (no submittal required)

Section 401 State Water Quality Certification (may not be req. for NWP 12 or if no discharges)	WVDEP’s Env. Quality Board, U.S. Army Corps of Engineers-

General NPDES Stormwater, Water Pollution Control Permit	West Virginia DEP

Erosion and Sediment Control Plan	Potomac Valley, Monongahela, and Tygart Valley Soil Conservation Districts

State Highway Access Permit	West Virginia Dept. of Transportation, Districts 4, 5, and 8

Public Land Corporation Stream Activity Application	West Virginia Department of Natural Resources

Wire and Cable Installation Permit	CSX Transportation, Inc.

Right-of-Entry for Access to CSX Property	CSX Transportation, Inc.

Monongalia County Flood Plain Management Permit	Division of Homeland Security and Emergency Management

Preston County Flood Plain Management Permit	Division of Homeland Security and Emergency Management

Tucker County Flood Plain Management Permit	Division of Homeland Security and Emergency Management

Description	Agency/Dept.

Grant County Flood Plain Management Permit	Division of Homeland Security and Emergency Management
502 Junction Substation to Prexy Substation (Washington and Greene Counties, Pennsylvania)

Water Obstruction and Encroachment Permit	PADEP-SW Regional Office, Washington and Greene Cos. Conservation Districts, Pennsylvania Fish and Boat Commission, U.S. Army Corps of Engineers

PASPGP-1 or 2	PADEP-SW Regional Office, Washington and Greene Cos. Conservation Districts

Submerged Lands License	PADEP-SW Regional Office, Soils and Waterway Section

Section 401 Water Quality Certification	PADEP-SW Regional Office, U.S. Army Corps of Engineers

NPDES Stormwater Permit (PAG-2 or GP-3)	PADEP-SW Regional Office, Washington and Greene County Conservation District (also municipal SW permits perhaps)

Erosion and Sediment Control Plan	Washington and Greene County Conservation District, PADEP

Section 10 Permit	U.S. Army Corps of Engineers, Pittsburgh District

Section 404 Permit	U.S. Army Corps of Engineers, Pittsburgh District

FAA Notice of Proposed Construction	Federal Aviation Administration

Acts 67 and 68	Affected municipalities and PADEP-SW Regional Office

Pennsylvania Agricultural Land Preservation	PADEP, Washington and Greene County Conservation district

State Highway Access Permit	Pennsylvania Dept. of Transportation
Virginia Segment (Frederick and Warren Counties, Virginia)

Federal Section 10 Permit (should be able to use NWP 12)	U.S. Army Corps of Engineers, Norfolk District

Federal Section 404 Permit (should be able to use NWP 12)	U.S. Army Corps of Engineers, Norfolk District

FAA Notice of Proposed Construction	Federal Aviation Administration, Eastern Region Office

Approval for Transportation and Utility Systems and Facilities on Federal Lands	Department of the Interior/ Bureau of Land Management/ National Park Service/ Department of Agriculture/US Fish and Wildlife Service/Federal Aviation Administration

Spill Prevention, Control, and Countermeasure (SPCC) Plan	EPA Region III (no submittal required)

Section 401 State Water Quality Certification (may not be req. for NWP 12 or if no discharges)	Virginia DEQ Valley Regional Office

General Permit for Discharge of Stormwater from Construction Activities	Department of Conservation and Recreation

Virginia Water Protection General Permit for Facilities and Activities of Utility and Public Service Companies	Virginia Department of Environmental Quality

Virginia Erosion and Sediment Control, Laws, Regulations, and Certification Regulation	Department of Conservation and Recreation

Erosion and Sediment Control Plan	Department of Public Works, Frederick County, Virginia

Site Plan Approval for Meadow Brook Substation	Frederick County Planning and Zoning/County Commission

Erosion and Sediment Control Plan	Department of Public Works, Warren County, Virginia

Description	Agency/Dept.

Land Disturbance Permit	Warren County Dept. Building Inspections

Warren County Zoning Permit	Warren County Planning and Zoning/Board of Supervisors
Prexy West 138kV Transmission Line (Washington county, Pennsylvania)

Water Obstruction and Encroachment Permit	PADEP-SW Regional Office, Washington County Conservation Districts, Pennsylvania Fish and Boat Commission, U.S. Army Corps of Engineers

PASPGP-1 or 2	PADEP-SW Regional Office, Washington County Conservation Districts

Submerged Lands License	PADEP-SW Regional Office, Soils and Waterway Section

Section 401 Water Quality Certification	PADEP-SW Regional Office, U.S. Army Corps of Engineers

NPDES Stormwater Permit (PAG-2 or GP-3)	PADEP-SW Regional Office, Washington County Conservation District (also municipal SW permits perhaps)

Erosion and Sediment Control Plan	Washington County Conservation District, PADEP

Section 10 Permit	U.S. Army Corps of Engineers, Pittsburgh District

Section 404 Permit	U.S. Army Corps of Engineers, Pittsburgh District

FAA Notice of Proposed Construction	Federal Aviation Administration

Acts 67 and 68	Affected municipalities and PADEP-SW Regional Office

Pennsylvania Agricultural Land Preservation	PADEP, Washington County Conservation district

State Highway Access Permit	Pennsylvania Dept. of Transportation

Water Obstruction and Encroachment Permit	PADEP-SW Regional Office, Washington County Conservation Districts, Pennsylvania Fish and Boat Commission, U.S. Army Corps of Engineers

PASPGP-1 or 2	PADEP-SW Regional Office, Washington County Conservation Districts

Submerged Lands License	PADEP-SW Regional Office, Soils and Waterway Section

Section 401 Water Quality Certification	PADEP-SW Regional Office, U.S. Army Corps of Engineers

NPDES Stormwater Permit (PAG-2 or GP-3)	PADEP-SW Regional Office, Washington County Conservation District (also municipal SW permits perhaps)

Erosion and Sediment Control Plan	Washington County Conservation District, PADEP

Section 10 Permit	U.S. Army Corps of Engineers, Pittsburgh District

Section 404 Permit	U.S. Army Corps of Engineers, Pittsburgh District

FAA Notice of Proposed Construction	Federal Aviation Administration

Acts 67 and 68	Affected municipalities and PADEP-SW Regional Office

Pennsylvania Agricultural Land Preservation	PADEP, Washington County Conservation district

State Highway Access Permit	Pennsylvania Dept. of Transportation
Prexy East 138 kV Transmission Line (Washington county, Pennsylvania)

Water Obstruction and Encroachment Permit	PADEP-SW Regional Office, Washington County Conservation Districts, Pennsylvania Fish and Boat Commission, U.S. Army Corps of Engineers

Description	Agency/Dept.

PASPGP-1 or 2	PADEP-SW Regional Office, Washington County Conservation Districts

Submerged Lands License	PADEP-SW Regional Office, Soils and Waterway Section

Section 401 Water Quality Certification	PADEP-SW Regional Office, U.S. Army Corps of Engineers

NPDES Stormwater Permit (PAG-2 or GP-3)	PADEP-SW Regional Office, Washington County Conservation District (also municipal SW permits perhaps)

Erosion and Sediment Control Plan	Washington County Conservation District, PADEP

Section 10 Permit	U.S. Army Corps of Engineers, Pittsburgh District

Section 404 Permit	U.S. Army Corps of Engineers, Pittsburgh District

FAA Notice of Proposed Construction	Federal Aviation Administration

Acts 67 and 68	Affected municipalities and PADEP-SW Regional Office

Pennsylvania Agricultural Land Preservation	PADEP, Washington County Conservation district

State Highway Access Permit	Pennsylvania Dept. of Transportation
Prexy South 138 kV Transmission Line (Washington County, Pennsylvania)

Water Obstruction and Encroachment Permit	PADEP-SW Regional Office, Washington County Conservation Districts, Pennsylvania Fish and Boat Commission, U.S. Army Corps of Engineers

PASPGP-1 or 2	PADEP-SW Regional Office, Washington County Conservation Districts

Submerged Lands License	PADEP-SW Regional Office, Soils and Waterway Section

Section 401 Water Quality Certification	PADEP-SW Regional Office, U.S. Army Corps of Engineers

NPDES Stormwater Permit (PAG-2 or GP-3)	PADEP-SW Regional Office, Washington County Conservation District (also municipal SW permits perhaps)

Erosion and Sediment Control Plan	Washington County Conservation District, PADEP

Section 10 Permit	U.S. Army Corps of Engineers, Pittsburgh District

Section 404 Permit	U.S. Army Corps of Engineers, Pittsburgh District

FAA Notice of Proposed Construction	Federal Aviation Administration

Acts 67 and 68	Affected municipalities and PADEP-SW Regional Office

Pennsylvania Agricultural Land Preservation	PADEP, Washington County Conservation district

State Highway Access Permit	Pennsylvania Dept. of Transportation
Mt. Storm Substation to Meadow Brook Substation (Frederick County, Virginia)

Federal Section 10 Permit (should be able to use NWP 12)	U.S. Army Corps of Engineers, Norfolk District

Federal Section 404 Permit (should be able to use NWP 12)	U.S. Army Corps of Engineers, Norfolk District

FAA Notice of Proposed Construction	Federal Aviation Administration, Eastern Region Office

Approval for Transportation and Utility Systems and Facilities on Federal Lands	Department of the Interior/ Bureau of Land Management/ National Park Service/ Department of Agriculture/US Fish and Wildlife Service/Federal Aviation Administration

Spill Prevention, Control, and Countermeasure (SPCC) Plan	EPA Region III (no submittal required)

Description	Agency/Dept.

Section 401 State Water Quality Certification (may not be req. for NWP 12 or if no discharges)	Virginia DEQ Valley Regional Office

General Permit for Discharge of Stormwater from Construction Activities	Department of Conservation and Recreation

Virginia Water Protection General Permit for Facilities and Activities of Utility and Public Service Companies	Virginia Department of Environmental Quality

Virginia Erosion and Sediment Control, Laws, Regulations, and Certification Regulation	Department of Conservation and Recreation

Erosion and Sediment Control Plan	Department of Public Works, Frederick County, Virginia

Site Plan Approval for Meadow Brook Substation	Frederick County Planning and Zoning/County Commission

Proposed Substation Permits

Description	Agency/Dept.

502 Junction Substation

Erosion & Sediment Control Plan	Greene County Cons. Dist. Pennsylvania DEP-S.W. Regional Office

SWPPP/NPDES	Greene County Cons. Dist. Pennsylvania DEP S.W. Regional Office

Preparedness, Prevention & Contingency Plan	Greene County Cons. Dist. Pennsylvania DEP S.W. Regional Office

404/Corps	U.S. Army Corps of Engineers

401 Water Quality Certification	U.S. Army Corps of Engineers

SHPO	PHMC
Prexy Substation

Erosion & Sediment Control Plan	Washington Cons. Dist. Pennsylvania DEP-S.W. Regional Office

SWPPP/NPDES Individual Permit	Washington Cons. Dist. Pennsylvania DEP S.W. Regional Office

Preparedness, Prevention & Contingency Plan	Washington Cons. Dist. Pennsylvania DEP S.W. Regional Office

404/Corps	U.S. Army Corps of Engineers

401 Water Quality Certification	U.S. Army Corps of Engineers

SHPO	PHMC

SCHEDULE 3.15

LIENS

None

SCHEDULE 3.18

ENVIRONMENTAL MATTERS

None

SCHEDULE 5.03

INSURANCE

From the Closing Date (or with respect to the builders all risk policy, not later than 20 days prior to the commencement of significant construction of the substations), the Borrower shall provide or shall cause to be provided by the Construction Contractor, the Borrower, the Borrower’s Affiliates and/or other applicable entities the following insurance on the following terms and conditions during the term of the financing.

1.	General Requirements (Construction and Operation).

(a)	Insurance companies rated A-, X or higher by A.M. Best.

(b)	Carriers authorized to do business in the applicable state.

(c)	Industry standard terms, conditions, limits, deductibles and sublimits acceptable to the Administrative Agent (on the advice of the Insurance Consultant) to the extent not addressed in this Schedule 5.03.

(d)	Favorable non-vitiation and separation of insured wording.

(e)	Borrower and the Collateral Agent (as their interests may apply) as named insured or additional named insured on all first party coverage including builders all risk and property all risk (in each case, to the extent any exposure exists and to the extent coverage is available on commercially reasonable terms in the commercial insurance market).

(f)	Borrower and the Collateral Agent as named insureds or additional insureds on all liability policies except professional liability, workers’ compensation and employer’s liability with respect to the insurance policies provided by the Construction Contractor and (where applicable) the Borrower.

(g)	Borrower as sole loss payee, as its financial interests apply.

(h)	30 days notice of cancellation except non-payment of premium (10 days) and builders all risk policy (no cancellation other than non-payment).

(i)	Waiver of subrogation for the benefit of the Collateral Agent.

(j)	Insurance is primary for the benefit of the Borrower.

(k)	In the event any of the liability insurance policies are provided through a blanket corporate program and are exhausted due to claims from outside the Transactions, the Borrower shall, or shall cause, the limits to be replaced for the benefit of the Transactions.

(l)	In the event any of the insurance required is not available on commercially reasonable terms in the commercial insurance market, a waiver in writing must be requested and will be subject to the approval of the Administrative Agent (on the advice of the Insurance Consultant), with such approval not to be unreasonably withheld, conditioned or delayed.

2.	Builders All Risk Insurance (Construction).

(a)	Project specific policy effective from significant construction of the substations through placement of property all risk policy, including 30 days testing and commissioning (with the option to extend for an additional 30 days).

(b)	Builders all risk form consistent with industry practice.

(c)	Policy to insure all property and equipment and machinery to go into the substations (except transmission lines) and property of others for which the Borrower may be liable.

(d)	Self insurance for transmission lines which conforms with industry practice.

(e)	Transit insurance, including off-site storage, subject to exposure, with a limit sufficient to cover the full replacement value of property in transit in a single conveyance.

(f)	Losses adjusted on a repair or replacement cost basis.

(g)	Builders all risk limit equivalent to full replacement value of all insurable property, subject to the following sublimits:

1)	Removal of Debris: 5% of the insured loss.

2)	Expediting Expense: 5% of the insured loss.

3)	Offsite Property: full replacement cost.

4)	Computer Records: $1,000,000 each and every occurrence.

5)	Pollutant Cleanup: 5% of the insured loss.

6)	Escalation/Inflation: 5% of the policy limit.

7)	Demolition/ICC: 5% of the insured loss.

8)	Accountants’/Professional Services and Legal Costs: 5% of the insured loss, but not more than $500,000.

9)	Firefighting Clause: 5% of the insured loss, but not more than $1,000,000.

10)	Earthquake: at least 25% of total insurable values.

11)	Flood: at least 25% of total insurable values.

(h)	No coinsurance penalties.

(i)	Waiver of subrogation as required by contract.

(j)	Design cover equivalent to LEG 2/96 or better defective design, materials and workmanship clause.

(k)	Permission to operate during construction endorsement.

(l)	Deductibles not to exceed $2,500,000 for physical damage and machinery breakdown.

(m)	No cancellation other than non-payment of premiums.

(n)	50/50 clause on builder’s risk and transit policies.

(o)	Borrower as sole loss payee.

3.	Commercial General Liability (Construction and Operation) (primary and excess may be met through the Construction Contractor and/or the Borrower’s insurance to the extent that the Borrower and the Collateral Agent are endorsed as additional insureds).

(a)	Occurrence policy form or AEGIS or comparable claims-first-made policy form.

(b)	Premises/operations.

(c)	Products/completed operations.

(d)	XCU cover.

(e)	Broad form property damage.

(f)	Contractual liability.

(g)	Personal injury.

(h)	Sudden and accidental pollution (unless insured separately).

(i)	Separation of insured clause.

(j)	Cross liability if multiple named insureds.

(k)	Punitive damages to the extent permitted by law.

(l)	$1,000,000 per occurrence/$2,000,000 aggregate.

4.	Automobile Liability (Construction and Operation).

(a)	Cover all owned, hired and non-owned autos.

(b)	$1,000,000 per occurrence.

(c)	Statutory cover forms, as applicable.

5.	Workers Compensation/Employer’s Liability (Construction and Operation).

(a)	As required by applicable law for workers’ compensation and $1,000,000 for employer’s liability.

6.	Umbrella/Excess Liability (Construction and Operation).

(a)	Excess of commercial general liability, automobile liability and employer’s liability.

(b)	Occurrence policy form or AEGIS or comparable claims made policy form.

(c)	$50,000,000 per occurrence and in the aggregate during construction and $110,000,000 total primary and excess per occurrence and in the aggregate during operations.

7.	Aircraft and Watercraft Liability (Construction and Operation).

(a)	To the extent that exposure exists.

(b)	$10,000,000 limit.

(c)	Fixed wing or rotary aircraft.

(d)	Hired and non-owned if helicopters are contracted for hoisting or delivery of materials to the Project site.

(e)	Including coverage for passengers and crew.

8.	Pollution Liability (Construction and Operation).

(a)	Maintain to the extent covered under the general liability policy.

9.	Professional Liability (to be maintained by the Construction Contractor or material engineer).

(a)	Per contractual obligations.

10.	Property all risk insurance effective on an annual basis starting at expiration of builders all risk policy or commencement of operations, allowing for no gap in coverage (limits in excess of $350,000,000 for physical damage; major sublimits (such as acts of nature and machinery breakdown) are at least $150,000,000 aggregate).

(a)	Property all risk and machinery breakdown insurance (to the extent any exposure exists and to the extent the coverage is available on commercially reasonable terms in the commercial insurance market) on an industry standard policy form.

(b)	If machinery breakdown and physical damage insurance are written on separate policies, joint loss agreement endorsement on each policy.

(c)	Perils to include, but not be limited to, earthquake, flood, windstorm and lightning.

(d)	Policy to insure all property and equipment and machinery to go into the Project and property of others for which the Borrower may be liable, except for transmission lines which may be self insured in accordance with industry practice.

(e)	Transit insurance, as required by exposure, with a limit sufficient to cover the full replacement value of property in transit.

(f)	Losses adjusted on a repair or replacement cost basis.

(g)	All risk limit equivalent to full replacement value of all insurable assets (except the transmission lines) unless an acceptable expected maximum loss study is provided in which case 125% of estimated maximum loss, subject to the following sublimits:

1)	Property at Unscheduled Locations: $5,000,000 each and every occurrence.

2)	Expediting Expense: $5,000,000 each and every occurrence.

3)	Newly Acquired Property: $5,000,000 each and every occurrence.

4)	Rented/Leased Equipment: $5,000,000 each and every occurrence.

5)	Pollutant Cleanup and Removal: 5% of the insured loss, but not more than $2,500,000.

6)	Demolition/ICC: 5% of the insured loss, but not more than $5,000,000.

7)	Earthquake: at least 25% of total insurable values related to the Project.

8)	Flood: at least 25% of total insurable values related to the Project.

9)	Debris removal: 5% of the insured loss.

10)	Escalation clause of 125% of the original limit of liability or replacement cost.

(h)	No coinsurance penalties.

(i)	Waiver of subrogation as required by contract.

(j)	Deductibles to be acceptable to the Administrative Agent on the advice of the Insurance Consultant.

(k)	Borrower as sole loss payee, as its financial interests apply.

(l)	LEG 2/96 or better defective design, materials and workmanship clause.

(m)	Manufacturer warranty clause (to the extent possible).

(n)	Serial loss clause (to the extent possible).

11.	D&O and Corporate Insurance (Crime, Employment Practices, etc.).

(a)	To the extent any exposure exists and in amounts commensurate with industry practice for similar operations in similar locations.

12.	Operator Insurance.

(a)	If not insured as a named insured under the Borrower’s or an Affiliate’s insurance program, the operator shall supply certificates of insurance that evidence commercial general liability, automobile liability, workers compensation, employer’s liability and umbrella liability insurance for the Borrower with limits commensurate with those described in this insurance schedule.

(b)	Collateral Agent to be endorsed as additional insured with a waiver of subrogation permitted in its favor.

13.	Deliverables (Construction and Operation).

(a)	The Borrower shall, on or prior to the Closing Date, deliver to the Collateral Agent and the Administrative Agent, as applicable, the items specified in Section 4.01(n). With respect to the substations, not less than 20 days prior to the commencement of significant construction thereof, the Borrower shall deliver to the Collateral Agent binders and/or certificates of insurance with endorsements evidencing the existence of all insurance required to be maintained as of the applicable date by the Borrower or its Affiliates for the benefit of the Borrower under this Schedule 5.03 and shall deliver to the Administrative Agent a letter from the Borrower’s insurance broker or a certification from a Responsible Officer of the Borrower that the insurance evidenced is in full force and effect, all premiums due are paid to date and that the Borrower is in compliance with the requirements of such insurance.

SCHEDULE 9.01

NOTICE ADDRESSES

All notices, demands, requests, consents and other communications to the Borrower under Section 9.01 shall be sent to the following addresses:

Trans-Allegheny Interstate Line Company

800 Cabin Hill Drive

Greensburg, PA 15601-1689

Attn: Barry E. Pakenham, Vice President and Treasurer

Tel: 724-838-6366

Fax: 724-830-5080

E-mail: bpakenh@alleghenypower.com

with copies to:

Amanda J. Skov, Assistant General Counsel

Tel: 724-838-6166

Fax: 724-838-6177

E-mail: askov@alleghenypower.com

All notices, demands, requests, consents and other communications to the Administrative Agent, the Collateral Agent and the Issuing Bank under Section 9.01 shall be sent to the following addresses:

(1)	Administrative Agent:

Citibank, N.A.,

2 Penns Way, Suite 100

New Castle, DE 1972y

Attn: Vadim Andryeyev

Tel: (302) 323-5934

Fax: (212) 994-0961

E-mail: vadim.andryeyev@citi.com

(2)	Collateral Agent:

Union Bank of California, N.A.

551 Madison Avenue - 11th Floor

New York, NY 10022

Attn: Luis Perez

Tel: (646) 452-2015

Fax: (646) 452-2000

E-mail: Luis.Perez@uboc.com

(3)	Issuing Bank:

BNP Paribas

525 Washington Blvd.

Jersey City, NJ 07310

Attn: Maria Albuquerque, Trade Finance Department

Tel: (201) 850-6761

Fax: (201) 850-4021

E-mail: NYTFStandby@americas.bnpparibas.com

All notices, demands, requests, consents and other communications to the Issuing Bank under Section 9.01 by any telecommunication device (including electronic mail) shall also be delivered to the Issuing Bank in original hard copy by hand, mail or overnight courier service.

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [insert name of Assignor] (the “Assignor”) and [insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all or a portion of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Credit Facilities identified below (including, to the extent included in any such Credit Facilities, any Letter of Credit) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

3. Borrower:	Trans-Allegheny Interstate Line Company

4. Administrative Agent:	Citibank, N.A., as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	The Amended and Restated Credit Agreement, dated as of August 15, 2008,

among the Borrower, the Administrative Agent, Union Bank of California, N.A., as Collateral Agent, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time.

6. Assigned Interest:

Credit Facility[3]	Aggregate Amount of Commitment/ Loans for all Lenders			Amount of Commitment/ Loans Assigned			Percentage Assigned of Commitment/Loans[4]		CUSIP Number (if any)
	$	[	]	$	[	]		%

	$	[	]	$	[	]		%

	$	[	]	$	[	]		%

Effective Date:                                 , 20         [To be inserted by the Administrative Agent and which shall be the Effective Date of recordation of transfer in the register therefor.]

[Signature page follows.]

[3]	Fill in the appropriate terminology for the types of facilities (Construction Facility and/or Revolving Facility) to which the Assigned Interest relates.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Name: Title: ][5]

[Consented to:

TRANS-ALLEGHENY INTERSTATE LINE COMPANY

By:
Name:
Title: ][6]

[5]	To be included only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be included only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Consented to:

BNP PARIBAS,
as Issuing Bank

By:
Name:
Title: ][7]

[7]	To be included only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

Annex 1

to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) the assignment and assumption pursuant hereto complies with the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Financing Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Affiliates or any other person obligated in respect of any Financing Document or (iv) the performance or observance by the Borrower or any other Person of any of such Person’s respective obligations under any Financing Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Financing Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Financing Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) the assignment and assumption pursuant hereto complies with the Credit Agreement and (vi) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. Promissory Notes. On or prior to the Effective Date, (i) the Assignor will deliver to the Administrative Agent the Assignor’s promissory notes, if any, and (ii) the Administrative Agent shall mark the Assignor’s promissory notes “cancelled” and deliver them to the Borrower. On or prior to the Effective Date the Borrower shall, if the Assignee shall so request, execute and deliver to the Administrative Agent new promissory notes evidencing such Assignee’s assigned Loans and Commitments and, if the Assignor has retained Loans and Commitments hereunder and so requests, replacement promissory notes in the principal amount of the Loans and Commitments retained by the Assignor hereunder (any such replacement promissory notes to be in exchange for, but not in payment of, those promissory notes, if any, then held by such Assignor). Each such replacement promissory note shall be dated the date of the predecessor promissory notes. The Assignor shall mark the predecessor promissory notes “exchanged” or “cancelled”, as applicable, and deliver them to the Borrower.

4. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT B-1

BORROWING REQUEST

Date: [            ], 20[    ]

Requested Credit Event Date: [            ], 20[    ]

Citibank, N.A.,

as Administrative Agent

2 Penns Way, Suite 100

New Castle, DE 19720

Attention: Vadim Andryeyev

Facsimile: (212) 994-0961

Citigroup

Infrastructure and Energy Finance

388-390 Greenwich Street

New York, NY 10013

Attention: Anthony Licata

Facsimile: (646) 862-8084

Re:	Trans-Allegheny Interstate Line Company – Borrowing Request

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of August 15, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trans-Allegheny Interstate Line Company, a Maryland and Virginia corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, Union Bank of California, N.A., as Collateral Agent, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time. Capitalized terms used but not otherwise defined in this Borrowing Request shall have the meanings assigned to such terms in the Credit Agreement.

1. Borrowing Request. Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby requests that the Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [            ] (the “Credit Event Date”) (check each that applies):

☐	Revolving Loans:

	(i)	Date of Borrowing:
(which is a Business Day)

B-1-1

	(ii)	Aggregate Amount of Borrowing:[1]

	(iii)	Type of Borrowing:[2]

	(iv)	Interest Period: [3]

☐	Construction Loans:

	(i)	Date of Borrowing:
(which is a Business Day)

	(ii)	Aggregate Amount of Borrowing:[4]

	(iii)	Type of Borrowing:[5]

	(iv)	Interest Period:[6]

[1]

Specify an amount not less than $2,000,000 and in an integral multiple of $1,000,000 (except as otherwise provided in Section 2.02(c) of the Credit Agreement), but in any event not exceeding the aggregate Available Unused Commitments of the Revolving Lenders.

[2]	Specify Eurodollar Borrowing or Base Rate Borrowing.
[3]	This information is only required for a Eurodollar Borrowing.
[4]

Specify an amount not less than $2,000,000 and in an integral multiple of $1,000,000 (except as otherwise provided in Section 2.02(c) of the Credit Agreement), but in any event not exceeding the aggregate Available Unused Commitments of the Construction Lenders.

[5]	Specify Eurodollar Borrowing or Base Rate Borrowing.
[6]	This information is only required for a Eurodollar Borrowing.

B-1-2

2. Certifications. The Borrower hereby certifies to the Lender Parties that the following statements are true and correct as of the date hereof and shall be true and correct as of the proposed Credit Event Date after giving effect to the requested Credit Event:

(a) As of the Credit Event Date, each condition precedent set forth in clauses (d), (e), (f) and (g) of Section 4.02 of the Credit Agreement has been satisfied or waived in accordance with the terms of the Credit Agreement.

(b) At the time of and immediately after the requested Credit Event, no Default or Event of Default has occurred and is continuing or will have occurred and be continuing.

(c) The representations and warranties of the Loan Parties set forth in the Financing Documents are true and correct in all material respects on and as of the Credit Event Date with the same effect as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

[Signature page follows.]

B-1-3

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

TRANS-ALLEGHENY INTERSTATE LINE COMPANY

By:
Name:
Title:

B-1-4

EXHIBIT B-2

INTEREST ELECTION REQUEST

Date: [                    ], 20[    ]

Citibank, N.A.,

as Administrative Agent

2 Penns Way, Suite 100

New Castle, DE 19720

Attention: Vadim Andryeyev

Facsimile: (212) 994-0961

Citigroup

Infrastructure and Energy Finance

388-390 Greenwich Street

New York, NY 10013

Attention: Anthony Licata

Facsimile: (646) 862-8084

Re:	Trans-Allegheny Interstate Line Company – Interest Election Request

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of August 15, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trans-Allegheny Interstate Line Company, a Maryland and Virginia corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, Union Bank of California, N.A., as Collateral Agent, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time. Capitalized terms used but not otherwise defined in this Interest Election Request shall have the meanings assigned to such terms in the Credit Agreement.

1. Interest Election Request. This Interest Election Request relates to the Borrower’s election on the date hereof to (i) continue a Eurodollar Borrowing, (ii) convert a Eurodollar Borrowing or (iii) convert a Base Rate Borrowing on [                    ] (the “Election Effective Date”), as indicated below (check each that applies):

☐ Continuation of Eurodollar Borrowing. Pursuant to Section 2.06 of the Credit Agreement, this Interest Election Request confirms our telephonic election on the date hereof to continue, on the Election Effective Date, the following outstanding Borrowing comprised of Eurodollar Loans, as follows:

(A)	Expiration date of current Interest Period:

B-2-1

(B)	Aggregate amount of outstanding Borrowing:

(C)	Aggregate amount to be continued as Eurodollar Loans:

(D)	Elected Interest Period:

☐ Conversion of Eurodollar Borrowing. Pursuant to Section 2.06 of the Credit Agreement, this Interest Election Request confirms our telephonic election on the date hereof to convert, on the Election Effective Date, the following outstanding Borrowing comprised of Eurodollar Loans to a Borrowing comprised of Base Rate Loans, as follows:

(A)	Expiration date of current Interest Period:

(B)	Aggregate amount of outstanding Borrowing:

(C)	Aggregate amount to be converted to Base Rate Loans:

☐ Conversion of Base Rate Borrowing. Pursuant to Section 2.06 of the Credit Agreement, this Interest Election Request confirms our telephonic election on the date hereof to convert, on the Election Effective Date, the following outstanding Borrowing comprised of Base Rate Loans to a Borrowing comprised of Eurodollar Loans, as follows:

(A)	Aggregate amount of outstanding Borrowing:

(B)	Aggregate amount to be converted to Eurodollar Loans:

(C)	Elected Interest Period:

2. Certifications. The Borrower hereby represents and warrants to the Lender Parties that, as of the date of this Interest Election Request and after giving effect to the continuations or conversions being requested under Section 1 hereof, no Event of Default has occurred and is continuing or will have occurred and be continuing.

B-2-2

IN WITNESS WHEREOF, the Borrower has caused this Interest Election Request to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

TRANS-ALLEGHENY INTERSTATE LINE COMPANY

By:
Name:
Title:

B-2-3

EXHIBIT C

NOTICE OF L/C ACTIVITY

Date: [                    ], 20[    ]

BNP Paribas,

as Issuing Bank

Newport Tower

525 Washington Blvd., Suite 188

Jersey City, NJ 07310

Attention: Maria Albuquerque, Trade Finance Department

Facsimile: (201) 850-4021

Citibank, N.A.,

as Administrative Agent

2 Penns Way, Suite 100

New Castle, DE 19720

Attention: Vadim Andryeyev

Facsimile: (212) 994-0961

Re:	Trans-Allegheny Interstate Line Company – Notice of L/C Activity

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of August 15, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trans-Allegheny Interstate Line Company, a Maryland and Virginia corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, Union Bank of California, N.A., as Collateral Agent, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time. Capitalized terms used but not otherwise defined in this Notice of L/C Activity shall have the meanings assigned to such terms in the Credit Agreement.

1. Request for L/C Activity. Pursuant to Section 2.04 of the Credit Agreement, the Borrower hereby requests that the following Credit Event(s) occur on [                    ] (the “Credit Event Date”) (check each that applies):

☐	Issuance of a Letter of Credit.

(i)	Requested stated amount of Letter of Credit:

(ii)	Requested expiration date of Letter of Credit (including any automatic renewals):

(iii)	Name of beneficiary of Letter of Credit:

(iv)	Address of beneficiary of Letter of Credit:

(v)	Purpose of Letter of Credit:

☐	Amendment to a Letter of Credit to increase the stated amount thereof.

(i)	Number of Letter of Credit to be amended:

(ii)	Current stated amount of Letter of Credit:

(iii)	Expiration date of Letter of Credit (including any automatic renewals):

(iv)	Requested Letter of Credit stated amount increase:

☐	Extension of a Letter of Credit.

(i)	Number of Letter of Credit to be extended:

(ii)	Stated amount of Letter of Credit:

(iii)	Current expiration date of Letter of Credit (including any automatic renewals):

(iv)	Requested Letter of Credit expiration date extension (including any automatic renewals):

Upon request, the Borrower will make available any other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.

2. Certifications. The Borrower hereby certifies to the Lender Parties that the following statements are true and correct as of the date hereof and shall be true and correct as of the proposed Credit Event Date after giving effect to the requested Credit Event:

(a) As of the Credit Event Date, each of the conditions precedent specified in clauses (d), (e), (f) and (g) of Section 4.02 of the Credit Agreement has been satisfied or waived in accordance with the terms of the Credit Agreement.

(b) At the time of and immediately after the requested Credit Event, no Default or Event of Default has occurred and is continuing or will have occurred and be continuing.

(c) The representations and warranties of the Loan Parties set forth in the Financing Documents are true and correct in all material respects on and as of the Credit Event Date with the same effect as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).1

(d) After giving effect to the proposed Credit Event, (i) the total Revolving Facility Exposure of all Lenders shall not exceed the total Revolving Commitments of all Lenders and (ii) the aggregate available amount of all Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s L/C Issuing Commitment.

[Signature page follows.]

[1]	This certification is not required in connection with an amendment, extension or renewal of a Letter of Credit that does not result in any increase in the stated amount thereof.

IN WITNESS WHEREOF, the Borrower has caused this Notice of L/C Activity to be duly executed and delivered by a Responsible Officer of the Borrower as of the date first written above.

TRANS-ALLEGHENY INTERSTATE LINE COMPANY

By:
Name:
Title

EXHIBIT D

SUBORDINATION TERMS

All existing and future Indebtedness incurred by the Borrower under clause (h) of the definition of “Permitted Debt” shall be subject to the following terms and conditions, which shall be incorporated in a written agreement between the Borrower and the Person(s) to which any such Indebtedness is owed:

(a) Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement. For purposes of these terms of subordination (these “Subordination Terms”):

“Paid in Full” and “Payment in Full” shall mean, in respect of the Senior Debt, the payment in full in cash of all Senior Debt, other than any indemnity and similar obligations which expressly survive termination of the Financing Documents.

“Senior Debt” shall mean the Obligations.

“Subordination Period” shall mean the period from the Closing Date until the date on which (i) all Senior Debt has been Paid in Full, (ii) all Commitments and other obligations of the Secured Parties have terminated and (iii) all Letters of Credit have been cancelled, terminated or cash collateralized in accordance with Section 2.04(j) of the Credit Agreement.

(b) The Borrower (hereafter the “Debtor”), for itself, its successors and assigns, covenants and agrees, and each holder of the Indebtedness evidenced by [Describe subordinated debt documentation] (“Subordinated Debt”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Subordinated Debt is hereby expressly subordinated, to the extent and in the manner herein set forth, at all times during the Subordination Period, to the prior Payment in Full of all Senior Debt. The subordination provisions set forth herein shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions as a third party beneficiary.

(c) During the Subordination Period, the Debtor shall not, directly or indirectly, make or agree to make any payment (in cash or property, by set-off or otherwise) of or on account of, or any redemption or purchase of, any Subordinated Debt (or any Indebtedness subordinated thereto), and no such payment, redemption or purchase shall be asked, demanded or sued for or otherwise taken, accepted or received by any holder of Subordinated Debt, in cash, by set-off or in any other manner, unless (A) Completion shall have occurred, (B) no Default or Event of Default shall have occurred and be continuing at the time of such proposed payment, redemption or purchase and (C) the amount of such payment, redemption or purchase is permitted to be distributed at the time of the proposed payment, redemption or purchase under Section 6.08 of the Credit Agreement and such payment, redemption or purchase is made from such distributed amount.

(d) Upon (i) any acceleration of the principal amount due on any Subordinated Debt or (ii) any payment or distribution of assets of the Debtor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Debtor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or similar proceedings, then and in any such event all principal and interest and all other amounts due or to become due upon all Senior Debt (including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the Financing Documents whether or not such interest is an allowed claim in such proceeding) shall first be Paid in Full and the Subordination Period shall have ended before any holder of Subordinated Debt shall be entitled to retain any assets so paid or distributed in respect of the Subordinated Debt (for principal, interest or otherwise), and, upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Debtor of any kind or character, whether in cash, property or securities, to which the holders of the Subordinated Debt would be entitled, except as otherwise provided herein, shall be paid by the Debtor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person, corporation, partnership or other entity making such payment or distribution, or by the holders of the Subordinated Debt if received by them, to the Administrative Agent for distribution to the holders of Senior Debt or their representatives, to the extent necessary to pay all Senior Debt in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt, before any payment or distribution is made to the holders of the Subordinated Debt.

(e) The holders of the Subordinated Debt irrevocably authorize and empower (without imposing any obligation on) each holder of Senior Debt and such holder’s representatives, under the circumstances set forth in paragraph (d) above, to demand, sue for, collect and receive every such payment or distribution described therein and give acquittance therefor, to file claims and proofs of claims in any statutory or nonstatutory proceeding, to vote such Senior Debt holder’s ratable share of the full amount of the Subordinated Debt in its sole discretion in connection with any resolution, arrangement, plan of reorganization, compromise, settlement or extension and to take all such other action (including, without limitation, the right to participate in any composition of creditors and the right to vote such Senior Debt holder’s ratable share of the Subordinated Debt at creditors’ meetings for the election of trustees, acceptances of plans and otherwise), in the name of the holders of the Subordinated Debt or otherwise, as such Senior Debt holder or its representatives may deem necessary or desirable for the enforcement of these Subordination Terms. The holders of the Subordinated Debt shall execute and deliver to each holder of Senior Debt and such Senior Debt holder’s representatives all such further instruments confirming the foregoing authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and shall take all such other actions as may be requested by such holder of Senior Debt or such holder’s representatives in order to enable such holder or such representative to enforce all claims upon or in respect of such holder’s ratable share of the Subordinated Debt.

(f) If any payment not permitted under these Subordination Terms is received by any holder of Subordinated Debt on account of the Subordinated Debt during the Subordination Period, such payment shall not be commingled with any asset of such holder of Subordinated Debt, shall be held in trust by such holder of Subordinated Debt for the benefit of holders of Senior Debt and shall be paid over to the Administrative Agent, or its designated representative, for application (in accordance with the Financing Documents) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is Paid in Full.

(g) During the Subordination Period, unless otherwise permitted under these Subordination Terms, no holder of the Subordinated Debt shall, without the prior written consent of all of the holders of Senior Debt, have any right to demand payment of, accelerate the maturity of, or otherwise enforce any right or remedy, either at law or in equity, in respect of any Subordinated Debt or commence or prosecute any action thereon during the Subordination Period.

(h) During the Subordination Period, no holder of Subordinated Debt shall, without the prior written consent of all the holders of Senior Debt, agree to any amendment, modification or supplement to the Subordinated Debt, the effect of which is to (i) increase the maximum principal amount of the Subordinated Debt or increase the rate of interest on any of the Subordinated Debt, (ii) shorten the dates upon which payments of principal or interest on the Subordinated Debt are due, (iii) change in a manner adverse to the Debtor or add any event of default or add or make more restrictive any covenant with respect to the Subordinated Debt (or the Financing Documents), (iv) change the redemption, prepayment or put provisions of the Subordinated Debt, (v) subordinate the Subordinated Debt to any other debt, (vi) alter the repayment terms of the Subordinated Debt in a manner adverse to the Debtor or (vii) take any liens on any collateral.

(i) During the Subordination Period, any liens of holders of Subordinated Debt in the Collateral which may exist in breach of each Subordinated Debt holder’s agreement pursuant to clause (vii) of the preceding subsection (h) or subsection (j) of these Subordination Terms shall be and hereby are subordinated for all purposes and in all respects to the liens of Collateral Agent in the Collateral, regardless of the time, manner or order of perfection of any such liens. In the event that any holder of Subordinated Debt obtains any liens in the Collateral in violation of clause (vii) of the preceding subsection (h) or subsection (j) of these Subordination Terms, holders of Subordinated Debt (i) shall (or shall cause their agent) to promptly execute and/or deliver to the Collateral Agent such termination statements and releases as the Collateral Agent shall request to effect the release of the liens of such holder of Subordinated Debt in such Collateral and (ii) shall be deemed to have authorized the Collateral Agent to file any and all termination statements required by the Collateral Agent in respect of such liens. In furtherance of the foregoing, each holder of Subordinated Debt hereby irrevocably appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such holder of Subordinated Debt and in the name of such holder of Subordinated Debt or otherwise, to execute and deliver any document or instrument which such holder of Subordinated Debt may be required to deliver pursuant to this subsection (i).

(j) During the Subordination Period, no holder of Subordinated Debt shall, and no such holder shall encourage any other party to, contest the validity, perfection, priority or enforceability of the Senior Debt or the Liens in the Collateral granted to the Collateral Agent pursuant to the Financing Documents or accept or take any collateral security for the Subordinated Debt.

(k) During the Subordination Period, no holder of the Subordinated Debt shall, without the prior written consent of all of the holders of the Senior Debt, commence or join with any other person, corporation, partnership or other entity in commencing any proceeding against the Debtor or any other person, corporation, partnership or other entity with respect to the Subordinated Debt under any bankruptcy, reorganization, readjustment of debt, dissolution, receivership, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction, nor shall any holder of the Subordinated Debt, without the prior written consent of all of the holders of Senior Debt, participate in any assignment for benefit of creditors, compositions or arrangements with respect to the Debtor’s obligations with respect to the Subordinated Debt.

(l) During the Subordination Period, no holder of Subordinated Debt shall sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Debt unless prior to the consummation of any such action, the transferor and transferee thereof shall execute and deliver to the Administrative Agent a joinder to these Subordination Terms, or an agreement substantially identical to these Subordination Terms, in either case providing for the continued subordination and forbearance of the Subordinated Debt to the Senior Debt as provided herein and for the continued effectiveness of all of the rights of the Secured Parties arising under these Subordination Terms. Notwithstanding the failure to execute or deliver any such agreement or appoint any such agent, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Debt, and the Subordination Terms shall be binding upon the successors and assigns of each holder of Subordinated Debt.

(m) During the Subordination Period, no payment or distribution to any holder of Senior Debt pursuant to the provisions hereof shall entitle the holders of Subordinated Debt to exercise any right of subrogation in respect thereof. After the Subordination Period, the holders of the Subordinated Debt shall be subrogated (equally and ratably with the holders of all indebtedness of the Debtor that by its express terms is subordinated to Senior Debt to the same extent as the Subordinated Debt is subordinated and that is entitled to like rights of subrogation) to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Debtor made on the Senior Debt until the Subordinated Debt shall be paid in full; provided that nothing herein contained shall be intended to assign or grant to any holder of Subordinated Debt, or subrogate any such holder to, any right of a holder of Senior Debt as a mortgagee, secured party or other lien or pledgeholder of any property of the Debtor that secures any Senior Debt.

(n) The above provisions are not intended to impair as between the Debtor, its creditors other than the holders of Senior Debt, and the holders of the Subordinated Debt, the obligation of the Debtor, which is absolute and unconditional, to pay to the holders of the Subordinated Debt, as and when the same shall become due and payable in accordance with its terms, principal and interest thereon, subject to the rights of the holders of Senior Debt as provided in these Subordination Terms, or to affect the relative rights of the holders of the Subordinated Debt and creditors of the Debtor other than the holders of Senior Debt.

(o) Application of these Subordination Terms to the Subordinated Debt, the subordination effected thereby and the rights of the holders of the Senior Debt shall not be affected by (i) any amendment of or addition or supplement to any Financing Document or any Senior Debt or any instrument or agreement relating thereto or providing collateral security for any Senior Debt, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of any Financing Document or any Senior Debt or any instrument or agreement relating thereto, or any release of any collateral securing any Senior Debt, or (iii) any waiver, consent, release, indulgence, extension, renewal, modification, delay or any other action, inaction or omission in respect of any Financing Document or any Senior Debt or any instrument or agreement relating thereto or providing collateral security for any Senior Debt, in each case, whether or not any holders of any Subordinated Debt shall have had notice or knowledge of any of the foregoing.

(p) Each and every right, remedy and power granted to the Secured Parties hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted herein, in the Financing Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by the Secured Parties, from time to time, concurrently or independently and as often and in such order as the Secured Parties may deem expedient. Any failure or delay on the part of the Secured Parties in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect the Secured Parties’ right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of the Secured Parties’ rights hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

(q) The following provision shall at all times be part of each instrument or debt security evidencing or representing any Subordinated Debt:

“The principal of and interest on the indebtedness evidenced hereby are postponed, subordinated and junior in right of payment to certain “Senior Debt,” as defined in the [identify these Subordination Terms], on the terms set forth in such Subordination Terms. The provisions of such Subordination Terms used therein are hereby incorporated herein as if set forth at length herein. Each subsequent holder and transferee hereof shall be bound, to the extent of its interest herein, by the obligations set forth in such provisions applicable to a holder hereof.”

(r) Notwithstanding anything to the contrary in these Subordination Terms or the agreement into which they are incorporated, these Subordination Terms may be waived, modified, amended or otherwise changed only if and as set forth in a written agreement signed by the parties hereto and all of the holders of Senior Debt.

(s) Each holder of Subordinated Debt, at any time after its execution and delivery of these Subordination Terms, shall, promptly upon the request of the Administrative Agent or the Collateral Agent and at the Debtor’s expense, execute and deliver such further documents and do such further acts as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of these Subordination Terms.

(t) The Debtor shall furnish to the Administrative Agent, upon demand, a statement of the Indebtedness owing from the Debtor to the holders of Subordinated Debt, and shall give the Administrative Agent access to the books of the Debtor in accordance with the Credit Agreement so that the Administrative Agent can make a full examination of the status of such Indebtedness.

(u) These Subordination Terms shall be governed by, and construed in accordance with, the laws of the State of New York.

(v) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to these Subordination Terms, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any third party beneficiary may bring any action or proceeding relating to these Subordination Terms in any court of competent jurisdiction.

(w) Each party hereto, for itself and its successors and assigns, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to these Subordination Terms in any New York State court or federal court of the United States of America sitting in New York County and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(x) Each party hereto, for itself and its successors and assigns, hereby irrevocably and unconditionally waives any right to trial by jury of any action, claim, demand or proceeding arising under or with respect to these Subordination Terms or in any way connected with, related to or incidental to the dealings between them with respect to these Subordination Terms or the transactions related thereto, in each case whether now existing or hereafter arising and whether sounding in contract, tort or otherwise.

EXHIBIT E-1

CONSTRUCTION NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York
Date: [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, TRANS-ALLEGHENY INTERSTATE LINE COMPANY, a Maryland and Virginia corporation (the “Borrower”), hereby unconditionally promises to pay to [                    ] (the “Construction Lender”) or its registered assigns, at the office of Citibank, N.A., at 2 Penns Way, Suite 100, New Castle, Delaware 19720, in lawful money of the United States and in immediately available funds, on the Maturity Date, the principal amount of (a) $[            ], or, if less, (b) the aggregate unpaid principal amount of all Construction Loans made by the Construction Lender under the Amended and Restated Credit Agreement, dated as of August 15, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Citibank, N.A., as Administrative Agent, Union Bank of California, N.A., as Collateral Agent, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time. The principal amount shall also be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this promissory note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Construction Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Construction Loan.

This Note (a) is one of the promissory notes relating to Construction Loans referred to in the Credit Agreement, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Security Documents. Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

E-1-1

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

TRANS-ALLEGHENY INTERSTATE LINE COMPANY

By:
Name:
Title:

E-1-2

Schedule A

to Exhibit E-1

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

E-1-3

Schedule B

to Exhibit E-1

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

E-1-4

EXHIBIT E-2

REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York
Date: [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, Trans-Allegheny Interstate Line Company, a Maryland and Virginia corporation (the “Borrower”), hereby unconditionally promises to pay to [                    ] (the “Revolving Lender”) or its registered assigns, at the office of Citibank, N.A., at 2 Penns Way, Suite 100, New Castle, Delaware 19720, in lawful money of the United States and in immediately available funds, on the Maturity Date, the principal amount of (a) $[            ], or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Revolving Lender to the Borrower under the Amended and Restated Credit Agreement, dated as of August 15, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Citibank, N.A., as Administrative Agent, Union Bank of California, N.A., as Collateral Agent, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time. The principal amount shall also be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this promissory note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the promissory notes relating to Revolving Loans referred to in the Credit Agreement, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured as provided in the Security Documents. Reference is hereby made to the

E-2-1

Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

TRANS-ALLEGHENY INTERSTATE LINE COMPANY

By:
Name:
Title:

E-2-2

Schedule A

to Exhibit E-2

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

E-2-3

Schedule B

to Exhibit E-2

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

E-2-4

EXHIBIT F

CERTIFICATE OF NON-U.S. LENDER

Date: [                    ], 20[    ]

Citibank, N.A.,

as Administrative Agent

2 Penns Way, Suite 100

New Castle, DE 19720

Attention: Vadim Andryeyev

Facsimile: (212) 994-0961

Trans-Allegheny Interstate Line Company

c/o Allegheny Energy, Inc.

800 Cabin Hill Drive

Greensburg, PA 15601

Attention: Barry E. Pakenham

Facsimile: (724) 830-5080

Re:	Trans-Allegheny Interstate Line Company – Certificate of Non-U.S. Lender

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of August 15, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trans-Allegheny Interstate Line Company (the “Borrower”), Citibank, N.A., as Administrative Agent, Union Bank of California, N.A., as Collateral Agent, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time. Capitalized terms used but not otherwise defined in this Certificate of Non-U.S. Lender shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

[Insert name of institution] (the “Non-U.S. Lender”) is providing this Certificate of Non-U.S. Lender pursuant to subsection 2.16(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans (and any promissory note(s) evidencing such Loans) in respect of which it is providing this Certificate of Non-U.S. Lender.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Non-U.S. Lender.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

EXHIBIT G

SOLVENCY CERTIFICATE

[                    ], 2008

This Solvency Certificate is furnished pursuant to Section 4.01(f)(ii) of the Amended and Restated Credit Agreement, dated as of August 15, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trans-Allegheny Interstate Line Company (the “Borrower”), Citibank, N.A., as Administrative Agent, Union Bank of California, N.A., as Collateral Agent, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank, The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies, on behalf of the Borrower, in his capacity as a Financial Officer thereof, and not in his individual capacity, as follows:

1. I have reviewed the provisions of the Financing Documents which are relevant to the furnishing of this Solvency Certificate, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

2. Based upon my review and examination described in paragraph 1 above, I certify that as of the date hereof, immediately after giving effect to the transactions to occur on the Closing Date and immediately following the occurrence of the Credit Event to occur on the Closing Date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower, (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of the Borrower on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted on the date hereof and is proposed to be conducted after the date hereof.

[Signature page follows.]

G-1

IN WITNESS WHEREOF, the undersigned, a Financial Officer of the Borrower, has duly executed and delivered this Solvency Certificate as of the date first written above.

Name:
Title:

G-2

EXHIBIT H-1

INSURANCE CONSULTANT’S CERTIFICATE

[                    ], 2008

Citibank, N.A.,

as Administrative Agent

2 Penns Way, Suite 100

New Castle, DE 19720

Re:	Trans-Allegheny Interstate Line Company – Insurance Consultant’s Certificate

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Moore-McNeil, LLC (the “Insurance Consultant”), hereby provides this letter to you in accordance with Section 4.01(m)(ii) of the Amended and Restated Credit Agreement, dated as of August 15, 2008 (the “Credit Agreement”), among Trans-Allegheny Interstate Line Company, a Maryland and Virginia corporation (the “Borrower”), Citibank, N.A., as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), Union Bank of California, N.A., as Collateral Agent (together with any successor collateral agent, the “Collateral Agent”), Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, BNP Paribas, as Issuing Bank (together with any successor issuing banks, the “Issuing Bank”), The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time (the “Lenders,” and collectively with the Administrative Agent, the Collateral Agent and the Issuing Bank, the “Secured Parties”). Capitalized terms used but not otherwise defined in this Insurance Consultant’s Certificate shall have the meanings assigned to such terms in the Credit Agreement.

The Insurance Consultant acknowledges that pursuant to the Credit Agreement, the Lenders and the Issuing Bank will be providing financing to the Borrower and in so doing will be relying on this Insurance Consultant’s Certificate and the Insurance Consultant’s report titled “Insurance Report Issued in connection with the TrAIL Transmission Line and Additional Facilities,” dated August 11, 2008 (the “Insurance Consultant’s Report”).

H-1-1

The Insurance Consultant hereby certifies to the Secured Parties as follows:

1. Attached hereto as Annex I is a true, correct and complete copy of the Insurance Consultant’s Report. The Insurance Consultant’s Report represents the Insurance Consultant's professional opinion as of the date thereof. The Insurance Consultant’s Report was made in good faith and in accordance with generally accepted consulting practices.

2. All insurance required to be obtained by the Borrower as of the Closing Date pursuant to and in accordance with Schedule 5.03 of the Credit Agreement (collectively, the “Insurance Requirements”), has been obtained and is in full force and effect, and such policies are (i) underwritten by acceptable insurance carriers, (ii) sufficient for insurable risk associated with the Project, (iii) typical for undertakings similar to the Project, and (iv) otherwise in compliance with the Insurance Requirements.

3. Attached hereto as Annex II are binders or certificates of insurance for all insurance that is required to be maintained as of the Closing Date by the Borrower or its Affiliate(s) for the benefit of the Borrower pursuant to the Insurance Requirements.

4. To the best of the Insurance Consultant’s knowledge, as of the date hereof, the evaluations, estimates, projections, conclusions and recommendations contained in the Insurance Consultant’s Report are accurate and complete in all material respects.

5. Since the date of the Insurance Consultant’s Report, nothing has come to the Insurance Consultant’s attention that would cause it to change the Insurance Consultant’s Report.

The Insurance Consultant confirms that the Secured Parties shall be permitted to rely on this Insurance Consultant’s Certificate and, subject to the terms and conditions contained in the Insurance Consultant’s Report applicable to reliance thereon by such parties, to rely on the Insurance Consultant’s Report.

This letter is not legal advice or a legal opinion, nor shall any statement made herein be deemed to be relied upon as advice. This letter is not to be construed as a warranty or guaranty that the insurance currently in force or required to be in full force will remain in full force and effect. This letter is delivered solely for the use of the Secured Parties.

IN WITNESS WHEREOF, the Insurance Consultant has caused this Insurance Consultant’s Certificate to be duly executed and delivered by an authorized officer of the Insurance Consultant as of the date first above written.

Respectfully submitted,

MOORE-McNEIL, LLC

By:
Name:
Title:

H-1-2

ANNEX I

Insurance Consultant’s Report

(See Separate Attachment)

H-1-3

ANNEX II

Insurance Coverage Binders or Certificates of Insurance

(See Separate Attachments)

H-1-4

EXHIBIT H-2

INDEPENDENT ENGINEER’S CERTIFICATE

[LETTERHEAD OF INDEPENDENT ENGINEER]

[            ], 2008

Citibank, N.A.,

as Administrative Agent

2 Penns Way, Suite 100

New Castle, DE 19720

Re:	Trans-Allegheny Interstate Line Company – Independent Engineer’s Certificate

Ladies and Gentlemen:

The undersigned, a duly authorized officer of R.W. Beck, Inc. (the “Independent Engineer”), hereby provides this letter to you in accordance with Section 4.01(m)(i) of the Amended and Restated Credit Agreement, dated as of August 15, 2008 (the “Credit Agreement”), among Trans-Allegheny Interstate Line Company, a Maryland and Virginia corporation (the “Borrower”), Citibank, N.A., as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), Union Bank of California, N.A., as Collateral Agent (together with any successor collateral agent, the “Collateral Agent”), Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers (the “Arrangers”), BNP Paribas, as Issuing Bank (together with any successor issuing banks, the “Issuing Bank”), The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the Lenders party thereto from time to time (the “Lenders,” and collectively with the Administrative Agent, the Collateral Agent and the Issuing Bank, the “Secured Parties”).

The Independent Engineer acknowledges that pursuant to the Credit Agreement, the Lenders and the Issuing Bank will be providing financing to the Borrower and in so doing will be relying on this Independent Engineer’s Certificate and the Independent Engineer’s report titled “Independent Engineer’s Report, TrAIL Transmission Line and Certain Other Facilities,” dated August 15, 2008 (the “Independent Engineer’s Report”).

The Independent Engineer’s Report was prepared pursuant to the scope of services under our Professional Services Agreement with the Borrower and those services were provided in accordance with generally accepted engineering practices.

In connection with the preparation of the Independent Engineer’s Report, personnel of the Independent Engineer have participated in meetings or telephone discussions with representatives of the Borrower and affiliates thereof, counsel to the Borrower, the Administrative Agent, counsel to the Administrative Agent, and the Arrangers in regard to the TrAIL Transmission Line and certain other facilities located in Pennsylvania, West Virginia and Virginia (the “Project”).

The Independent Engineer certifies to the Secured Parties that (i) attached hereto as Exhibit A is a copy of the Independent Engineer’s Report, (ii) the Independent Engineer’s Report represents the Independent Engineer’s professional opinion as of the date thereof and (iii) the Independent Engineer’s Report was prepared in accordance with generally accepted consulting practices. Further, the Independent Engineer confirms to the Secured Parties, to the best of its knowledge, as of the date of the Independent Engineer’s Report, the evaluations, estimates, projections, conclusions and recommendations contained in the Independent Engineer’s Report.

For purposes of this Independent Engineer’s Certificate, the Independent Engineer has, at the request of the Administrative Agent and the Arrangers, carried out certain limited procedures for the period commencing [                    ], 2008 [the day after the date of the Report] and ending on [                    ], 2008 [the date of this certificate], consisting solely of the making of inquiries of the Borrower and affiliates thereof, and [all principal Project participants which have provided us with verification letters which include bring-down statements], as to whether there has been any material change in the information provided by them, and upon which the Independent Engineer relied, for purposes of the Independent Engineer’s Report. These procedures would not be sufficient under generally accepted engineering practices to enable the Independent Engineer to express an opinion as to the matters covered by the Independent Engineer’s Report and would not necessarily reveal matters of significance with respect to the statement in the last sentence of this paragraph. The Independent Engineer, therefore, expresses no opinion as to the matters covered by the Independent Engineer’s Report as of any date subsequent to the date of the Independent Engineer’s Report and makes no representations as to the sufficiency of the foregoing procedures for the Administrative Agent’s and the Arrangers’ purposes. Nothing has come to the attention of the Independent Engineer as a result of the foregoing procedures, however, that caused the Independent Engineer to believe that, as of the date to which the procedures were carried out, the opinions of the Independent Engineer set forth in the Independent Engineer’s Report were not correct.

This Independent Engineer’s Certificate is solely for the information of, and assistance to, the Secured Parties in conducting and documenting their investigation of the matters covered by the Independent Engineer’s Report in connection with the Project and is not to be used, circulated, quoted, or otherwise referred to within or without the lending group for any other purpose, nor is it to be referred to in whole or in part in any other document, except that reference may be made to it in the above-mentioned Credit Agreement and it may be included and referred to in the syndication materials provided to the prospective lenders and the closing documents pertaining to the Project.

The Independent Engineer confirms that the Secured Parties shall be permitted to rely on this Independent Engineer’s Certificate and, subject to the terms and conditions contained in the Independent Engineer’s Report applicable to reliance thereon by such parties, to rely on the Independent Engineer’s Report. The Independent Engineer disclaims any obligation to update this Independent Engineer’s Certificate. This Independent Engineer’s Certificate is not intended to, and may not, be relied upon by any party other than the Secured Parties.

Ohmstede- First Lien Credit Agreement

Very truly yours,

R.W. BECK, INC.

By:
Name:
Title:

Ohmstede- First Lien Credit Agreement

EXHIBIT A

Independent Engineer’s Report

(See Attached)

Ohmstede- First Lien Credit Agreement